   As filed with the Securities and Exchange Commission on May 26, 1999
                                                      Registration No. 333-75071
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                              AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                                CareInsite, Inc.
             (Exact name of registrant as specified in its charter)
         Delaware                    7374                    22-3630930
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial           Identification Number)
     incorporation or        Classification Code
      organization)                Number)
                                ---------------
                                CareInsite, Inc.
                     669 River Drive, River Drive Center II
                         Elmwood Park, New Jersey 07407
                                 (201) 703-3400
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                                ---------------
                               David C. Amburgey
                                CareInsite, Inc.
                       Vice President -- General Counsel
                     669 River Drive, River Drive Center II
                         Elmwood Park, New Jersey 07407
                                 (201) 703-3400
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ---------------
                                   Copies to:
            Stephen T. Giove                         Alan L. Jakimo
          Shearman & Sterling                       Brown & Wood LLP
          599 Lexington Avenue                   One World Trade Center
        New York, New York 10022                New York, New York 10048
             (212) 848-4000                          (212) 839-5300
                                ---------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [_]
                                ---------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This preliminary prospectus + +is not an offer to sell these securities and is not soliciting an offer to + +buy these securities in any state where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             Subject to Completion

PROSPECTUS       Preliminary Prospectus dated May 26, 1999
                                5,650,000 Shares
                                CareInsite, Inc.
                                  Common Stock

                                  -----------

    We are offering to the public 5,650,000 shares of our common stock. We are reserving 565,000 of these shares for sale to directors, officers, employees and consultants of our company, of Synetic, Inc., which owns 80.1% of our common stock immediately prior to this offering, and of Cerner Corporation, a strategic shareholder which owns 19.9% of our common stock immediately prior to this offering, and to certain other persons. In addition, Cerner Corporation has agreed to purchase directly from us 600,000 shares of our common stock in a separate private transaction concurrently with this offering.

    This is our initial public offering and no public market exists for our shares. We anticipate that the initial public offering price will be between $14.00 and $16.00 per share.

    We have applied to list our common stock on the Nasdaq National Market under the symbol "CARI."

    Investing in the shares of our common stock involves risks which are described in the "Risk Factors" section beginning on page 8 of this prospectus.

                                  -----------

                                                               Per Share Total
                                                               --------- -----
     Public offering price....................................   $       $
     Underwriting discount....................................   $       $
     Proceeds, before expenses, to our company................   $       $

    The above table does not include estimated net proceeds of approximately $9,000,000 expected to be received in connection with the private sale of 600,000 shares of common stock to Cerner concurrently with this offering.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares of common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    We have granted the underwriters the right to purchase up to an additional 847,500 shares of common stock to cover over-allotments. The underwriters expect that the shares of common stock will be ready for delivery in New York,
New York on or about      , 1999.

                                  -----------
Merrill Lynch & Co.                                      Warburg Dillon Read LLC

                          Wit Capital Corporation

                                  -----------

                    The date of this prospectus is    , 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................    3
Risk Factors.............................................................    8
Disclosure Regarding Forward-looking Information.........................   17
Use of Proceeds..........................................................   17
Dividend Policy..........................................................   17
Capitalization...........................................................   18
Dilution.................................................................   19
Selected Consolidated Financial and Operating Data.......................   20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................   22
Business.................................................................   30
Management...............................................................   43
Security Ownership of Management.........................................   53
Transactions and Relationships With Principal Stockholders...............   55
Description of Capital Stock.............................................   59
Shares Eligible for Future Sale..........................................   61
Underwriting.............................................................   63
Legal Matters............................................................   66
Experts..................................................................   66
Additional Information...................................................   66
Index to Financial Statements............................................  F-1
Unaudited Pro Forma Combined Condensed Consolidated Financial
 Statements.............................................................. PF-1

                               ----------------

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Unless otherwise indicated, all information in this prospectus:

     .  assumes no exercise of the underwriters' over-allotment option,

     . reflects a 50.0625 for 1 split of the common stock effected in the form of a stock dividend to be declared and paid prior to the closing of this offering, and

     . reflects the filing of our amended and restated certificate of incorporation with the Delaware Secretary of State prior to the closing of this offering.

                               ----------------

      Until      , 1999 (25 days after the commencement of this offering), all dealers that buy, sell or trade our common stock, whether or not participating in this distribution, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               ----------------

      CareInsite(TM) is a pending trademark of our company.

                                    SUMMARY

      This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the consolidated financial statements and the notes to those statements.

                                  The Company

      We are developing and intend to provide an Internet-based healthcare electronic commerce, or e-commerce, network that links physicians, payers, suppliers and patients. We intend to market a comprehensive set of transaction, messaging and content services to these healthcare industry participants. Our network, which we call the CareInsite system, is being designed to provide physicians with relevant clinical, administrative and financial information from payers and suppliers. We believe our integration of payer-specific rules and healthcare guidelines with patient-specific information at the point of care will improve the quality of patient care, lead to more appropriate use of healthcare resources, gain compliance with benefit plan guidelines and control healthcare costs.

      Healthcare expenditures in the United States totaled approximately $1.0 trillion in 1996, representing a 6.7% compound annual increase since 1990. This trend is expected to continue. Approximately 85% of annual healthcare costs in the United States are estimated to be represented by patient care costs as opposed to administrative costs. We believe that the ability of managed healthcare organizations to reduce this larger 85% component of healthcare costs is limited today. Control of these costs is dependent upon compliance with benefit plan guidelines designed to promote the appropriate use of healthcare resources and adherence to best clinical practices. We believe payers are unlikely to gain compliance with these guidelines without an efficient channel of communication to their affiliated physicians. Our objective is to provide a leading healthcare e-commerce channel that will enable real time communication of clinical, administrative and financial information at the point of care to facilitate compliance with benefit plan guidelines and control healthcare costs.

      We have entered into two significant relationships that represent the initial execution of our business strategy. Our strategic relationship with Cerner Corporation provides us with a perpetual, royalty-free license to several components of Cerner's technology. These components form the foundation for our CareInsite system. We have also entered into an agreement with The Health Information Network Connection LLC, referred to as "THINC", an entity founded by several major managed care organizations in the New York metropolitan area to facilitate the confidential exchange of healthcare information. Under this agreement, we are managing THINC's operations and will make a comprehensive suite of healthcare e-commerce services available to the New York metropolitan area's more than 40,000 physicians. We have not derived any revenues from our healthcare e-commerce services to date.

      We are a majority-owned indirect subsidiary of Synetic, Inc., a publicly traded corporation. Synetic has entered into a definitive merger agreement with Medical Manager Corporation, a publicly traded corporation, that provides for a strategic business combination between the two companies. Medical Manager is a leading provider of comprehensive physician practice management systems that address the financial, administrative and clinical practice needs of physicians. The Medical Manager practice management systems support a physician base estimated at more than 120,000 in more than 24,000 medical practices nationwide. In connection with this business combination, Medical Manager and our company have entered into an agreement under which we intend to provide our healthcare e-commerce services to Medical Manager's physicians by integrating those services into Medical Manager's physician practice management systems. This agreement will not become effective until completion of the business combination between Synetic and Medical Manager. We cannot assure you that this business combination will be completed. We intend to use Medical Manager's network of independent and company-owned offices with almost 2,000 sales and technical support personnel as a platform from which to distribute, install and support our transaction, messaging and content services to Medical Manager physicians.

      On May 24, 1999, we acquired Med-Link Technologies, Inc., a privately held company based in Somerset, New Jersey, for $14 million in cash. Med-Link is a regional provider of electronic data interchange services to healthcare providers and payers that automate their claims and other managed care transactions. Med-Link currently processes over 12 million managed care transactions annually for approximately 12,000 physicians.

      Upon completion of the offering and the private sale of 600,000 shares of our common stock to Cerner concurrently with this offering, Synetic will own approximately 72.8% of the outstanding common stock of our company. Prior to the offering, Cerner owned 19.9% of our outstanding common stock. After completion of the offering and the private sale by our company of 600,000 shares of our common stock to Cerner concurrently with this offering, Cerner will own approximately 19.0% of the outstanding common stock of our company. We will also issue to Cerner 2,503,125 shares of our common stock on or after February 15, 2001 at a price of $.01 per share if we realize a specified level of physician usage of our services. In addition, THINC and Cerner have warrants exercisable for an aggregate of 4,866,882 shares of our common stock. These warrants are exercisable six months after completion of this offering.

                                ----------------

      Our principal executive offices are located at 669 River Drive, River Drive Center II, Elmwood Park, New Jersey 07407 and our telephone number at that address is (201) 703-3400.

                                  The Offering

Common stock offered by our
company.............................    5,650,000 shares

Common stock outstanding
 immediately prior to the               62,500,000 shares
 offering...........................

Common stock outstanding after the      68,750,000 shares, including
offering............................    600,000 shares which Cerner has
                                        agreed to purchase directly from us
                                        in a separate private transaction
                                        concurrently with this offering.

Use of proceeds.....................
                                        We intend to use the net proceeds
                                        from this offering for working
                                        capital, including financing the
                                        cost of development and deployment
                                        of our services, increased sales
                                        and marketing activities, and for
                                        general corporate purposes. We may
                                        use a portion of the net proceeds
                                        to fund acquisitions. See "Use of
                                        Proceeds."

Dividend policy.....................    We do not anticipate paying any
                                        cash dividends in the foreseeable
                                        future. See "Dividend Policy."

Proposed Nasdaq National Market
symbol..............................
                                        "CARI "

Risk factors........................    You should consider the risks
                                        involved in an investment in our
                                        common stock. See "Risk Factors."

      The foregoing information excludes:

     . an aggregate of 4,866,882 shares of common stock representing approximately 7.1 % of our common stock outstanding after the offering which may be issued from time to time upon the exercise of warrants held by THINC and Cerner;

     . 2,503,125 shares of common stock representing approximately 3.6% of our common stock outstanding after the offering which will be issued on or after February 15, 2001 to Cerner at a price of $.01 per share if we realize a specified level of physician usage of our services; and

     .      shares of common stock which may be issued upon the exercise of options outstanding on the date of this prospectus granted pursuant to our employee stock option plan or our officer stock option plan
        and an additional    shares of common stock reserved for issuance
        pursuant to these plans. The weighted average exercise price of all options outstanding on the date of this prospectus is the initial public offering price per share.

                      Summary Consolidated Financial Data
                       (in thousands, except share data)

      On December 24, 1996, Synetic acquired Avicenna Systems Corporation. This acquisition marked the inception of Synetic's healthcare e-commerce business. The "As Adjusted" consolidated balance sheet data below is based on 62,500,000 shares of common stock outstanding on March 31, 1999, as adjusted to give effect to (1) the sale of the 5,650,000 shares of common stock offered to the public hereby and the receipt of the estimated net proceeds after deducting underwriting discounts and commissions and the estimated offering expenses and
(2) the sale by us of 600,000 shares of common stock to Cerner in a separate private transaction concurrently with this offering. See note (1) to our consolidated financial statements for an explanation of the determination of the number of shares used to compute basic and diluted net loss per share. See also "Transactions and Relationships with Principal Stockholders -- Certain Agreements." The summary consolidated financial data for our company as of March 31, 1999, for the nine-month periods ended March 31, 1998 and 1999 and for the cumulative period from Inception (December 24, 1996) through March 31, 1999 are derived from our unaudited consolidated financial statements which, in the opinion of our management, include all normal and recurring adjustments necessary to present fairly the financial position and the results of operations of our company for those periods. The operating results for the nine months ended March 31, 1999 are not necessarily indicative of the operating results to be expected for the full year. The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and notes thereto and other financial information included elsewhere in this prospectus.

                                                                             Cumulative
                          Period from                                           from
                           inception                Nine months ended         inception
                          (12/24/96)        Year        March 31,            (12/24/96)
                            through        Ended    -------------------        through
                           06/30/97       06/30/98    1998      1999          03/31/99
                          -----------     --------  --------  ---------      -----------
                                                       (unaudited)           (unaudited)
Statement of Operations
 Data:
Service revenue (related
 party).................   $     --       $     --  $     --  $     213       $    213
Cost of services
 (related party)........         --             --        --        213            213

Costs and expenses
  Research &
   development..........      7,652          4,762     3,976      8,720(/1/)    21,134(/1/)
  Sales & marketing.....      1,150          1,733     1,232      1,427          4,310
  General &
   administrative.......      1,379          3,887     2,589      2,944          8,210
  Litigation costs......         --             --        --      2,500(/2/)     2,500(/2/)
  Other income, net.....         (9)           (47)       (7)      (110)          (166)
  Acquired in-process
   research &
   development..........     32,185(/3/)        --        --         --         32,185(/3/)
                           --------       --------  --------  ---------       --------
    Total costs &
     expenses...........     42,357         10,335     7,790     15,694         68,386
                           --------       --------  --------  ---------       --------
Net loss................   $(42,357)      $(10,335) $ (7,790) $ (15,481)      $(68,173)
                           ========       ========  ========  =========       ========
Net loss per share --
  basic & diluted.......   $  (0.85)      $  (0.21) $  (0.16) $   (0.29)      $  (1.33)
Weighted average shares
 outstanding -- basic &
 diluted................     50,063         50,063    50,063     54,208         51,444

                                                   (Footnotes on following page)

                                                                  03/31/99
                                                             -------------------
                                          06/30/97  06/30/98 Actual  As Adjusted
                                          --------  -------- ------- -----------
                                                                 (unaudited)
   Balance Sheet Data:
   Working capital (deficit)............. $(1,592)  $   775  $ 4,342  $ 91,160
   Total assets..........................   3,476    10,833   43,935   130,753
   Stockholders' equity..................   1,566     7,798   41,250   128,068

--------

(1) Includes a write-off of $2,381 of capitalized software costs relating to the abandonment of our development efforts relating to certain of our products and services as a result of encountering a high risk development issue in connection with acquiring the Cerner technology.

(2) Represents charges relating to expenses incurred in conjunction with the Merck litigation in the quarter ended March 31, 1999. See "Risk Factors --
     Litigation by Merck & Co., Inc. and Merck-Medco Managed Care, L.L.C. against our company."

(3) Represents a non-recurring charge related to the write-off of acquired in-process research and development costs in conjunction with the purchase of Avicenna Systems Corporation and CareAgents, Inc.

                                  RISK FACTORS

      You should carefully consider the risks described below before making a decision to invest in our common stock. Some of the following factors relate principally to our business and the industry in which we operate. Other factors relate to our company's relationship with Synetic and our strategic partners. Finally, other factors relate principally to your investment in our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business and operations.

      If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Evaluating our business is difficult because our business model is unproven; we only recently began to generate revenues and we have incurred net losses since inception

      Our company began operations in December 1996 and we have not yet delivered any of our healthcare e-commerce services. Therefore, our historical financial information is of limited value in projecting our future operating results. We did not generate our first revenues, which were related to the provision of management services to THINC, until the quarter ended March 31, 1999. As of March 31, 1999, we had an accumulated deficit of $68.2 million. We expect to continue to incur significant development, deployment and sales and marketing expenses in connection with our business. We may also incur expenses in connection with acquisitions or other strategic relationships which we may enter into. As a result, we expect that we will continue to incur operating losses for at least the next two fiscal years and we caution that we may never achieve or sustain profitability. In addition, it is difficult to value our business and evaluate our prospects because our revenue and income potential is unproven and our business model is still emerging. The provision of services using Internet technology in the healthcare e-commerce industry is a developing business that is inherently riskier than businesses in industries where companies have established operating histories.

We will not become profitable unless we achieve sufficient levels of physician penetration and market acceptance of our services

      Our business model depends on our ability to generate usage by a large number of physicians with a high volume of healthcare transactions and to sell healthcare e-commerce services to payers and other healthcare constituents. The acceptance by physicians of our transaction, messaging and content services will require adoption of new methods of conducting business and exchanging information. We cannot assure you that physicians will integrate our services into their office workflow, or that the healthcare market will accept our services as a replacement for traditional methods of conducting healthcare transactions. The healthcare industry uses existing computer systems that may be unable to access our Internet-based solutions. Customers using existing systems may refuse to adopt new systems when they have made extensive investment in hardware, software and training for existing systems or if they perceive that our CareInsite system will not adequately protect proprietary information. Failure to achieve broad physician penetration or successfully contract with healthcare participants would have a material adverse effect on our business, financial condition and results of operations.

      Achieving market acceptance for our services will require substantial marketing efforts and expenditure of significant funds to create awareness and demand by participants in the healthcare industry. We believe that we must gain significant market share with our services before our competitors introduce alternative services with features similar to ours. We cannot assure you that we will be able to succeed in positioning our services as a preferred method for healthcare e-commerce, or that any pricing strategy that we develop will be economically viable or acceptable to the market. Failure to successfully market our services would have a material adverse affect on our business, financial condition and results of operations.

      We intend to leverage our relationship with Medical Manager to increase the number of physicians to whom we can sell our services. However, our agreement with Medical Manager does not become effective until completion of the business combination between Synetic and Medical Manager, which is subject to approval by Synetic's and Medical Manager's shareholders, regulatory approval and certain other customary conditions. If this agreement does not become effective, we will not receive the expected benefits of this agreement relating to physician penetration.

Our business prospects will suffer if we are not able to quickly and successfully deploy our CareInsite system

      We believe that our business prospects will suffer if we do not deploy our services quickly. We have not deployed our architecture or processed any transactions over our CareInsite system. We currently intend to deploy access to our services by the end of 1999, although we cannot assure you that we will be able to do so at that time, or at all. In order to deploy our services, we must integrate our architecture with physicians', payers' and suppliers' systems. We will need to expend substantial resources to integrate our CareInsite system with the existing computer systems of large healthcare organizations. We have limited experience in doing so, and we may experience delays in the integration process. These delays would, in turn, delay our ability to generate revenue from our services and may have a material adverse effect on our business, financial condition and results of operations. Once we have deployed our CareInsite system, we may need to expand and adapt it to accommodate additional users, increased transaction volumes and changing customer requirements. This expansion and adaptation could be expensive. We may be unable to expand or adapt our network infrastructure to meet additional demand or our customers' changing needs on a timely basis and at a commercially reasonable cost, or at all. Any failure to deploy, expand or adapt our CareInsite system quickly could have a material adverse effect on our business, financial condition and results of operations.

We rely on strategic relationships that may not provide anticipated benefits

      To date, we have entered into strategic relationships with Cerner and THINC. We have also entered into a strategic agreement with Medical Manager, the effectiveness of which agreement is subject to completion of the business combination between Synetic and Medical Manager. These relationships are in the early stages of development. We may enter into additional strategic relationships in the future. We cannot assure you that any of these relationships will provide us with the ability to successfully develop or sell our services. In addition, we may not be able to establish relationships with or provide our services to key participants in the healthcare industry if we have established relationships with their competitors. Consequently, it is important that we are perceived as independent of any particular customer or partner. Also, some of our current and potential partners may decide to compete with us. If any of our current or future strategic relationships are disrupted, or if we do not realize the expected benefits from these relationships, our business, financial condition and results of operations may be materially adversely affected.

      Recently, a number of Internet healthcare companies have announced strategic relationships, including Healtheon Corporation's announced plan to merge with WebMD, Inc. As a result, we expect to compete with other companies, including those that may have greater financial resources than our company, for the right to enter into relationships with strategic partners. This competition for strategic partners in the healthcare e-commerce industry could affect our company's ability to consummate future relationships on acceptable terms, or at all.

We may make acquisitions and integrating them into our business could be expensive, time consuming and may strain our resources

      We may make acquisitions of companies which we believe have attractive technologies or distribution channels. Integrating newly acquired organizations and technologies into our company could be expensive, time consuming and may strain our resources. The healthcare industry is consolidating and we expect that we will face intensified competition for acquisitions. We cannot assure you that we will succeed in consummating any such strategic relationships or acquisitions, or that such transactions will ultimately provide us with the ability to offer the services described. In addition, we cannot assure you that we will be able to successfully manage or integrate any resulting business, including the business of Med-Link. Consequently, we may not achieve anticipated revenue and cost benefits.

We do not currently have a substantial customer base and our revenues will initially come from a few payers in one geographic market

      We do not currently have a substantial customer base. In addition, we expect that initially we will generate a significant portion of our revenue from providing our products and services in the New York metropolitan area and from a small number of payers. If we do not generate as much revenue in this market or from these payers as we expect, our revenue will be significantly reduced which would have a material adverse effect on our business, financial condition and results of operations.

We may face significant competition in providing healthcare e-commerce products and services

      The market for healthcare e-commerce services is rapidly developing and is becoming increasingly competitive. Several service companies, some of which may have greater financial, technological and marketing resources than we do, have announced that they are developing a combination of one or more healthcare e-commerce services that may be competitive with ours. We expect to compete with various industry participants, including software vendors, emerging e-commerce companies and electronic data interchange providers, who operate networks used for electronic communication of business transactions such as orders, confirmations and invoices between organizations. These networks are often referred to as EDI networks. Some of our competitors have services that are currently in operation.

      Traditional healthcare software vendors such as Medic and IDX primarily focus on the administrative functions in the healthcare setting. Electronic data interchange network providers and claims clearinghouses like Envoy, which was recently acquired by Quintiles Transnational, and NDC provide connectivity to edit and transmit data on medical and pharmacy claims. These companies are beginning to offer services which may be competitive with our clinical e-commerce services. Companies like Healtheon, which recently entered into a definitive agreement to acquire WebMD, and other emerging e-commerce companies may offer a range of services which may compete with ours. Any organizations that create stand-alone healthcare software products may migrate into the healthcare e-commerce business. Our competitors may be first to market new services or may also independently develop services and/or technology that is substantially equivalent to or superior to ours. There can be no assurance that such companies will not develop and successfully market healthcare e-commerce products and services in a manner which would have a material adverse effect on our business, financial condition and results of operations.

We may experience significant delays in generating revenues from our services because potential customers could take a long time to evaluate the purchase of our services

      A key element of our strategy is to market our services directly to large healthcare organizations. We do not control many of the factors that will influence physicians', payers' and suppliers' buying decisions. We expect that the sales and implementation process will be lengthy and will involve a significant technical evaluation and commitment of capital and other resources by physicians, payers and suppliers. The sale and implementation of our services are subject to delays due to physicians', payers' and suppliers' internal budgets and procedures for approving large capital expenditures and deploying new technologies within their networks.

Rapidly changing technology may impair our ability to develop and market our services

      All businesses which rely on Internet technology, including the healthcare e-commerce business that we are developing, are subject to, among other risks and uncertainties:

     .  rapid technological change;

     .  changing customer needs;

     .  frequent new product introductions; and

     .  evolving industry standards.

      Internet technologies are evolving rapidly, and the technology used by any e-commerce business is subject to rapid change and obsolescence. These market characteristics are exacerbated by the emerging nature of the market and the fact that many companies are expected to introduce new Internet products and services in the near future. In addition, use of the Internet may decrease if alternative protocols are developed or if problems associated with increased Internet use are not resolved. As the communications, computer and software industries continue to experience rapid technological change, we must be able to quickly and successfully modify our services so that they adapt to such changes. We cannot assure you that we will not experience difficulties that could delay or prevent the successful development and introduction of our healthcare e-commerce services or that we will be able to respond to technological changes in a timely and cost-effective manner. Moreover, technologically superior products and services could be developed by competitors. These factors could have a material adverse effect upon our business, financial condition and results of operations.

We currently have no patents and may be unable to adequately protect our proprietary rights

      Our future success and ability to compete in the healthcare e-commerce business may be dependent in part upon our proprietary rights to products and services which we develop. We expect to rely on a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to protect our proprietary technology and to rely on similar proprietary rights of any of our content and technology providers. We currently have no patents covering any of our technology, whereas some of our competitors have patents which may cover some aspects of their technology. We intend to file patent applications to protect certain of our proprietary technology. We cannot assure you that such applications will be approved or, if approved, will be effective in protecting our proprietary technology. We enter into confidentiality agreements with all of our employees, as well as with our clients and potential clients seeking proprietary information, and limit access to and distribution of our software, documentation and other proprietary information. There can be no assurance that the steps we take or the steps such providers take would be adequate to prevent misappropriation of our respective proprietary rights.

We may be subject to substantial claims if we infringe upon the proprietary rights of third parties

      We expect that we could be subject to intellectual property infringement claims as the number of our competitors grows and the functionality of our applications overlaps with competitive offerings. Although we intend to take steps to minimize the likelihood that we are infringing the proprietary rights of any third parties, we cannot assure you that patent infringement or other similar claims will not be asserted against us or one of our content or technology providers or that such claims will not be successful. We could incur substantial costs and diversion of management resources with respect to the defense of any such claims. Furthermore, parties making such claims against us or a content or technology provider could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief which could effectively block our ability to provide products or services in certain of our markets. Such a judgment could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that licenses for any intellectual property of third parties that might be required for our products or services will be available on commercially reasonable terms, or at all.

Litigation by Merck & Co., Inc. and Merck-Medco Managed Care, L.L.C. against our company

      On February 18, 1999, Merck & Co., Inc. and Merck-Medco Managed Care, L.L.C. filed a complaint in the Superior Court of New Jersey against our company, Synetic, Martin J. Wygod, Chairman of our company and Synetic, and three officers and/or directors of our company and Synetic, Paul C. Suthern, Roger C. Holstein and Charles A. Mele. The plaintiffs assert that our company, Synetic and the individual defendants are in violation of certain non-competition, non-solicitation and other agreements with Merck and Merck-Medco, and seek to enjoin us and them from conducting our healthcare e-commerce business and from soliciting Merck-Medco's customers. The Synetic and Wygod agreements provide an expiration date of May 24, 1999. The other individuals' agreements provide for expiration in December 1999, in the case of Mr. Suthern, March 2000, in the case of Mr. Mele, and September 2002, in the case of Mr. Holstein.

      A hearing was held on March 22, 1999 on an application for a preliminary injunction filed by Merck and Merck-Medco. On April 15, 1999, the Superior Court denied this application. We believe that Merck's and Merck-Medco's positions in relation to us and the individual defendants are without merit and we intend to vigorously defend the litigation. However, the outcome of complex litigation is uncertain and cannot be predicted at this time. Any unanticipated adverse result could have a material adverse effect on our company's financial condition and results of operations.

Our business will suffer if we fail to deal effectively with Year 2000 technology risks

      We are not currently aware of any Year 2000 compliance problems relating to our information technology or non-information technology systems that we believe would have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will not discover Year 2000 compliance problems that will require substantial revisions to our systems, products or services. In addition, there can be no assurance that third-party software, hardware or services incorporated into our material information technology and non-information technology systems will not need to be revised or replaced, all of which could be time consuming and expensive. Any failure to fix our information technology systems or to replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on our business, results of operations and financial condition.

      In addition, there can be no assurance that physicians, payers, suppliers, Internet access companies, third-party service providers, vendors, business partners and others outside our control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet or communications failure, which could also prevent us from delivering our services to customers, decrease the use of the Internet or prevent users from accessing our service. Such a failure could have a material adverse effect on our business, results of operations and financial condition. Also, a general Year 2000 systemic failure could require healthcare companies to spend large amounts of money to correct any such failures, reducing the amount of money that might otherwise be available to be spent on services such as ours.

      As the Year 2000 issue has many elements and potential consequences, some of which are not reasonably foreseeable, the ultimate impact of the Year 2000 on our operations could differ materially from our expectations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

Our business will suffer if the integrity and security of our systems is inadequate

      We believe that once we begin to deliver our healthcare e-commerce services, our business could be harmed if we or our present or future customers were to experience any system delays, failures or loss of data. We currently intend to initially process substantially all our customer transactions and data at our facilities in Cambridge, Massachusetts. Although we intend to have safeguards for emergencies, the occurrence of a catastrophic event or other system failure at our facilities could interrupt our operations or result in the loss of stored data. In addition, we will depend on the efficient operation of Internet connections from customers to our systems. These connections, in turn, depend on the efficient operation of Web browsers, Internet service providers and Internet backbone service providers. In the past, Internet users have occasionally experienced difficulties with Internet and online services due to system failures. Any disruption in Internet access provided by third parties could have a material adverse effect on our business, results of operations and financial condition. Furthermore, we will be dependent on hardware suppliers for prompt delivery, installation and service of equipment used to deliver our services.

      Despite the implementation of security measures, our infrastructure may be vulnerable to damage from physical break-ins, computer viruses, programming errors, attacks by hackers or similar disruptive problems. A material security breach could damage our reputation or result in liability to us. We will retain confidential customer and patient information in our processing center. An experienced computer user who is able to access our computer systems could gain access to confidential patient and company information. Furthermore, we may not have a timely remedy to secure our system against any hacker who has been able to penetrate our system. Therefore, it is critical that our facilities and infrastructure remain and are perceived by the marketplace to be secure. The occurrence of any of these events could result in the interruption, delay or cessation of service, which could have a material adverse effect on our business, results of operations and financial condition.

      A significant barrier to electronic commerce and communications are the issues presented by the secure transmission of confidential information over public networks. We will rely on encryption and authentication technology licensed from third parties to secure Internet transmission of and access to confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the methods we will use to protect customer transaction data. A party who is able to circumvent our security measures could misappropriate or alter proprietary information or cause interruptions in our operations. If any such compromise of our security or misappropriation of proprietary information were to occur, it could have a material adverse effect on our business, financial condition, and results of operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by security breaches. We may also be required to spend significant resources and encounter significant delays in upgrading our systems to incorporate more advanced encryption and authentication technology as it becomes available. Concerns over the security of the Internet and other online transactions and the privacy of users may also inhibit the growth of the Internet and other online services generally, and our services in particular, especially as a means of conducting commercial and/or healthcare-related transactions. There can be no assurance that our security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business, prospects, financial condition, and results of operations.

      Our operations will also be dependent on the development and maintenance of software. Although we intend to use all necessary means to ensure the efficient and effective development and maintenance of software, both activities are extremely complex and thus frequently characterized by unexpected problems and delays.

We will need to expand our management information systems and personnel to meet the increased demands of our business

      Although our existing management information systems are sufficient to meet our current needs, we intend to acquire new systems to meet the requirements of our expanded operations. These systems need, among other requirements, to capture complex information. There can be no assurance that these new management information systems, when installed, will be sufficient to meet our needs. In addition, we may experience interruptions of service when we transition from our existing systems to new ones. Our ability to achieve our financial and operational objectives also depends on our ability to continue to hire, retain and motivate highly qualified technical and customer support personnel. A competitive environment exists for qualified personnel and we cannot assure you that we will be able to expand our personnel to meet any increased demands of our business.

Government regulation of the Internet or healthcare e-commerce services could adversely affect our business

      Our services may be subject to extensive and frequently changing regulation at federal, state and local levels. The Internet and its associated technologies are also subject to government regulation. Many existing laws and regulations, when enacted, did not anticipate the methods of healthcare e-commerce we are developing. We believe, however, that these laws and regulations may nonetheless be applied to our healthcare e-commerce business. Accordingly, our healthcare e-commerce business may be affected by current regulations as well as future regulations specifically targeted to this new segment of the healthcare industry.

      We expect to conduct our healthcare e-commerce business in substantial compliance with all material federal, state and local laws and regulations governing our operations. However, the impact of regulatory developments in the healthcare industry is complex and difficult to predict, and there can be no assurance that we will not be materially adversely affected by existing or new regulatory requirements or interpretations. It is also possible that such requirements or interpretations could limit the effectiveness of the use of the Internet for the methods of healthcare e-commerce we are developing or even prohibit the sale of one or more of our services. Application of any such regulations or requirements to our business could have a material adverse effect on our business, financial condition or results of operations. See "Business--Government Regulation."

Changes in the regulatory and economic environment and consolidation in the healthcare industry could adversely affect our business

      The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. These factors affect the purchasing practices and operation of healthcare organizations. Changes in current healthcare financing and reimbursement systems could cause us to make unplanned enhancements of applications or services, or result in delays or cancellations of orders or in the revocation of endorsement of our services by healthcare participants. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in our services. We do not know what effect any of these proposals would have on our business.

      Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As the healthcare industry consolidates, competition to provide products and services to industry participants will become more intense and the importance of establishing a relationship with each industry participant will become greater. These industry participants may try to use their market power to negotiate price reductions for our products and services. If we were forced to reduce our prices, our operating results could suffer if we cannot achieve corresponding reductions in our expenses.

Our company will be controlled by Synetic and Synetic will be able to elect all directors and approve all corporate transactions; this relationship may give rise to conflicts of interest

      Immediately prior to the offering, Synetic was the indirect owner of 80.1% of our outstanding common stock. Upon completion of the offering and the concurrent private sale of 600,000 shares of our common stock to Cerner, Synetic will own approximately 72.8% of our outstanding common stock and will therefore retain effective control of our company and will be able to control the vote on matters submitted to our stockholders and will also be able to elect all of our directors. In addition, the majority of our directors and officers are also directors or officers of Synetic and may have conflicts of interest with respect to certain transactions that may affect our company, such as transactions involving business dealings between our company and Synetic, acquisition opportunities, the issuance of additional shares of our common stock and other matters involving conflicts which cannot now be foreseen. Officers and directors of our company also beneficially own and have been granted options to purchase shares of Synetic common stock.

      The level of ownership of our outstanding common stock by Synetic may have the effect of discouraging or making more difficult, absent the support of Synetic, a proxy contest, a merger involving our company, a tender offer, an open-market purchase program or other purchases of our common stock that could give our stockholders the opportunity to realize a premium over the then-prevailing market price of their shares of common stock. See "Transactions and Relationships with Principal Stockholders."

We may need to obtain future capital

      We expect that the money generated from this offering, combined with our current cash resources, will be sufficient to meet our requirements for approximately 18 months. However, we may need to raise additional financing to support expansion, develop new or enhanced applications and services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. We may need to raise additional funds by selling debt or equity securities, by entering into strategic relationships or through other arrangements. However, there can be no assurance that we will be able to raise any additional amounts on reasonable terms, or at all, when they are needed.

Future sales of shares of our common stock could affect our stock price

      Prior to this offering, there has been no public market for our common stock. No information is currently available and no prediction can be made as to the timing or amount of future sales of shares, or the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock, including shares issuable upon exercise of stock options or warrants, in the public market after the lapse of the legal and contractual restrictions, including lock-up agreements, described below, or the perception that such sales may occur, could materially and adversely affect the prevailing market prices for our common stock and our ability to raise equity capital in the future. See "Shares Eligible for Future Sale."

      As a result of legal and contractual restrictions as described under the caption "Shares Eligible for Future Sale," additional shares will be available for sale in the public market as follows:

     . no shares of common stock, other than those sold hereby and not held by affiliates, will be available for immediate sale in the public market on the date of this prospectus,

     . any shares of common stock sold hereby and purchased by affiliates will be eligible for sale 90 days after the date of this prospectus, subject to the volume, manner of sale and reporting requirements of Rule 144,

     . approximately 50,062,500 shares of common stock, all of which are held by Synetic, will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this prospectus, subject to the volume, manner of sale and reporting requirements of Rule 144,

     . approximately 12,437,500 shares of common stock acquired by Cerner prior to this offering will be eligible for sale, subject to the volume, manner of sale and reporting requirements of Rule 144, after January 2, 2000. These shares may also be sold pursuant to Cerner's registration rights after January 2, 2001, if not previously sold pursuant to Rule 144 or another exemption from registration under the Securities Act, and

     . the 600,000 shares of our common stock purchased by Cerner in the private transaction concurrently with this offering will be eligible for sale one year after the date of this prospectus, subject to the volume, manner of sale and reporting requirements of Rule 144.

      In addition, THINC and Cerner own warrants exercisable for an aggregate of 4,866,882 shares of our common stock, which warrants cannot be exercised until 180 days after the completion of this offering. We will also issue to Cerner 2,503,125 shares of our common stock on or after February 15, 2001 at a price of $.01 per share if we realize specified levels of physician usage of our services.

      We plan to file a registration statement to register 7,500,000 shares of common stock reserved for issuance under our stock option plans. See "Management -- Compensation Pursuant to Plans and Arrangements of the
Company -- Stock Option Plans." Once registered, persons acquiring such shares upon exercise of their options, whether or not they are affiliates, will be permitted to resell their shares in the public market without regard to the Rule 144 holding period.

There has been no public market for our common stock

      Prior to this offering, there has been no public market for our common stock. We have filed an application to list the common stock for trading on the Nasdaq National Market System. We do not know the extent to which investor interest in our company will lead to the development of a trading market for the common stock or how the common stock will trade in the future. Our company and the underwriters will negotiate to determine the initial public offering price. You may not be able to resell your shares at or above the initial public offering price due to a number of factors, including:

     . actual or anticipated quarterly variations in our operating results;

     . changes in expectations as to our future financial performance or changes in financial estimates, if any, of securities analysts;

     . announcements of new products or services or technological innovations;

     .  announcements relating to strategic relationships;

     .  customer relationship developments;

     . conditions generally affecting the Internet or healthcare industries;

     .  success of our operating strategy;

     . competition from healthcare information software vendors, healthcare electronic data interchange network companies, nationwide and regional providers of information technology consulting services and new technology; and

     . the operating and stock price performance of other comparable companies.

The price for our common stock may be volatile

      The stock market recently has experienced significant volatility that often has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

You will suffer substantial dilution and our current stockholders will benefit from this offering

      New investors in this offering will experience an immediate and substantial dilution of $13.59 per share, assuming an initial public offering price of $15.00 per share and the concurrent private sale of 600,000 shares of our common stock to Cerner at a price of $15.00 per share. This offering will also create a public market for the resale of shares held by existing investors, and substantially increase the market value of those shares. In addition, the issuance by our company of additional securities, including common stock or securities convertible into common stock, the exercise of warrants currently held by Cerner and THINC, or the exercise of employee stock options or officer stock options, could result in substantial dilution of the percentage ownership of our stockholders at the time of any such issuance and substantial dilution of our company's earnings per share. See "Dilution."

                DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

      This prospectus contains forward-looking statements relating to our operations that are based on management's current expectations, estimates and projections about our company, and the healthcare e-commerce industry. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," "anticipates" and variations of these words and similar expressions are used to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. We undertake no obligation, and do not intend, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A number of important factors could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include those set forth in this prospectus under the heading "Risk Factors."

                                USE OF PROCEEDS

      We estimate the net proceeds from the sale of 5,650,000 shares of common stock in connection with this offering will be approximately $77,817,500 based on an assumed initial public offering price of $15.00 per share. We estimate the net proceeds will be approximately $89,640,125 million if the underwriters' over-allotment option is exercised in full. In addition, we estimate the net proceeds from the sale of shares of common stock to Cerner in a separate, private transaction concurrently with this offering will be approximately $9,000,000. We currently intend to use the net proceeds from this offering and the private sale to Cerner for working capital, including financing the cost of product development and deployment, increased sales and marketing activities, and for general corporate purposes. We may use a portion of the net proceeds to fund, acquire or invest in complementary businesses or technologies, although we have no present commitments with respect to any acquisition or investment.

      Pending use of the net proceeds of the offering, we intend to invest such proceeds in U.S. government or investment-grade marketable securities.

                                DIVIDEND POLICY

      We currently intend to retain any earnings to finance the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any declaration and payment of dividends would be subject to the discretion of our board of directors. Any future determination to pay dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors.

                                 CAPITALIZATION

      The following table sets forth as of March 31, 1999 the actual capitalization of our company and the as adjusted capitalization of our company after giving effect to the receipt of the estimated net proceeds from the sale of the 5,650,000 shares of common stock offered to the public hereby at the assumed initial public offering price of $15.00 per share, after deducting underwriting discounts and commissions and the estimated offering expenses, and the concurrent sale by us of 600,000 shares of common stock Cerner has agreed to purchase directly from us in a separate, concurrent private transaction.

                                                              March 31, 1999
                                                              (in thousands)
                                                               (unaudited)
                                                             -----------------
                                                                         As
                                                             Actual   Adjusted
                                                             -------  --------
   Cash and cash equivalents...............................  $ 5,058  $ 91,876
                                                             =======  ========
   Stockholders' equity:
     Preferred Stock, $.01 par value, 30,000,000 shares
      authorized; none issued and outstanding..............       --        --
     Common stock, $.01 par value, 300,000,000 shares
      authorized; 62,500,000 shares issued and outstanding;
      68,750,000 issued and outstanding as adjusted (1)....      625       688
     Paid-in capital.......................................  108,798   195,553
     Deficit accumulated during the development stage......  (68,173)  (68,173)
                                                             -------  --------
      Total stockholders' equity...........................   41,250   128,068
                                                             -------  --------
       Total capitalization................................  $41,250  $128,068
                                                             =======  ========

--------

(1) Excludes     shares of common stock which may be issued upon the exercise of options outstanding on the date of this prospectus granted pursuant to our employee stock option plan or our officer stock option plan and an
    additional     shares of common stock reserved for issuance pursuant to
    these plans. The weighted average exercise price of all options outstanding on the date of this prospectus is the initial public offering price per share. Also excludes an aggregate of 4,866,882 shares of common stock which may be issued from time to time upon the exercise of the THINC and Cerner warrants and 2,503,125 shares of common stock which will be issued on or after February 15, 2001 to Cerner at a price of $.01 per share if we realize a specified level of physician usage of our services. See "Management," "Security Ownership of Management" and "Transactions and Relationships with Principal Stockholders."

                                    DILUTION

      As of March 31, 1999, our net tangible book value was $9,920,000 or $.16 per share. After giving effect to the sale of 5,650,000 shares offered to the public hereby at an assumed initial public offering price of $15.00 per share, after deducting the underwriting discount and estimated offering expenses, and after giving effect to the concurrent, private sale by us of 600,000 shares of common stock to Cerner, our pro forma as adjusted net tangible book value as of March 31, 1999 would have been approximately $96,737,500 or $1.41 per share. This represents an immediate increase in net tangible book value of $1.25 per share to the existing stockholders and an immediate dilution of $13.59 per share to new investors. The following table and the accompanying footnotes illustrate this per share dilution.

                                                                      Per Share
                                                                      ---------
   Initial public offering price per share......................       $15.00
     Net tangible book value before the offering(1).............  .16
     Increase attributable to new investors in the offering..... 1.13
   Pro forma net tangible book value after the offering(2)......         1.29
                                                                       ------
   Dilution per share to new investors(3).......................       $13.71

--------

(1) Net tangible book value, which consists of tangible assets less total liabilities, of our company divided by the number of shares of common stock outstanding as of March 31, 1999.

(2) After giving effect to the private sale of 600,000 shares of our common stock to Cerner at a price of $15.00 per share, concurrently with this offering, pro forma net tangible book value will be $1.41.

(3) After giving effect to the private sale of 600,000 shares of our common stock to Cerner concurrently with this offering, dilution per share to new investors in this offering will be $13.59. In addition, if the underwriters' over-allotment option is exercised in full, the dilution per share to new investors will be $13.44 per share.

      The following table summarizes, on the pro forma basis set forth above, as of March 31, 1999, the relative investment of the existing stockholders, new investors and Cerner.

                                                 Total Cash
                          Shares Purchased     Consideration
                         ------------------ -------------------- Average Price
                           Number   Percent    Amount    Percent   per Share
                         ---------- ------- ------------ ------- -------------
Existing Stockholders... 62,500,000   90.9%  $86,923,000   48.1%     $1.39
New Investors in this
 offering...............  5,650,000    8.2%   84,750,000   46.9%     15.00
Cerner in a concurrent
 private transaction....    600,000    0.9%    9,000,000    5.0%     15.00
                         ----------  -----  ------------  -----
    Total............... 68,750,000  100.0% $180,673,000  100.0%

      The above computations do not include     shares of common stock which
may be issued upon the exercise of options outstanding on the date of this prospectus granted pursuant to our employee stock option plan or our officer
stock option plan and an additional     shares of common stock reserved for
issuance pursuant to these plans. The weighted average exercise price of all options outstanding on the date of this prospectus is the initial public offering price per share. See "Management." These computations also do not include 4,866,882 shares of common stock that may be issued from time to time upon the exercise of the warrants held by THINC and Cerner at a weighted average exercise price of $4.00 per share and 2,503,125 shares of common stock which may be issued on or after February 15, 2001 to Cerner at a price of $.01 per share if our business realizes certain performance levels.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
                       (in thousands, except share data)

      The selected financial data for our company set forth below as of June 30, 1997 and June 30, 1998 and for the period from Inception (December 24,
1996) through June 30, 1997 and for the year ended June 30, 1998 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected financial data related to the statement of operations for the predecessor business of Avicenna Systems Corporation set forth below for the year ended December 31, 1995, for the period January 1, 1996 through December 23, 1996 and for the cumulative period from Inception (September 20, 1994) through December 23, 1996 of Avicenna Systems Corporation have been derived from the audited financial statements of Avicenna Systems Corporation included elsewhere in this prospectus. The selected financial data for the predecessor business of Avicenna Systems Corporation set forth below for the period from Inception (September 20, 1994) through December 31, 1994 and all the balance sheet data of Avicenna Systems Corporation have been derived from the audited financial statements of Avicenna Systems Corporation not included in this prospectus. The selected financial data for our company as of March 31, 1999, for the nine-month periods ended March 31, 1998 and 1999 and for the cumulative period from Inception (December 24, 1996) through March 31, 1999 are derived from our unaudited consolidated financial statements which, in the opinion of our management, include all normal and recurring adjustments necessary to present fairly the financial position and the results of operations of our company for those periods. The operating results for the nine months ended March 31, 1999 are not necessarily indicative of the operating results to be expected for the full year. The selected financial data presented below should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for both our company and the predecessor business of Avicenna Systems Corporation included elsewhere in this prospectus.

                               Avicenna Systems Corporation
                                   Predecessor Business                           CareInsite, Inc.
                          --------------------------------------- -----------------------------------------------------------
                           Period                      Cumulative   Period                       Nine             Cumulative
                            from              Period      from       from                       months               from
                          inception            from    inception  inception                     ended              inception
                          (9/20/94)   Year   01/01/96  (09/20/94) (12/24/96)       Year       March 31,           (12/24/96)
                           through   ended   through    through    through        ended    -----------------        through
                          12/31/94  12/31/95 12/23/96   12/23/96   06/30/97      06/30/98   1998      1999         03/31/99
                          --------- -------- --------  ---------- ----------     --------  -------  --------      -----------
                                                                                             (unaudited)          (unaudited)
Statement of Operations
 Data:
Service revenue (related
 party).................   $   --    $   --  $    20    $    20    $     --      $     --  $    --  $    213       $    213
Cost of services
 (related party)........       --        --       --         --          --            --       --       213            213
Costs & expenses
 Research &
  development...........       16        86    1,161      1,263       7,652         4,762    3,976     8,720(/1/)    21,134(/1/)
 Sales & marketing......        9        12    1,297      1,318       1,150         1,733    1,232     1,427          4,310
 General &
  administrative........        7        69      860        936       1,379         3,887    2,589     2,944          8,210
 Litigation costs.......       --        --       --         --          --            --       --     2,500(/2/)     2,500(/2/)
 Other income, net......       --        --       --         --          (9)          (47)      (7)     (110)          (166)
 Acquired in-process
  research &
  development...........       --        --       --         --      32,185(/3/)       --       --        --         32,185(/3/)
                           ------    ------  -------    -------    --------      --------  -------  --------       --------
   Total costs &
    expenses............       32       167    3,318      3,517      42,357        10,335    7,790    15,694         68,386
                           ------    ------  -------    -------    --------      --------  -------  --------       --------
Net loss................   $  (32)   $ (167) $(3,298)   $(3,497)   $(42,357)     $(10,335) $(7,790) $(15,481)      $(68,173)
Preferred stock
 dividends..............       --        --     (241)      (241)         --            --       --        --             --
Net loss applicable to
 common stockholders....   $  (32)   $ (167) $(3,539)   $(3,738)   $(42,357)     $(10,335) $(7,790) $(15,481)      $(68,173)
                           ======    ======  =======    =======    ========      ========  =======  ========       ========
Basic and diluted net
 loss per share
 applicable to common
 stockholders...........   $(0.08)   $(0.44) $ (9.34)   $ (9.86)   $  (0.85)     $  (0.21) $ (0.16) $  (0.29)      $  (1.33)
Weighted average shares
 outstanding
 (basic & diluted)......      379       379      379        379      50,063        50,063   50,063    54,208         51,444

                                                   (Footnotes on following page)

                         Avicenna Systems Corporation
                             Predecessor Business                  CareInsite, Inc.
                         ---------------------------------   ------------------------------
                         12/31/94   12/31/95    12/23/96     06/30/97  06/30/98  03/31/99
                         ---------  ---------   ----------   --------  -------- -----------
                                                                                (unaudited)
Balance Sheet Data:
Working capital (defi-
 cit)...................   $   (32)  $     998  $   (1,257)  $(1,592)  $   775    $ 4,342
Total assets............        --       1,201       1,263     3,476    10,833     43,935
Stockholders' equity
 (deficit)..............       (32)       (206)     (3,744)    1,566     7,798     41,250

--------

(1) Includes a write-off of $2,381 of capitalized software costs relating to the abandonment of our development efforts relating to certain of our products and services as a result of encountering a high risk development issue in connection with acquiring the Cerner technology.

(2) Represents charges relating to expenses incurred in conjunction with the Merck litigation in the quarter ended March 31, 1999. See "Risk Factors --
     Litigation by Merck & Co., Inc. and Merck-Medco Managed Care, L.L.C. against our company."

(3) Represents a non-recurring charge related to the write-off of acquired in-process research and development costs in conjunction with the purchase of Avicenna Systems Corporation and CareAgents, Inc.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with our financial statements and notes thereto. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in forward-looking statements. See "Risk Factors."

Overview

      Our healthcare e-commerce services are still under development and no revenues have been generated from the sale of these services. Additionally, the market for our products and services is unproven. These factors make it difficult to evaluate our business and prospects. We have incurred substantial operating losses since our inception and there can be no assurance that we will generate significant revenues or profitability in the future. We intend to significantly increase our expenditures primarily in the areas of development, sales and marketing, data center operations and customer support. As a result, we expect to incur substantial operating losses for at least the next two fiscal years.

      We expect to generate a significant portion of our revenue from payers and suppliers who are expected to pay initial set-up and ongoing maintenance fees associated with organizing, loading and maintaining their content, transaction fees for the transmission of payer content to physicians and transaction fees for lab orders/results and prescription routing. We also expect to generate revenue from physicians who are expected to pay a monthly fee for access to a range of our services.

      We believe that management has a unique understanding of the economic leverage inherent in facilitating the automation of certain clinical, administrative and financial processes. Accordingly, our company also intends to contract with payers and suppliers to guarantee them incremental cost savings from the use of certain of our services. In some cases, we intend to share in any cost savings in excess of the guaranteed cost savings. The amount and timing of transaction revenue generated under these arrangements may be impacted by our guarantee of cost savings.

      On December 24, 1996, Synetic acquired Avicenna Systems Corporation, a privately held company that marketed and built Intranets for managed healthcare plans, integrated healthcare delivery systems and hospitals. The acquisition of Avicenna marked the inception of Synetic's healthcare electronic commerce business. On January 23, 1997 Synetic acquired CareAgents, Inc., a privately held company engaged in developing Internet-based clinical commerce applications. On November 24, 1998, Synetic formed CareInsite, Inc. (formerly Synetic Healthcare Communications, Inc.). On January 2, 1999, Synetic contributed the stock of CareAgents to Avicenna. Concurrently, Avicenna contributed the stock of CareAgents and substantially all of Avicenna's other assets and liabilities to our company. Synetic continues to hold its interest in our company through Avicenna. Synetic has also contributed $10,000,000 in cash to our company. The transactions resulting in our formation have been accounted for using the carryover basis of accounting and our company's financial statements include the accounts and operations of Avicenna and CareAgents for all periods presented from the date each entity was acquired. In October, 1998, we entered into agreements in principle with THINC and Cerner. Definitive agreements with THINC and Cerner were entered into in January 1999.

Effect of Recent Transactions

      In January 1999, our company, THINC, and THINC's founding members, Greater New York Hospital Association, Empire, Group Health Incorporated and HIP Health Plans entered into definitive agreements and consummated a transaction for a broad strategic alliance. Under this arrangement, among other things, our company:

     . acquired a 20% ownership interest in THINC in exchange for $1.5 million in cash and a warrant to purchase an aggregate of 4,059,118 shares of common stock of our company at an exercise price of $4.00 per share, referred to as the THINC warrant;

     . agreed to extend up to $2,000,000 and $1,500,000 in senior loans to THINC;

     . entered into a Management Services Agreement with THINC pursuant to which our company will manage all operations of THINC, including, as part of our services, providing THINC with certain content and messaging services, and THINC will provide our company with the right to deploy our prescription and laboratory communication services on the THINC network on behalf of the payers;

     . licensed to THINC our content and messaging services for use over the THINC network; and

     . entered into Clinical Transaction Agreements with each of Empire, Group Health Incorporated and HIP, who we refer to together as the "THINC Payers," to provide online prescription and laboratory communication services.


      The estimated fair value of the THINC warrant at the date issued was approximately $1,700,000, as determined using the Black-Scholes option pricing model. We will account for our investment in THINC using the equity method of accounting. For the twelve months ended December 31, 1998, THINC incurred a net loss of approximately $4,837,000. We anticipate that THINC will continue to incur losses over the next eighteen months. The carrying value of our investment in THINC exceeds our pro rata share of the net assets of THINC. This excess of $2,880,000 will be amortized over a ten-year period.

      In January 1999, our company also entered into definitive agreements and consummated a transaction with Cerner for a broad strategic alliance. Under this arrangement, our company, among other things, obtained a perpetual, royalty-free license to the Cerner technology in exchange for a 19.9% equity interest in our company. Such equity interest is subject to certain restrictions on transfer and other adjustments. In addition, we have issued to Cerner a warrant to purchase up to 807,764 shares of common stock at $4.00 per share, exercisable only in the event THINC exercises its warrant. Also, we will issue to Cerner 2,503,125 shares of our common stock on or after February 15, 2001 at a price of $.01 per share if we realize a specified level of physician usage of our services. The software acquired from Cerner was valued at approximately $20,800,000 based on the value of the equity consideration as determined using an income approach valuation methodology. In connection with our strategic relationship with Cerner, we sold Cerner a beneficial interest to 2% of THINC. As beneficial owner, Cerner will receive any dividends, income and liquidation or disposition proceeds related to their 2% interest. However, we will remain the owner of record, will exercise voting rights and will have the right to sell, transfer, exchange, encumber or otherwise dispose of this 2% interest in THINC. Additionally, Cerner has agreed to fund $1,000,000 of our $2,000,000 senior loan to THINC. We have also entered into a marketing agreement with Cerner that allows for the marketing and distribution of our services to the physicians and providers associated with more than 1,000 healthcare organizations who currently utilize Cerner's clinical and management information system. In addition, Cerner committed to make available engineering and systems architecture personnel and expertise to accelerate the deployment of our services, as well as ongoing technical support and future enhancements to the Cerner technology.

      On May 24, 1999, we completed the acquisition of Med-Link, a provider of electronic data interchange services based in Somerset, New Jersey. Med-Link had net sales of approximately $3,076,000 and a net loss of approximately $1,876,000 for the twelve months ended December 31, 1998. The purchase price for the outstanding capital stock of Med-Link was $14,000,000 in cash. The acquisition will be accounted for using the purchase method of accounting.

Results of Operations -- CareInsite

Nine Months Ended March 31, 1999 Compared to Nine Months Ended March 31, 1998

      Service revenue (related party) of $213,000 consisted of management services which we provided to THINC pursuant to the CareInsite/THINC operating agreement effective in January 1999.

      Cost of services (related party) of $213,000 consisted primarily of employee compensation and benefits expense for those employees directly supporting the THINC business.

      Research and development expenses consist primarily of employee compensation, the cost of consultants and other direct expenses incurred in the development of our product. These expenses were $8,720,000 for the nine months ended March 31, 1999 and $3,976,000 for the nine months ended March 31, 1998. Research and development expenses for the nine months ended March 31, 1999 include a $2,381,000 write-off of capitalized software costs relating to the abondonment of our development efforts relating to certain of our products and services as a result of encountering a high risk development issue in connection with acquiring the Cerner technology. Excluding this write-off of capitalized software, total expenditures for research and development, including amounts capitalized, were $14,108,000 for the nine months ended March 31, 1999 and $6,516,000 for the nine months ended March 31, 1998. The increase in total expenditures was related to the purchase of third party licenses, as well as increases in development personnel and outside consultants. Of the total expenditures, $7,769,000 was capitalized during the nine months ended March 31, 1999 and $2,540,000 was capitalized during the nine months ended March 31, 1998. Our policy is to capitalize software development costs once technological feasibility has been established.

      Sales and marketing expenses consist primarily of salaries and benefits, travel for sales, marketing and business development personnel, and promotion related expenses such as advertising, marketing materials, and tradeshows. Sales and marketing expenses were $1,427,000 for the nine months ended March 31, 1999 and $1,232,000 for the nine months ended March 31, 1998. The increase reflects the addition of payer oriented marketing staff partially offset by the elimination of the remaining advertising and Intranet sales and marketing personnel. Included in sales and marketing expenses are charges from Synetic of $494,000 for the nine months ended March 31, 1999 and $422,000 for the nine months ended March 31, 1998. These charges represent an allocation of compensation costs for Synetic's personnel who devote a majority of their time to our company, and primarily relate to business development and marketing support services.

      General and administrative expenses consist primarily of compensation for legal, finance, management and administrative personnel. General and administrative expenses were $2,944,000 for the nine months ended March 31, 1999 and $2,589,000 for the nine months ended March 31, 1998. The increase in general and administrative expenses of $355,000 resulted primarily from increased costs associated with supporting the growth in our research and development efforts. Included in general and administrative expenses are charges from Synetic of $253,000 for the nine months ended March 31, 1999 and $141,000 for the nine months ended March 31, 1998. These charges represent an allocation of compensation costs for Synetic's personnel who devote a majority of their time to our company, and primarily relate to administrative and legal services. The increase in these allocated expenses is due to increased staffing to support our business. We expect to hire additional personnel and incur additional costs related to becoming a public company. Accordingly, we intend to increase the absolute dollar level of general and administrative expenses in future periods.

      We recorded $2,500,000 in litigation charges for the nine months ended March 31, 1999, related to our ongoing defense against assertions that we violated certain agreements with Merck & Co., Inc. and Merck-Medco Managed Care, L.L.C. See "Risk Factors -- Litigation by Merck & Co., Inc., and Merck-Medco Managed Care, L.L.C. against our company."

Year Ended June 30, 1998 Compared to Period from Inception (December 24, 1996) Through June 30, 1997

      Research and development expenses were $4,762,000 for the year ended June 30, 1998 and $7,652,000 and for the period from inception (December 24, 1996) through June 30, 1997. Total expenditures for research and development, including amounts capitalized, were $9,386,000 for the year ended June 30, 1998 and $8,000,000 and for the period from inception (December 24, 1996) through June 30, 1997. The increase in total expenditures was primarily due to the longer fiscal period and a significant increase in research and development personnel. This increase was partially offset by the write-off of $5,228,000 in costs associated with the acquisitions of rights to certain intellectual property and software technologies in the period from Inception (December 24, 1996) through June 30, 1997 for which there was no comparable write-off for the year ended June 30, 1998. This write-off primarily related to payments for a royalty-free perpetual license for pharmacy -- and prescription -- related software applications, together with the supporting documentation. We licensed these assets for use in developing certain components of our computer applications. As we had not established the technological feasibility of our applications prior to the date the license was acquired, and there was no alternative future use of the licensed technology, the entire cost was charged to research and development expense. Research and development costs capitalized for the year ended June 30, 1998 and for the period from inception (December 24, 1996) through June 30, 1997 were $4,624,000 and $348,000, respectively.

      Sales and marketing expenses were $1,733,000 for the year ended June 30, 1998 and $1,150,000 for the period from inception (December 24, 1996) through June 30, 1997. The increase reflects the impact of the longer fiscal period partially offset by a reduction in advertising and Intranet sales and marketing personnel. This reduction is reflective of our change in the business model from the development of Intranets and the generation of advertising revenue from pharmaceutical and medical device manufacturers who advertise on these Intranets to our focus on clinical e-commerce. Included in sales and marketing expenses are charges from Synetic of $575,000 for the year ended June 30, 1998 and $206,000 for the period from inception (December 24, 1996) through June 30, 1997. These charges represent an allocation of compensation costs for personnel who devote a majority of their time to our company, and primarily relate to business development and marketing support services. The increase in these allocated expenses is primarily due to the longer fiscal period and to a lesser extent, increased staffing to support our business.

      General and administrative expenses were $3,887,000 for the year ended June 30, 1998 and $1,379,000 for the period from inception (December 24, 1996) through June 30, 1997, respectively. The increase in general and administrative expenses of $2,508,000 resulted primarily from the longer fiscal period and increased occupancy costs. Included in general and administrative expenses are charges from Synetic of $261,000 for the year ended June 30, 1998 and $24,000 for the period from inception (December 24, 1996) through June 30, 1997. These charges represent an allocation of compensation costs for personnel who devote a majority of their time to our company, and primarily relate to administrative and legal services. The increase in these allocated expenses is primarily due to the longer fiscal period and, to a lesser extent, increased staffing to support our business.

      Purchased research and development for the period from inception (December 24, 1996) through June 30, 1997 was $32,185,000. This relates to the write-off of the portion of the purchase price allocated to acquired in-process research and development for the Avicenna and Care Agents acquisitions.

Results of Operations -- Avicenna (predecessor business)

Period from January 1, 1996 through December 23, 1996 Compared to Year Ended December 31, 1995

      Research and development expenses were $1,161,000 for the period from January 1, 1996 through December 23, 1996 and $86,000 for the year ended December 31, 1995. The increase in total expenditures was primarily due to a significant increase in the number of research and development personnel resulting in increased compensation, benefits, recruitment and other personnel related expenses.

      Sales and marketing expenses were $1,297,000 for the period from January 1, 1996 through December 23, 1996 and $12,000 for the year ended December 31, 1995. The increase is due to the increase in staffing along with deploying marketing programs, advertising and travel relating to the Intranet sales business.

      General and administrative expenses were $860,000 for the period from January 1, 1996 through December 23, 1996 and $69,000 for the year ended December 31, 1995. Most of the increase in expenditures was due to additional general and administrative personnel working in legal, finance and administrative functions. Additional cost increases include consulting, public relations, rent, and depreciation.

Acquired In-Process Research and Development -- CareInsite

      In connection with the acquisitions of Avicenna and CareAgents, we allocated a portion of each purchase price to acquired in-process research and development. The amount allocated to acquired in-process research and development for each of these acquisitions was determined based on an income approach valuation methodology. For both Avicenna and CareAgents a nine year forecast of revenues and costs attributable to the acquired technology was prepared. The nine year projection period was consistent with the expected useful lives of the technology under development. The resulting operating cash flows were then reduced by working capital and capital expenditures and discounted to present value based on a discount rate of 30% for Avicenna and 50% for CareAgents. These different discount rates were used because, at the time of acquisition, Avicenna had commenced operations, had more than 30 employees and had received financing. In contrast, CareAgents, at the time of acquisition, had not commenced operations, had no employees other than its stockholders, and had not received any financing. These amounts have been expensed on the respective acquisition dates as the in-process research and development had not reached technological feasibility and had no alternative future use. A description of the acquired in-process research and development and the estimates made by us is set forth below.

      Avicenna. Avicenna's business plan was to design and market Intranets to provider organizations to provide communication and reference capabilities to these organizations. Doctors in these organizations would communicate via e-mail and forum groups with centralized medical reference information with the objective of reducing costs in a managed care environment. The fundamental technology plan was to develop a client/server based application to allow hospital affiliated doctors to access a local Intranet that housed medical reference information, in-house policies and procedures, and communication among the various parties. This required development of electronic search, medical reference material storage and communication capabilities such as forums and e-mail. The revenue model had been, prior to acquisition, primarily one based on pharmaceutical and medical device manufacturer's advertising fees on these Intranets. Avicenna also envisioned creating a search capability that would allow doctors to quickly access relevant reference information on a variety of medical topics from databases that were licensed to Avicenna. These databases would be customized in format by Avicenna.

      As of the acquisition date, Avicenna was in the early stages of its development and the systems under development had not yet reached technological feasibility. There was a working public Intranet site and they had begun to implement the search techniques. Their primary mechanism to allow users to search their Intranet sites and access content provided by hospitals, advertisers, and others was to develop a method of customizing that content via a software utility known as "Framework." Framework was in the initial stage of development with the substantive system design, coding, and testing work remaining incomplete. Framework was the fundamental piece of code that would enable users to be able to both search and reference the content contained on an Avicenna Intranet and thereby realize their business model.

      As of the December 24, 1996 acquisition date, Avicenna had incurred approximately $1,263,000 in research and development costs to develop the technology to its status described above. It was estimated that over $3,000,000 of costs remained to complete the projects described above in the following calendar year and that additional significant costs remained in subsequent years to further enhance and maintain the capabilities of the Avicenna system. Subsequent to the date of acquisition, we have modified the acquired technology from both Avicenna and CareAgents and incorporated them into a broader system, the CareInsite system.

      CareAgents. CareAgents' business plan was to design and market Internet based clinical commerce applications that allowed the various healthcare participants to exchange information and conduct basic medical transactions with each other. Participants included patients, providers, and suppliers. The fundamental technology plan was to create an Internet and standards based connection between the participants and then provide specific transaction capabilities using both internally and externally developed application software.

      CareAgents' technology was in the very early stages of development with basic user requirements, a business plan, preliminary system architecture with process flow diagrams and prototyping efforts comprising the work completed to date. In excess of $8,000,000 in costs remained over the next two years to mature the technology to the point of technological feasibility and then complete for first product deployment. No work had been completed on a detailed engineering design or on building or testing any substantive code.

Liquidity and Capital Resources -- CareInsite

      Our operations since Inception (December 24, 1996) have been funded through capital contributions from Synetic. As of March 31, 1999, we had $5,058,000 of cash and cash equivalents.

      Cash used in operating activities was $12,447,000 for the nine months ended March 31, 1999, $9,052,000 for the year ended June 30, 1998 and $5,011,000 for the period from Inception (December 24, 1996) through June 30, 1997. The cash used during this period was primarily attributable to the losses associated with the development of our business activities.

      Cash used in investing activities was $9,243,000 for the nine months ended March 31, 1999, $6,721,000 for the year ended June 30, 1998 and $1,371,000 for the period from Inception (December 24, 1996) through June 30, 1997 and related primarily to capital expenditures.

      Cash provided by financing activities was $26,433,000 for the nine months ended March 31, 1999, $15,842,000 for the year ended June 30, 1998 and $6,628,000 for the period from Inception (December 24, 1996) through June 30, 1997. Such amounts represent capital contributions made by Synetic.

      In addition, pursuant to our strategic relationship with THINC, we have committed to extend up to $2,000,000 and $1,500,000 in senior loans to THINC. In connection with our strategic relationship with Cerner, Cerner has agreed to fund $1,000,000 of our $2,000,000 loan to THINC. See "Transactions and Relationships with Principal Stockholders."

      In addition, Cerner has agreed to purchase directly from us 600,000 shares of our common stock in a separate private transaction concurrent with this offering. We estimate the net proceeds from the sale of shares of common stock to Cerner in such transaction will be approximately $9,000,000. See "Transactions and Relationships with Principal Stockholders -- Cerner."

      On May 24, 1999, we completed the acquisition of Med-Link for $14,000,000 in cash. In connection with this acquisition, Synetic has agreed to contribute to our company up to $14,000,000.

      Cash used in operating activities by Med-Link for the twelve months ended December 31, 1998 was approximately $1,008,000 which was funded by its parent.

      We currently anticipate that the net proceeds from the offering and proceeds from the sale of shares to Cerner in a concurrent private transaction, together with our available cash resources, will be sufficient to meet our presently anticipated working capital, capital expenditure and business expansion requirements, including the requirements of Med-Link, for approximately the next 18 months. There can be no assurance we will not require additional capital prior to the expiration of an 18-month period. Even if such additional funds are not required, we may seek additional equity or debt financing. We cannot assure you that such financing will be available on acceptable terms, if at all, or that such financing will not be dilutive to our stockholders.

Year 2000 -- CareInsite

      Many currently installed computer systems and software products are coded to accept or recognize only two digit entries for the year in the date code field. These systems and software products will need to accept four digit year entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

      State of Readiness. We have made a preliminary assessment of the Year 2000 readiness of our information technology systems, including the hardware and software that enable us to develop and deliver our healthcare e-commerce services as well as our non-information technology systems. Our assessment plan consists of:

     . quality assurance testing of our internally developed proprietary software;

     . contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to developing our healthcare e-commerce network;

     .  contacting vendors of material non-IT systems;

     .  assessment of repair or replacement requirements;

     .  repair or replacement; and

     .  implementation.

      We have been informed by our vendors of material hardware and software components of our IT systems that the products used by us are currently Year 2000 compliant. We have also been informed by our non-IT system vendors that the products used by us are currently Year 2000 compliant.

      Costs. To date, we have not incurred any material expenditures in connection with identifying or evaluating Year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent developing a Year 2000 compliant healthcare e-commerce channel.

      We are not currently aware of any Year 2000 compliance problems relating to our information technology or non-information technology systems that we believe would have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will not discover Year 2000 compliance problems that will require substantial revisions to our systems, products or services. In addition, there can be no assurance that third-party software, hardware or services incorporated into our material information technology and non-information technology systems will not need to be revised or replaced, all of which could be time consuming and expensive. Any failure to fix our information technology systems or to replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on our business, results of operations and financial condition.

      In addition, there can be no assurance that physicians, payers, suppliers, Internet access companies, third-party service providers, vendors, business partners and others outside our control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond our

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control, such as a prolonged Internet or communications failure, which could also prevent us from delivering our services to customers, decrease the use of the Internet or prevent users from accessing our service. Such a failure could have a material adverse effect on our business, results of operations and financial condition. Also, a general Year 2000 systemic failure could require healthcare companies to spend large amounts of money to correct any such failures, reducing the amount of money that might otherwise be available to be spent on services such as ours.

      Contingency plan. We are continuing to assess and test our systems for Year 2000 compliance. We have also developed contingency plans for system failure, service disruption and data corruption issues due to Year 2000 problems. In the event that there is a system problem due to a Year 2000 date, we will immediately attempt to diagnose and fix the problems. At the same time, we will change (a) the system clock back to 1999 while separately logging all transactions so affected and/or (b) the dates within transactions to 1999 while separately logging all transactions so affected. In the event that a Year 2000 problem occurs at an external entity, that entity will be informed of the problem and we will continue to review and repair the dates until the problem is fixed. We cannot assure you that we will be able to successfully diagnose and/or fix any Year 2000 problems that occur or that the cost of doing so will not be material.

      As the Year 2000 issue has many elements and potential consequences, some of which are not reasonably foreseeable, the ultimate impact of the Year 2000 on our operations could differ materially from our expectations.

Recent Accounting Pronouncements

      In June 1997, the Financial Accounting Standards Board, or "FASB," issued Statement of Financial Accounting Standards, or "SFAS," No. 131, "Disclosures about Segments of an Enterprise and Related Information." We are required to adopt SFAS No. 131 for the year ending June 30, 1999. SFAS No. 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. Adoption of SFAS No. 131 is expected to have no material impact on our financial condition or results of operations.

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." We are required to adopt SFAS No. 133 for the year ending June 30, 2000. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because we currently hold no derivative financial instruments and do not currently engage in hedging activities, adoption of SFAS No. 133 is expected to have no material impact on our financial condition or results of operations.

      In March 1998, the American Institute of Certified Public Accountants issued Statement of Position, or "SOP," 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. We are required to implement SOP 98-1 for the year ending June 30, 2000. Adoption of SOP 98-1 is expected to have no material impact on our financial condition or results of operations.

      In April 1998, the American Institute of Certified Public Accountants issued Statement of Position, or "SOP," 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that entities expense start-up costs as incurred. We are required to implement SOP 98-5 for the year ending June 30, 2000. Adoption of SOP 98-5 is expected to have no material impact on our financial condition or results of operations.

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                                    BUSINESS

      We are developing and intend to provide an Internet-based healthcare electronic commerce network for interactive use by physicians, payers, suppliers and patients. We intend to market a comprehensive set of transaction, messaging and content services to physicians, to payers such as managed care organizations and pharmacy benefit managers, or PBMs, to suppliers such as pharmacies and clinical laboratories, and to patients. Physicians will be able to use a web browser to access relevant clinical, administrative and financial information of payers and suppliers through our CareInsite system to make more informed decisions at the point of care. We believe our integration of payer-specific rules and healthcare guidelines with patient-specific information at the point of care will improve the quality of patient care, lead to more appropriate use of healthcare resources, gain compliance with benefit plan guidelines and control healthcare costs.

      We currently provide services to The Health Information Network Connection LLC, referred to as THINC, an entity founded in 1996 by several major managed care organizations in the New York metropolitan area to facilitate the confidential exchange of healthcare information. Under our agreement, we will manage THINC's operations and make a comprehensive suite of healthcare e-commerce services available to the New York metropolitan area's more than 40,000 physicians. We believe that our relationship with THINC in New York will serve as a springboard for launching our services on a national basis. As part of this relationship, we also acquired a 20% ownership interest in THINC.

      We have recently entered into a strategic relationship with Cerner Corporation, a publicly traded corporation that is a leading supplier of clinical and management information systems to more than 1,000 healthcare organizations worldwide. Through this relationship, we have a perpetual, royalty-free license to certain of Cerner's technology, consisting of the clinical and administrative information technology contained in Cerner's Health Network Architecture, including their Millennium Architecture, for use in our CareInsite system. Cerner has agreed that CareInsite will be its exclusive vehicle for providing a full suite of healthcare e-commerce services that connect physicians' offices with managed care organizations, PBMs, clinical laboratories, pharmacies and other providers. Cerner has also agreed to market our services to its customers. In addition, Cerner has acquired a 19.9% interest in our company.

      Our parent company, Synetic, has entered into a definitive merger agreement with Medical Manager Corporation that provides for a strategic business combination between the two companies. Medical Manager is a leading provider of comprehensive physician practice management systems that address the financial, administrative and clinical practice needs of physicians. The Medical Manager practice management systems support a physician base estimated at more than 120,000 in more than 24,000 medical practices nationwide. Medical Manager has a distribution network of independent and company-owned offices with almost 2,000 sales and technical support personnel who provide service, training and support to physician offices in major markets in the United States.

      In connection with this business combination, Medical Manager and our company have entered into an agreement under which we will be the exclusive provider of certain network, web hosting and transaction services to Medical Manager. Under this agreement, which will not become effective unless the business combination between Synetic and Medical Manager is completed, we intend to provide our healthcare e-commerce services to Medical Manager's physician base estimated at more than 120,000 by integrating those services into Medical Manager's physician practice management systems. We intend to use Medical Manager's sales and support network as a platform from which to distribute, install and support our transaction, messaging and content services to Medical Manager physicians.

      On May 24, 1999, we acquired Med-Link for $14 million in cash. Med-Link is a regional provider of electronic data interchange services to healthcare providers and payers that automate their claims and other managed care transactions. Med-Link currently processes over 12 million managed care transactions annually for approximately 12,000 physicians.

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

      We believe our services have several advantages over the services offered by our competitors, several of which have services that are currently in operation. We believe that:

     . our integration of payer-specific benefit rules and healthcare guidelines with patient-specific information at the point of care provides a unique ability to control the costs and improve the quality of healthcare;

     . our management's experience in clinical process automation, healthcare transaction processing and benefit management enables us to design and implement a healthcare e-commerce network that is responsive to the needs of physicians, payers, suppliers and patients; and

     . our CareInsite system is being built with existing, well-proven software and system interfaces, including the licensed Cerner technology, that can be integrated with other healthcare information systems in an efficient and scalable manner.

Industry Background

      Healthcare expenditures in the United States totaled approximately $1.0 trillion in 1996, representing a 6.7% compound annual increase since 1990. Increases in healthcare costs have been driven principally by technological advances in the healthcare industry and by the aging of the population, as older Americans utilize more healthcare resources on a per capita basis. This increasing trend in aggregate healthcare costs is expected to continue.

      In the past 15 years, the U.S. healthcare industry has undergone significant changes. Among the most significant of these changes has been a shift away from fee-for-service indemnity plans into health maintenance organizations, or HMOs, and other managed healthcare benefit plans. These payers have used a variety of managed care techniques to control administrative costs including, but not limited to, lowering reimbursement rates, shifting costs from payers to patients, restricting coverage for services, limiting access to a select group of providers, negotiating discounts with healthcare providers, case management functions, and shifting the economic risk for the delivery of care to providers through alternative reimbursement models, such as capitation and risk pools. While these techniques have been initially helpful in controlling healthcare costs, we believe that these techniques have over time become less effective in reducing costs. Managed healthcare organizations today are experiencing rising healthcare costs and we believe their ability to reduce patient care costs, which represent approximately 85% of annual healthcare costs in the United States, is limited.

      We believe that future healthcare cost management is increasingly dependent upon compliance with benefit plan guidelines designed to promote the appropriate use of healthcare resources and adherence to best clinical practices to improve the quality of care and control patient care costs. We believe payers are unlikely to gain compliance with these guidelines and practices without an efficient channel of communications to their affiliated physicians. Today, electronic communication among the physician, payer and supplier is typically limited to administrative transactions. These communications typically occur at specified times of day, usually several hours after medical care has been given or treatment has been prescribed. We believe that compliance with benefit guidelines can be better achieved through Internet-based healthcare e-commerce systems that enable real time communication at the point of care of clinical information as well as basic administrative and financial information.

      The dramatic growth of the Internet as an important new medium to collect and distribute information, communicate, interact and engage in commerce has emerged as a way to overcome the historical technical barriers for connecting the participants in the fragmented healthcare industry. These technical barriers are diminishing as:

     .  universal, low-cost Internet access is replacing private networks;

     . common navigation via browser technology is replacing proprietary desktop client software; and

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

     . the Internet's open architecture is providing a solution for integrating existing computer systems.

Factors Influencing Healthcare's Core Constituents

      We believe the healthcare industry's core constituents -- physicians, payers, suppliers and patients -- will benefit from timely access to patient-specific information and payer content, such as benefit rules and care guidelines, in order to reduce the complexity of administration, increase compliance with benefit plan guidelines, secure appropriate use of healthcare resources and improve the quality of patient care.

      Physicians. Physicians are confronted with a proliferation of health plans, each of which has complex clinical, administrative and financial rules and guidelines relating to matters such as eligibility for prescriptions, lab tests, referrals and follow-up visits, scope of coverage and co-payments. These complex rules and guidelines require administrative personnel to spend significant time navigating the cumbersome administrative procedures of a large number of health plans often after the medical care has been given or prescriptions or referrals have been written. This complexity has created demand for real-time information exchange across all patients and all payers to streamline cumbersome and time-consuming clinical and administrative processes.

      Payers. Payers, such as health maintenance organizations and pharmacy benefit managers, are finding less incremental value in the historical levers of managed care. In order to stem the unabated growth in healthcare costs, managed care plans must do more than automate the administrative and financial processes that govern the provision of services and the payment of claims. While administrative costs account for approximately 15% of annual healthcare expenditures, it is the cost of care itself, approximately 85% of annual healthcare expenditures, which primarily drives the growth in healthcare expenditures. We believe that compliance with benefit plan guidelines that promote more efficient use of healthcare resources and adherence to best practices will result in cost reductions and improvements in the quality of care. Payers are seeking an efficient channel to communicate their benefit plan rules and care guidelines to physicians at the point of care in order to realize savings.

      Suppliers. Pharmacies, clinical laboratories and other suppliers are being forced to become increasingly efficient in managing their business as managed care organizations have negotiated significant reductions in price and demanded measurable improvements in quality. Pharmacies continue to incur substantial inefficiencies in the process of managing orders with physicians and patients. We believe that as many as ten percent of the nation's approximately 2.8 billion annual prescriptions require telephone intervention between the pharmacist and patient or physician. We also believe that fewer than 20% of laboratory orders and/or results in the ambulatory care environment are submitted or transmitted through electronic systems. Physicians have been slow to adopt these systems because they are proprietary in nature and are usually limited to results reporting. Consequently, clinical laboratories incur unnecessary administrative costs associated with processing and reporting orders and also incur significant losses related to tests for which reimbursement is not authorized.

      Patients. As the payer exerts increasing influence over plan design, service coverage, and provider access, patients are demanding ever more objective measures of quality and cost. This is evidenced by the unprecedented demand for healthcare information on the Internet, confirming both the absence of information from traditional sources, and desire for additional sources of objective, credible and trustworthy information.

Strategy

      Our objective is to provide an Internet-based healthcare e-commerce network for interactive use by physicians, payers, suppliers and patients in order to control healthcare costs and improve patient care. Our relationships with THINC and Cerner represent the initial execution of our strategy and enhance our ability to continue and expand upon this strategy. Our strategy includes the following elements.

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

Provide transaction, messaging and content services responsive to the needs of physicians

      We intend to provide physicians with transaction, messaging and content services. These services are intended to complement the clinical work flows and existing computer systems which characterize the physician office environment. Our prescription, laboratory and managed care communication services respond to the physician's need to provide patient care consistent with payer guidelines. Specialized messaging services provide the office staff with alert and advisory applications which facilitate patient treatment compliance, prescription renewals and laboratory ordering results and automate time consuming paper and telephonic processes. Content services, in the form of indexed and searchable directories and databases, provide physicians with convenient access to payer-specific information and general medical reference material. Together, these services provide much needed context for informed decision making.

      Our services are designed to work for all payers and suppliers, since physician adoption requires services which work for virtually all patients. Our strategy, by definition, is to remain "content-neutral." In other words, we do not create our own content for physicians -- this is the role of our payers and suppliers. Rather, we contract with payers and suppliers to transmit their content in the form of clinical, administrative and financial guidelines over our network and display these rules, in the form of alerts, advisories and annotations to the physician at the point of care.

      As part of our relationship with THINC, we intend to deploy on behalf of THINC and offer to the New York Metropolitan area's 40,000 physicians, a comprehensive suite of transaction, messaging and content services. As a result of this relationship, physicians will have the ability to conduct nine different prescription, laboratory and managed care transaction services that we believe will simplify and automate their interaction with area health plans. We also intend to offer our services nationwide to Medical Manager's physician base estimated at more than 120,000 pursuant to our agreement with Medical Manager.

Contract with key payers and suppliers to make patient-specific rules available to physicians

      Our marketing strategy is to contract with the managed care organizations, pharmacy benefit managers, pharmacies and clinical laboratories who benefit from the automation of specific clinical, administrative or financial processes. Payers define the rules that govern the course of care available to patients, and contract with physicians and suppliers to meet specific cost and quality standards. Suppliers respond to physician orders, dispensing prescriptions and conducting laboratory tests. By integrating patient-specific information with benefit plan and supplier specific rules through our CareInsite system at the point of care, we believe these institutions will realize administrative and medical resource savings, improved patient care and more appropriate resource utilization.

      We have contracted with each of Empire Blue Cross and Blue Shield, Group Health Incorporated and HIP, the payer participants in THINC, to provide our prescription and laboratory communication services. We have also entered into contracts with each of National Prescription Administrators (NPA) and Caremark, Inc., pharmacy benefit managers, to provide our prescription communication services, and with Prudential HealthCare, a payer, to provide our managed care communication services. We are engaged in discussions with other leading payers and suppliers with respect to our services. See "Transactions and Relationships with Principal Stockholders -- Certain Agreements -- THINC."

Build and deploy the CareInsite system

      Our technology strategy is focused upon building and deploying the CareInsite system, which permits the integration of patient-specific information with payer- and other supplier-specific guidelines. The CareInsite system is intended to:

     . host or connect to multiple payer- or supplier-specific guidelines, such as procedure level eligibility, benefit plan coverage, formularies and order sets;

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

     . host or connect to patient-specific profiles, such as lab results or medication histories;

     . analyze an incoming request or order versus payer- or supplier-specific guidelines;

     . transmit payer- or supplier-specific annotations, alerts and advisories when the orders or requests are at variance with guidelines; and

     . transmit payer- or supplier-specific content and messages to authorized healthcare participants.

      We believe our perpetual, royalty-free license to the Cerner technology will allow us to accelerate the building and deployment of our CareInsite system. This technology is central to the CareInsite system's ability to register and identify patients, house patient-specific information, analyze requests, and communicate payer rules in the form of alerts, advisories and annotation messages.

Maximize distribution to physicians with high transaction volumes

      Our distribution strategy is to target the high-volume physicians who account for the majority of transactions. We work closely with payers and suppliers to identify these physicians. In addition, we work closely with providers of desktop software to physicians. Our strategy is to complement, rather than compete with, vendors who market and provide software and network services to physicians. We intend to contract with these vendors, such as Cerner and THINC, to gain distribution of our services. We intend also to provide physicians with direct access to our networks, as well as indirect access via links from other web portals. Our primary sales vehicle is our direct sales force, which targets groups of physicians.

      As part of the THINC agreement, we are responsible for maximizing adoption of these services by the New York metropolitan area's 40,000 physicians. Each of THINC's founding payers is responsible for providing us with a list of target physicians, and taking appropriate steps to ensure that physicians understand and use the services. To maximize distribution, we have entered into a marketing agreement with Greater New York Hospital Association to market these services to its hospital members. We have entered into a distribution agreement with Cerner for integrating our services into Cerner's physician desktop software, and are pursuing discussions with other leading providers of physician desktop software.

Pursue strategic relationships and acquisitions

      We intend to continue to pursue opportunistic strategic relationships, including customer/vendor agreements, joint ventures and acquisitions. We believe that making strategic acquisitions and developing strategic industry relationships will enhance our ability to penetrate additional markets through new distribution channels and develop and provide additional services.

      The THINC, Cerner and Medical Manager arrangements evidence our intent to pursue strategic relationships, joint ventures, and partnerships to accelerate growth of our network and build substantial value for physicians, payers, and suppliers.

Company Services

      We intend to utilize the Internet to provide a broad array of browser initiated healthcare e-commerce solutions which facilitate the confidential, on-line exchange of healthcare information for all constituents in the healthcare industry. Our healthcare e-commerce services include the transaction, content and messaging services described below.

      Transaction Services. Our transaction services include prescription, laboratory and managed care communication services. Our prescription and laboratory communication services are focused upon assisting physicians to more efficiently support diagnoses and plan, prescribe and follow treatment, consistent with payer

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

guidelines. Our managed care communication services will be focused upon automating the telephonic and paper processes physicians and payers conduct in order to verify coverage and reimbursement, process medical claims, and manage patient access to procedures and providers. We believe that significant market opportunities exist for these services given the size of such markets and the potential for improved efficiencies.

      Prescription Communication Services. Our prescription communication services, called RxInsite, are targeted to physicians, pharmacy benefit managers, pharmacies and payers. While communication of payer and pharmacy benefit manager rules to the pharmacy at the point of dispensing through existing electronic data interchange networks has yielded substantial administrative savings, payers and pharmacy benefit managers need an efficient means to communicate their rules to physicians at the point of care in order to further control drug expenditures and improve the quality of care. We believe that payers and pharmacy benefit managers may realize significant savings through greater prescribing of generic drugs, increased use of preferred formulary drugs, and greater compliance with best clinical practices and treatment guidelines. Since no single payer or pharmacy benefit manager typically represents a majority of a physician's patients, these organizations need a common network to communicate with physicians.

      Our RxInsite services will provide physicians the ability to write prescriptions in the context of patient medication histories and payer clinical rules. As a result, they can improve patient care, reduce potentially harmful drug interactions, lessen the number of telephone calls from payers and pharmacies, and improve patient satisfaction. Payers and pharmacy benefit managers who use our services may gain the ability to communicate their patients' dispensed medication histories, drug utilization review results, formulary and treatment guidelines to the physician through the CareInsite system. As a result they may realize the savings and improvement in patient care that accompany compliance with their guidelines. Pharmacies may reduce administrative costs as prescriptions are clarified and corrected before they are submitted to the pharmacy for dispensing.

      Laboratory Communication Services. Our laboratory communications services are targeted to physicians, payers and clinical laboratories. These services will facilitate the electronic transmission of laboratory orders and results between the physician and the clinical laboratory. This will enable the physician to order diagnostic tests online from the clinical laboratory within the context of a specific patient's lab coverage. In a managed care environment, payers are seeking to ensure quality of patient care and to minimize overall healthcare costs by eliminating unnecessary or redundant tests and establishing testing protocols. Similarly, clinical laboratories, managing deep discount and capitation contracts, are seeking to provide care as efficiently and appropriately as possible. These services will provide payers the ability to communicate payer-specific information and treatment guidelines which should lead to significant reductions in test costs. Clinical laboratories also are expected to gain the ability to obtain significant savings through process automation of the orders and results process. Moreover, they should be able to more effectively manage payer rules, minimize costs under capitation contracts and reduce the incidence of overdue payments and bad debt.

      Managed Care Communication Services. Our managed care communication services are comprised of a comprehensive set of administrative and financial network services as described below, and are designed to gain authorization from payers for procedures, visits and referrals to network physicians and providers and to facilitate reimbursements.

      Claims Services. Healthcare claims are the most commonly communicated transactions between physicians and payers today. Our claims services are designed to allow physicians to submit claims to payers for payment, inquire as to the status of claims previously submitted and receive electronic remittance advice which provides payment information as well as an explanation of the settlement of the related claim. Our claims services will reduce administrative paperwork, resulting in savings for payers, and expedite the reimbursement process, which are intended to result in lower average number of outstanding accounts receivable days for physicians.

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


      Eligibility Services. Verification as to whether services rendered to a patient are eligible for reimbursement is the most basic of e-commerce applications, but one which is largely provided today via telephone and fax. Given the proliferation of managed care organizations and the increasing complexity of their rules and guidelines, we believe that there will be an increasing demand for timely and accurate electronic eligibility determination. Physicians would benefit by being able to verify the terms of reimbursement prior to providing services to the patient. Payers would benefit by being able to eliminate the cost of processing claims and paying for claims from ineligible patients.

      Referral and Pre-Certification Authorization Services. Referral authorization transactions facilitate physician-to-physician referrals by providing the physician with the payer's referral rules at the point of care. Pre-certification authorization transactions involve the determination as to whether a patient can be pre-certified for hospitalization or in-hospital procedures. These services will reduce the incidence of referral or pre-certification errors, which thereby reduce unauthorized treatment.

      Content Services. Our content services will provide physicians with online access to both available medical reference material, and the private content unique to payers. We continue to license publicly available content resources, including medical databases and other general reference material. We intend to contract with payers to re-purpose for publication via the CareInsite system through the Internet their private-content, benefit plan information, provider directories, formularies, policies and procedures, treatment guidelines and other patient education and wellness information, and make it available in an indexed and easily searchable format. We believe our services will be differentiated from our competitors in our unique ability to integrate content into our messaging and transaction applications in order to provide physicians with the requisite context for informed decision making.

      Messaging Services. Our messaging services will provide physicians with online access to patient and payer specific inquiries, alerts and advisories as well as e-mail and broadcast message applications. Messaging applications facilitate communication between physician, payer, supplier and patient. In particular, messaging applications are intended to simplify time consuming processes for the physicians' staff. Prescription messaging applications include prescription renewal and interchange programs which automate telephonic processes between patient, physician and pharmacy. Laboratory messaging programs will provide the ability to not only view results, but also order subsequent tests as suggested by payer rules and treatment guidelines. We believe our services will be differentiated from our competitors in our unique ability to integrate messaging into our transaction applications.

Sales and Marketing

      Our sales and marketing efforts will be focused upon four target audiences:

     .  payers, including pharmacy benefits managers,

     .  suppliers, including clinical laboratories and pharmacies,

     .  physicians, including physician practice management groups, and

     . business development partners, including physician software and network service vendors.

Our key objectives are to maximize the number of physicians registered to use the service, maximize the number of patient lives covered by participating payers and pharmacy benefit managers, and maximize the number of participating suppliers. We will market our services through multiple channels, including building on our model in the greater New York area, working closely with payer and supplier customers to maximize physician enrollment, working with physician office management information systems and hospital information systems vendors and electronic data interchange networks and through strategic relationships.

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

      Once contracts are in place, our customer service strategies are essential to our ability to maximize physician use of our services and minimize payer and supplier attrition. We expect to provide toll free telephone support to physician and physician office staff members seven days a week, 24 hours per day. We intend to provide online resources and help functions which should facilitate solutions to most frequently asked questions. In addition to our customer service center, we intend to provide account management services to our payer, supplier and distribution partners. These personnel provide implementation support to customers, and provide an ongoing channel of communication between our company and our customers to ensure that our services consistently meet customer needs.

      Physicians. We will market our services to physicians in several ways. Employing the target data from payer and supplier customers, we intend to employ a direct sales force to contract with large groups of physicians. In addition, we intend to adopt a strategy of complementing, rather than competing with traditional providers of desktop software and network services to physicians, by pursuing marketing relationships with those vendors.

      Payers. We will contract with payers to maximize the number of patient lives accessible by participating physicians. We also intend to work closely with payers to maximize physician enrollment. Together, we will seek to identify groups of high volume physicians that represent the majority of potential transactions. In addition, we will work closely with payers to maximize physician adoption of these services.

      Suppliers. We will contract with clinical laboratories and pharmacies which represent the bulk of transaction volume on a local and national basis. We also intend to work closely with payer customers to identify and contract with the preferred clinical laboratories and pharmacies that comprise their managed care networks. In turn, we will work with these suppliers to maximize physician enrollment by identifying those physicians which represent the majority of their prescription and laboratory transactions.

      Relationship with THINC. We have entered into definitive agreements for a broad strategic alliance in January 1999 with THINC, and its founding members, Greater New York Hospital Association, Empire Blue Cross and Blue Shield, Group Health Incorporated Group Health Incorporated, and HIP Health Plans. Under this arrangement, among other things, we will manage the operations of THINC, including all aspects of marketing and sales, implementation, customer service and technical operations. In addition, THINC will provide managed care transaction services on behalf of Empire, Group Health Incorporated and HIP, including online medical claims submission, status, remittance advice, eligibility, referral and pre-certification authorizations. We have also licensed to THINC our content and messaging services for use over the THINC network, and have entered into agreements with each of Empire, Group Health Incorporated and HIP to provide online prescription and laboratory communication services. See "Transactions and Relationships with Principal Stockholders -- Certain Agreements -- THINC."

      As part of our management services agreement with THINC, we are committed to marketing these services to all other payers and suppliers in the New York metropolitan area.

      Relationship with Medical Manager. Under our agreement with Medical Manager, which will not become effective unless the business combination between Synetic and Medical Manager is completed, we intend to provide our healthcare e-commerce services to Medical Manager's physician base estimated at more than 120,000 physicians and intend to use Medical Manager's sales and support network as a platform from which to distribute, install and support our transaction, messaging and content services to Medical Manager physicians. Under the agreement, Medical Manager has agreed to help advertise, market and sell our services to Medical Manager customers and dealers. In addition, Medical Manager has agreed to focus its efforts to advertise, market and sell our services to certain physicians with high transaction volumes.

Technology Platform

      Our system is comprised of a network of computers, related equipment and application software that uses the Internet to link the key participants in the healthcare industry. We expect that the CareInsite system will facilitate a broad range of healthcare transactions, such as enabling a physician to order prescriptions and lab tests and to verify a particular patient's eligibility for treatment under his or her health plan, and will facilitate medical claims processing, compiling medical data and informing physicians of particular patient histories.

      The CareInsite system is a comprehensive online transaction processing environment focused on the key physician oriented aspects of healthcare e-commerce. The CareInsite system is being designed to request, receive, rationalize, and present patients' clinical records, drug and medical reference content, treatment guidelines, and financial status and payer rules related to treatment preferences to the physician at the point of care. Underlying these processes are the capabilities to acquire, validate, and maintain patient- and plan-specific directories, house, and execute payer- and provider-specific rules, as well as to analyze and report results.

      The magnitude and complexity of the healthcare data model and rules engines required to establish precise, relevant communication among healthcare payers, providers, and eventually consumers at various points of care exceeds the development capability of start-up Internet-focused enterprises. We obtained a perpetual, royalty-free license to the Cerner technology, which provides the foundation for our transaction processing environment and which we believe will enable us to accelerate the roll out of our services. We will also continue to leverage commercially available software, make acquisitions, create joint ventures with strategic partners and pursue internal software development.

      Our technological innovation is the integration of the licensed Cerner technology with the capability to deliver patient's health benefit rules at the point of care. We leverage Cerner's proven person-focused data model, its Master Patient Index supported by industry-leading patient matching procedures and a portfolio of Web-enabled clinical applications. These applications are currently accessed by more than 15,000 physicians who use them to support clinical workflow in the hospital and integrated delivery network environment. We build upon the Cerner Health Network Architecture to create the CareInsite system which provides the ability to communicate our customers' benefit plan rules, such as prior authorization, treatment guidelines, formularies and plan specific order sets within physician's workflow at the point of care.

      The CareInsite system incorporates industry leading capabilities with respect to the following attributes:

      Compatibility. Our technology solution is being designed to work with virtually any physician's desktop system. The CareInsite system is designed to work from within either Microsoft's or Netscape's browsers. We work with vendors to integrate our transactions into physicians' workflow. We believe that many of our competitors will have difficulty interfacing with existing systems of multiple payers. The industry-wide challenge of building interfaces to integrate with providers' and payers' existing systems is significantly simplified because of Cerner's Interface Services, which include an application that supports the interfacing of computer applications and its library of foreign system interfaces that have been built, tested and are maintained to interact with over 1,000 healthcare provider and payer-based systems. Our system employs the licensed Cerner technology to provide access to information from servers it does not control or own by implementing open interface protocols and providing tools that simplify interface creation and data integration. Moreover, our platform exploits Cerner's common data/process model, which uses new standards to seamlessly integrate functions into the workflow of client applications.

      Security. A security database defines the relationship among all elements in the system and maintains the required information to support all functions, including login, availability of data, user-privileges, user activity and inactivity monitoring, access control, transaction routing, billing, and error messages. The security database is being designed to address unauthorized disclosure of information, unauthorized modification of information, loss of data integrity, and denial of service. The CareInsite system employs a variety of techniques in order to provide a comprehensive and secure system, including 128-bit data encryption technology, firewall technology among all subnetworks throughout the system, and systems to immediately identify break-in attempts and automate lock-out if breaches are suspected. In addition, our system builds upon the proven patient data security services of the Cerner systems.

      Scalability. Scalability, the ability of a networked computer system to support an increasing number of system users without adversely affecting system performance, is inherent in the design and selection of software components for the CareInsite system. CareInsite's applications are designed to be used by thousands of physicians in a particular region of the country simultaneously. CareInsite's applications and data center are designed to be rapidly scaled to support all of CareInsite's users with rapid response times. The key software components of the CareInsite system have been tested and benchmarked to verify this scalability.

      Rapid Application Development. Our development of a single architecture, common data model, use of industry standards wherever available, and object-oriented approach to development is designed to maximize the speed with which thoroughly tested, complex healthcare applications can be brought to market. We use a method of software development called "time-boxed incremental delivery life cycle model" for our software development, with certification and quality assurance processes for each delivery into our service. Under this method, we provide new releases of our software at regular intervals.

      High Availability. We intend to maintain a highly reliable systems architecture operating in our data center. The reliability is achieved by duplication of key components, including networking devices, networking and telecommunications connections and storage devices. In addition, high availability of these operations will also be assured through the use of:

     .  uninterrupted power supply equipment;

     .  building-independent cooling and environmental systems;

     .  automatic fail-over of critical network services; and

     . 24 hour a day monitoring of network connectivity, traffic, hardware and software status.

      Our data center will be in operation seven days a week, 24 hours a day.

      Disaster Recovery. While we believe our facilities and operations will include redundancy, back-up and security to ensure minimal exposure to systems failure or unauthorized access, a comprehensive and prudent disaster recovery plan will also be put in place. Incremental backups of both software and databases will be performed on a daily basis and a full system backup will be performed monthly. Backup tapes will be stored at an offsite location along with copies of schedules/production control procedures, procedures for recovery using an off-site data center, all off-site documentation, run books, call lists, critical forms and supplies. We also intend to maintain power backup throughout the enterprise should a power outage occur within the data center.

Competition

      The market for healthcare e-commerce is in its infancy and is undergoing rapid technological change. Competition will potentially come from several areas, including traditional healthcare software vendors, electronic data interchange network providers, emerging e-commerce companies or others. Traditional healthcare software vendors typically provide some form of physician office practice management system. These include companies like Medic and IDX. These organizations primarily focus on the administrative functions in the healthcare setting. Electronic data interchange network providers and claims clearinghouses like Envoy, which was recently acquired by Quintiles Transnational, and NDC provide connectivity to edit and transmit data on medical and pharmacy claims. These companies are beginning to offer services which may be competitive with our clinical e-commerce services. Companies like Healtheon, which recently entered into a definitive agreement to acquire WebMD, and other emerging e-commerce companies offer a range of services which are competitive to ours. Any organizations that create stand-alone healthcare software products may migrate into the healthcare e-commerce business. Due to a high degree of system and application interconnectivity, we believe that we will share common customers with many of these organizations. We also believe that in most instances, our services are incremental and complementary applications to the existing services offered by these companies. Some of our competitors have services that are currently in operation. Some of our competitors also have greater financial, technological and marketing resources than we do. Further, some of our competitors have entered into strategic relationships that make them more competitve, including Quintiles' recent acquisition of Envoy and Healtheon's proposed plan to merge with WebMD.

Government Regulation

      Participants in the healthcare industry are subject to extensive and frequently changing regulation at the federal, state and local levels. The Internet and its associated technologies are also subject to government regulation. Many existing laws and regulations, when enacted, did not anticipate the methods of healthcare e-commerce we are developing. We believe, however, that these laws and regulations may nonetheless be applied to our healthcare e-commerce business.

      Current laws and regulations which may affect the healthcare e-commerce industry relate to the following:

     .  confidential patient medical record information,

     . the electronic transmission of information from physicians' offices to pharmacies, laboratories and other healthcare industry participants,

     . the use of software applications in the diagnosis, cure, treatment, mitigation or prevention of disease,

     . health maintenance organizations, insurers, healthcare service providers and/or employee health benefit plans, and

     .  the relationships between or among healthcare providers.

      We expect to conduct our healthcare e-commerce business in substantial compliance with all material federal, state and local laws and regulations governing our operations. However, the impact of regulatory developments in the healthcare industry is complex and difficult to predict. We cannot assure you that we will not be materially adversely affected by existing or new regulatory requirements or interpretations. These requirements or interpretations could also limit the effectiveness of the use of the Internet for the methods of healthcare e-commerce we are developing or even prohibit the sale of a subject product or service.

      Healthcare service providers, payers, and plans are also subject to a wide variety of laws and regulations that could affect the nature and scope of their relationships with us. Laws regulating health insurance, health maintenance organizations and similar organizations, as well as employee benefit plans, cover a broad array of subjects, including confidentiality, financial relationships with vendors, mandated benefits, grievance and appeal procedures, and others. State and federal laws have also implemented so-called "fraud and abuse" rules that specifically restrict or prohibit certain types of financial relationships between us or our customers and healthcare service providers, including physicians and pharmacies. Laws governing healthcare providers, payers and plans are often not uniform between states, and could require us to undertake the expense and difficulty of tailoring our business procedures, information systems, or financial relationships in order for our customers to be in compliance with applicable laws and regulations. Compliance with such laws could also interfere with the scope of our services, or make them less cost-effective for our customers.

      Because of the Internet's popularity and increasing use, new laws and regulations with respect to the Internet are becoming more prevalent. Such laws and regulations have covered, or may cover in the future, issues such as:

     .  security, privacy and encryption,

     .  pricing,

     .  content,

     .  copyrights and other intellectual property,

     .  contracting and selling over the Internet,

     .  distribution, and

     .  characteristics and quality of services.

      Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Demand for our applications and services may be affected by additional regulation of the Internet. For example, until recently current Health Care Financing Administration guidelines prohibited transmission of Medicare eligibility information over the Internet. Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could adversely affect our business. Additionally, while we do not currently operate outside of the United States, the international regulatory environment relating to the Internet market could have an adverse effect on our business, especially if we should expand internationally.

      The growth of the Internet, coupled with publicity regarding Internet fraud, may also lead to the enactment of more stringent consumer protection laws. These laws may impose additional burdens on our business. The enactment of any additional laws or regulations in this area may impede the growth of the Internet, which could decrease our potential revenues or otherwise cause our business to suffer.

      We are subject to extensive regulation relating to the confidentiality and release of patient records. Additional legislation governing the distribution of medical records has been proposed at both the state and federal level, and new federal laws or regulations are likely to be enacted within the next six to nine months, pursuant to the Health Insurance Portability and Accountability Act of 1996, which requires the Secretary of Health and Human Services to promulgate rules governing the use and disclosure of individually identifiable healthcare information no later than September, 1999, in the event that Congress does not enact legislation on the subject. It may be expensive to implement security or other measures designed to comply with any new legislation. Moreover, regulations governing use and disclosure of healthcare information may restrict our ability to deliver patient records under certain circumstances or for certain purposes, or in a particular format, such as electronically.

      Other legislation currently being considered at the federal level could affect our business. For example, the Health Insurance Portability and Accountability Act of 1996 also mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000, for healthcare information that is electronically transmitted, processed, or stored. We are designing our services to comply with these proposed regulations; however, these regulations are subject to significant modification prior to becoming final, which could cause us to use additional resources and lead to delays in order to revise our services. In addition, our ability to electronically transmit information in carrying out business activities depends on other healthcare providers and payers complying with these regulations.

Employees

      As of May 24, 1999, we had a total of 134 full-time employees of whom there were 71 in technical development and engineering, 18 in sales and marketing, 19 in customer service and 26 in finance and administration. Currently, 28 of our employees are involved full-time in providing services to THINC. Pursuant to the terms of a services agreement between our company and Synetic, certain employees of Synetic may also provide services from time to time to our company. See "Transactions and Relationships with Principal Stockholders -- Certain Agreements -- Services Agreement." None of our employees are represented by labor unions and we have never experienced a work stoppage. We believe our relationship with our employees to be good. Our ability to achieve our financial and operational objectives depends on our ability to continue to attract, integrate, retain and motivate highly qualified technical and customer support personnel. A competitive environment exists for qualified personnel in the New Jersey and Boston, Massachusetts area.

Facilities

      Our principal executive office is located in Elmwood Park, New Jersey, in approximately 10,000 square feet of leased office space under a lease agreement that expires on December 31, 2002. We also maintain approximately 46,000 square feet of leased office space in Cambridge, Massachusetts under a lease that expires on February 28, 2002 and approximately 8,800 square feet of leased office space in Somerset, New Jersey under a lease that expires on March 31, 2001. We believe that our facilities are adequate for our current operations and that additional leased space can be obtained if needed.

Legal Proceedings

      In the normal course of business, we may become involved in various claims and legal proceedings. In addition, we were named as a defendant in a complaint filed by Merck & Co., Inc. and Merck-Medco Managed Care, L.L.C. in February 1999 as described below.

Litigation by Merck & Co., Inc. and Merck-Medco Managed Care, L.L.C. against our company

      On February 18, 1999, Merck & Co., Inc. and Merck-Medco Managed Care, L.L.C. filed a complaint in the Superior Court of New Jersey against our company, Synetic, Martin J. Wygod, Chairman of our company and Synetic, and three officers and/or directors of our company and Synetic, Paul C. Suthern, Roger C. Holstein and Charles A. Mele. The plaintiffs assert that our company, Synetic and the individual defendants are in violation of certain non-competition, non-solicitation and other agreements with Merck and Merck-Medco, and seek to enjoin us and them from conducting our healthcare e-commerce business and from soliciting Merck-Medco's customers. The Synetic and Wygod agreements provide an expiration date of May 24, 1999. The other individuals' agreements provide for expiration in December 1999, in the case of Mr. Suthern, March 2000, in the case of Mr. Mele, and September 2002, in the case of Mr. Holstein.

      A hearing was held on March 22, 1999 on an application for a preliminary injunction filed by Merck and Merck-Medco. On April 15, 1999, the Superior Court denied this application. We believe that Merck's and Merck-Medco's positions in relation to us and the individual defendants are without merit and we intend to vigorously defend the litigation. However, the outcome of complex litigation is uncertain and cannot be predicted at this time. Any unanticipated adverse result could have a material adverse effect on our company's financial condition and results of operations.

      In November 1993, Merck & Co., Inc. acquired 100% of the equity of Medco Containment Services, Inc., the predecessor to Merck-Medco Managed Care, L.L.C., for approximately $6.6 billion in a merger transaction. Synetic was a publicly traded subsidiary of Medco until May 1994, when Medco sold its entire interest in Synetic to Synetic and SN Investors, L.P., a limited partnership. The general partner of SN Investors, L.P. is SYNC, Inc., whose sole stockholder is Mr. Wygod. Prior to May 1994, Mr. Wygod was Chairman of Medco. The other individual defendants in this litigation are also former officers and/or directors of Medco.

                                   MANAGEMENT

Directors and Executive Officers

      Set forth below is information concerning the current directors and executive officers of CareInsite. The ages listed below are as of March 18, 1999.

Name                     Age Position
----                     --- --------
Martin J. Wygod......... 59  Chairman of the Board; Director
Paul C. Suthern......... 47  President and Chief Executive Officer; Director
Richard S. Cohan........ 46  Executive Vice President -- Operations
Roger C. Holstein....... 46  Executive Vice President -- Sales & Marketing; Director
James R. Love........... 43  Executive Vice President--Chief Financial Officer; Director
David M. Margulies...... 47  Executive Vice President -- Chief Scientist; Director
David C. Amburgey....... 35  Vice President -- General Counsel and Secretary
Charles A. Mele......... 42  Director

      Martin J. Wygod became the Chairman of the Board of our company in March 1999. Mr. Wygod has been Chairman of the Board of Synetic since May 1989. From May 1989 to February 1993, Mr. Wygod also served as Synetic's President and Chief Executive Officer and until May 1994 was an executive officer of Synetic. Until May 1994, Mr. Wygod was Chairman of the Board of Medco for more than five years, and until January 1993 he also served as Chief Executive Officer of Medco. He is also engaged in the business of racing, boarding and breeding thoroughbred horses, and is President of River Edge Farm, Inc.

      Paul C. Suthern became Chief Executive Officer and President and a Director of our company in March 1999. Mr. Suthern has been President and Chief Executive Officer of Synetic since March 1998 and was an executive officer of Synetic from February 1993 until July 1996, Vice Chairman of Synetic from July 1996 to March 1998 and also Chief Executive Officer from October 1993 until January 1995. Mr. Suthern was also President and Chief Operating Officer of Medco Containment Services, Inc. from November 1992 through December 1994 and Assistant to Medco's Chairman from December 1991 to November 1992. Prior thereto, he was Executive Vice President -- Operations for more than five years.

      Richard S. Cohan became Executive Vice President -- Operations of our company in March 1999. Mr. Cohan joined Synetic in May 1998 as Senior Vice President. Prior to joining Synetic, he was Executive Vice President, Health Network Services of National Data Corporation where he led the practice management systems and transactional services groups for pharmacy, physician and dental markets for more than five years.

      Roger C. Holstein became Executive Vice President -- Sales & Marketing and a Director of our company in March 1999. Mr. Holstein has been Executive Vice President -- Marketing and Sales of Synetic since 1997. He was a Special Consultant to Medco from 1996 to 1998. Prior to such time, Mr. Holstein acted as Senior Executive Vice President -- Chief Marketing Officer of Medco from 1994 to 1995 and Senior Executive Vice President--Marketing and Sales of Medco from 1991 to 1994.

      James R. Love became the Executive Vice President -- Chief Financial Officer of our company in May 1999 and a Director of our company in March 1999. Mr. Love became Executive Vice President --Finance and Administration of Synetic in March 1999. Prior to joining Synetic, Mr. Love was a Managing Director, since 1993, in the investment banking group of Merrill Lynch & Co. At Merrill Lynch, he was most recently responsible for the diversified companies group and the healthcare products group.

      Dr. David M. Margulies became Executive Vice President -- Chief Scientist and a Director of our company in March 1999. Dr. Margulies has been Executive Vice President -- Chief Scientist of Synetic since January 1997. He was founder and President of CareAgents. From 1990 to mid-1996, Dr. Margulies was Executive Vice President and Chief Scientist of the Cerner Corporation, a leading supplier of enterprise-level clinical applications. Prior to such time, he was Vice President and Chief Information Officer at Boston Children's Hospital and on the medical faculties of the Harvard Medical School and Columbia College of Physicians and Surgeons.

      David C. Amburgey became Vice President -- General Counsel and Secretary of our company in March 1999. Mr. Amburgey has been Vice President -- Legal and Assistant General Counsel of Synetic since March 1999 and Assistant General Counsel and Assistant Secretary of Synetic since April 1997. Prior to joining Synetic, Mr. Amburgey was an attorney with the law firm of Shearman & Sterling since 1993.


      Charles A. Mele became a Director of our company in March 1999. Mr. Mele has been Executive Vice President -- General Counsel of Synetic since March 1998 and was Vice President-General Counsel from July 1995 to March 1998. Mr. Mele was an executive officer of Synetic from May 1989 until December 1994 and was an executive officer of Medco for more than five years, until March 1995. Mr. Mele is also a director of Group 1 Software, Inc., a computer software company.

      No family relationship exists among any of the directors or executive officers, except that Martin J. Wygod, Chairman of the Board of our company, and Paul C. Suthern, Chief Executive Officer and President of our company, are brothers-in-law. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director or executive officer was selected as a director or executive officer of our company. All executive officers are elected annually by the Board and serve at the discretion of the Board. The individuals above who are employed by Synetic will continue to hold those positions. Messrs. Wygod, Suthern and Mele are also directors of Synetic.

Board Composition

      Our Board currently has six members, all of whom are currently executive officers and/or directors of Synetic. We have undertaken, in connection with our application to list our common stock on the Nasdaq National Market, to add two independent Board members within 90 days following the offering and to appoint such independent directors to serve on our audit committee. Each director holds office until his successor is duly elected and qualified or until his resignation or removal if earlier. Synetic has agreed, subject to completion of the business combination between Synetic and Medical Manager, to use its reasonable best efforts to cause a person designated by Medical Manager to be appointed to our Board.

Committees of the Board

      Our Board has established an audit committee and a compensation committee.

      Audit Committee. The audit committee's primary responsibilities are to meet with and consider suggestions from members of management and our independent public accountants concerning the financial operations of our company. The audit committee also reviews the audited financial statements of our company and considers and recommends the employment of, and approves the fee arrangement with, independent public accountants for audit functions and advisory and other consulting services. The audit committee will be comprised of two independent directors to be appointed after consummation of the offering.

      Compensation Committee. The compensation committee's responsibilities are to make determinations with respect to salaries and bonuses payable to our executive officers and to administer our stock option plans.

The compensation committee will be comprised of two independent directors to be appointed after consummation of the offering.

Compensation of Directors

      Our directors who are employees of our company will not receive additional compensation for serving as directors of the company. Directors who are not employees of either our company or Synetic will receive compensation equal to $30,000 per year in either cash, shares of our common stock or a combination thereof.

Executive Compensation

      The following table presents information concerning compensation paid for services to Synetic and our company to our CEO and the other executive officers of our company who earned more than $100,000 for Fiscal 1998. It is anticipated that the base salaries following the offering will initially be generally comparable to present levels of base salary.

                           Summary Compensation Table

                                                       Long Term
                                                      Compensation
                           Annual Compensation         Securities
                           -----------------------     Underlying    All Other
Name and                        Salary      Bonus       Synetic     Compensation
Principal Position         Year   ($)        ($)      Options/SARs      ($)
------------------         ---- -------    -------    ------------  ------------
Paul C. Suthern........... 1998  97,692(1)      --      194,000           --
 President & CEO           1997      --         --           --           --
                           1996 160,000         --           --           --

Roger C. Holstein......... 1998 112,404    225,000(2)        --        1,750(3)
 Executive Vice
  President --
 Sales and Marketing

David M. Margulies........ 1998 175,000         --      272,728(5)        --
 Executive Vice
  President -- Chief
  Scientist                1997  72,019(4)      --      272,728(5)        --

David C. Amburgey......... 1998 103,846     40,000       25,000           --
 Vice President --
 General Counsel and
  Secretary

--------

(1) Mr. Suthern became President and CEO of Synetic in March 1998.

(2) Represents a one time bonus paid to Mr. Holstein upon his execution of his employment agreement with Synetic. For a description of his employment agreement, see "Employment Agreements; Holstein Employment Agreement."

(3) Comprised of company matching contributions to the Porex Technologies Corp. 401(k) Savings Plan.

(4) Dr. Margulies became an employee of our company after our acquisition of CareAgents, Inc. on January 23, 1997. As such, only compensation paid subsequent to January 23, 1997 is reflected above.

(5) These options were originally granted January 23, 1997 and were canceled and replaced January 7, 1998.

      The following table presents information concerning the options to purchase Synetic common stock granted during the last fiscal year to our CEO and the other executive officers of our company, who earned more than $100,000 in the last fiscal year for services rendered to Synetic and our company. We have adopted stock option plans which contain substantially similar terms and conditions to certain of Synetic's stock option plans. For a description of such plans, see "Management -- Compensation Pursuant to Plans and Arrangements of the Company -- Stock Option Plans."

                     Option/SAR Grants in Last Fiscal Year

                                     % of Total
                      Number of       Options/
                     Securities         SARs
                     Underlying      Granted to Exercise
                      Options/       Employees  or Base              Grant Date
                        SARs         in Fiscal   Price   Expiration   Present
Name                 Granted (#)      Year(2)    ($/Sh)     Date    Value ($)(3)
----                 -----------     ---------- -------- ---------- ------------
Paul C. Suthern....     10,000(1)(4)    0.40%    38.750    7/1/12      145,856
                       184,000(1)       7.40%    36.875    1/7/08    2,553,898
                       -------         -----                         ---------
                       194,000          7.80%                        2,699,754
Roger C. Holstein..         --            --         --        --           --
David M.
 Margulies.........    272,728(5)      10.97%    36.875    1/7/08    2,818,841
David C. Amburgey..     25,000(1)       1.01%    36.875    1/7/13      315,242

--------

(1) These options vest and become exercisable at the rate of 20% per year, commencing on the first anniversary of the date of grant and were granted on the following dates: 10,000 on July 1, 1997 and 184,000 on January 7, 1998 for Mr. Suthern and 25,000 on January 7, 1998 for Mr. Amburgey. The options to purchase Synetic common stock will continue to vest and remain exercisable, subject to such officer's continued employment with Synetic or our company and the terms and conditions of Synetic's stock option plans.

(2) Based upon the total number of stock options granted to all employees of Synetic.

(3) The estimated grant date present value as of the most recent fiscal year end reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: (i) the respective option exercise price, specified above, equal to the fair market value of the underlying stock on the date of grant; (ii) the exercise of options within one year of the date that they become exercisable; (iii) a risk-free interest rate of 6.3% per annum; and (iv) volatility of 0.2986 calculated using daily prices of Synetic common stock during the period from the date of purchase of shares of common stock from Merck & Co. Inc. by Synetic and SN Investors on December 14, 1994 to June 30, 1998. The ultimate values of the options will depend on the future market price of Synetic common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of Synetic common stock over the exercise price on the date the option is exercised. There is no assurance that the value realized by an optionee will be at or near the value estimated by the Black-Scholes model or any other model applied to value the options.

(4) These options were awarded to Mr. Suthern while serving as Vice Chairman of the Board of Synetic under Synetic's 1991 Director Stock Option Plan.

(5) These options vest and become exercisable at the rate of 40%, commencing on the second anniversary of the date of grant and 20% on each subsequent anniversary and were granted on January 7, 1998. This grant represents the replacement of a grant of an option originally issued on January 23, 1997. For a description of the consequences of a termination of his employment on such options, see "Employment Agreements; Margulies Employment Agreement."

      The following table presents information concerning the value realized upon the exercise of options to purchase Synetic common stock and the fiscal year-end value of options to purchase Synetic common stock held by our CEO and the other executive officers of our company who earned more than $100,000 for Fiscal 1998.

      During the fiscal year ended June 30, 1998, no options to purchase Synetic common stock were exercised by our CEO and the other executive officers of our company who earned more than $100,000 for Fiscal 1998.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values

                               Number of Securities      Value of Unexercised
                              Underlying Unexercised            In-the-
                                  Options/SARs at        Money Options/SARs at
                                    FY-End (#)               FY-End ($)(1)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Paul C. Suthern.............   234,000      266,000     8,944,500    6,471,500
Roger C. Holstein...........   108,000      400,000     2,371,750    8,175,000
David M. Margulies..........        --      272,728            --    4,670,467
David C. Amburgey...........    15,000       85,000       277,500    1,538,125

--------

(1) Based upon the Fiscal 1998 closing price of Synetic common stock of $54.00.

Employment Agreements

      Margulies Employment Agreement. Synetic entered into an employment agreement with David M. Margulies, M.D. as of January 23, 1997 in connection with Synetic's acquisition of CareAgents. Dr. Margulies' employment agreement provides for an employment period of five years, subject to monthly renewal thereafter. Dr. Margulies' base salary is $175,000, which may be increased by the Board of Directors of Synetic in its sole discretion. Dr. Margulies is entitled to participate in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs of Synetic. Dr. Margulies' agreement does not fix Dr. Margulies' responsibilities or title, other than to provide that he will provide services to Synetic, CareAgents and their respective affiliates and subsidiaries, as specified by the Chief Executive Officer or the Board of Directors of Synetic from time to time.

      If his employment is terminated:

     . by Synetic for "cause" (as such term is defined in the agreement, generally consisting of a breach of any material provision of the agreement, willful misconduct relating to Synetic or its affiliates, failure to perform his duties in any material respect, willful violation of laws applicable to the business of Synetic or its affiliates, commission of a common law fraud or conviction of a felony or crime involving moral turpitude); or

     .  due to the resignation of Dr. Margulies for any reason,

Synetic will have no obligation to Dr. Margulies other than the payment of his earned and unpaid compensation to the effective date of termination. Termination of employment for any of these reasons will constitute a "Termination Event" under the Escrow Agreement dated as of January 23, 1997, among several employees of CareAgents including Dr. Margulies and the United States Trust Company of New York, as escrow agent, pursuant to which shares of Synetic common stock owned by Dr. Margulies are held in escrow to secure, among other things, his obligations under the Margulies employment agreement. If his employment is terminated:

     .  by Synetic as a result of Dr. Margulies' permanent disability;

     .  as a result of Dr. Margulies' death; or

     .  by Synetic without "cause,"

Synetic will have no obligation to Dr. Margulies other than the payment of his earned and unpaid compensation to the effective date of termination and as specified in the stock option agreement described below.

      Pursuant to a stock option agreement between Synetic and Dr. Margulies, Dr. Margulies has been granted nonqualified stock options to purchase 272,728 shares of Synetic common stock. The options become exercisable in the following manner: 40% on January 7, 2000 and an additional 20% on each of January 7, 2001, January 7, 2002 and January 7, 2003. Upon termination of his employment, the options will terminate to the extent not vested, unless such termination of employment is without "cause" or as a result of permanent disability or death, in which case the options will continue to vest as if he remained in the employ of Synetic through the earlier of the next date on which additional options would vest or the occurrence of any circumstance or event that would constitute "cause."

      Dr. Margulies' employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations which apply for a certain period of time following termination of employment. All obligations of Synetic may be assigned to any of its affiliates without the consent of Dr. Margulies.


      Holstein Employment Agreement. Synetic entered into an employment agreement with Roger C. Holstein as of November 6, 1997. Mr. Holstein's employment agreement provides for an employment period of five years, subject to monthly renewal thereafter. Mr. Holstein's base salary is $175,000, which may be increased by the Board of Directors of Synetic in its sole discretion, except that when revenues from the healthcare communications business exceed $30,000,000, the Board of Directors will increase Mr. Holstein's compensation to a level commensurate with his contribution, as determined in its reasonable judgement. Mr. Holstein's employment agreement provided for a one-time payment of $225,000 to Mr. Holstein upon the signing of the agreement. Mr. Holstein is entitled to participate in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs or vacation leave of Synetic. Mr. Holstein's employment agreement fixes Mr. Holstein's title as Executive Vice President of Synetic, and provides that his responsibilities will be determined by the Chairman of the Board of Directors and the Chief Executive Officer of Synetic from time to time.

      If his employment is terminated:

     . by Synetic for "cause" (as such term is defined in the agreement, which is substantially similar to the definition contained in the Margulies Agreement); or

     . due to the resignation of Mr. Holstein for any reason other than "cause" (as such term is defined in the agreement, generally consisting of a breach of any material provision, demotion or relocation),

Synetic will have no obligation to Mr. Holstein other than the payment of his earned and unpaid compensation to the effective date of termination.

      If his employment is terminated:

     .  by Synetic as a result of Mr. Holstein's permanent disability; or

     .  as a result of Mr. Holstein's death,

Synetic will have no obligation to Mr. Holstein other than the payment of his earned and unpaid compensation to the effective date of termination and with respect to stock options, as specified in the following paragraph.

      If his employment is terminated:

     .  by Synetic without "cause;" or

     .  by Mr. Holstein for "cause,"

Synetic will have an obligation:

     . to pay Mr. Holstein his earned and unpaid compensation to the effective date of termination and a monthly severance payment equal to one twelfth of his then applicable base salary (less required deductions) for a period ending two years from the date of such termination or until the occurrence of a circumstance or event that would constitute "cause"; and

     .  with respect to stock options, as specified in the next paragraph.

In addition, Mr. Holstein has the right to terminate his employment upon 30 days' written notice to Synetic at any time after a 12-month period following the occurrence of "change of control." A "change of control" will occur if:

     . any person, entity or group (excluding Mr. Martin J. Wygod) acquires at least 50% of the voting power of the outstanding voting securities of Synetic and following such acquisition Mr. Wygod ceases to hold one or more of the positions of the Chairman of the Board of Directors of Synetic, Chief Executive Officer of Synetic or a senior executive officer of the acquirer of the 50% voting power (in each case, with duties and responsibilities substantially equivalent to those prior to such acquisition);

     . the occurrence of a reorganization, merger or consolidation or sale of or other disposition of all or substantially all of Synetic's assets and following such an event Mr. Wygod ceases to hold the positions described above; or

     . the occurrence of a complete liquidation or dissolution of Synetic.

In the event of such a termination, his stock options will be treated in the manner described in the following paragraph.

      In the event of termination of Mr. Holstein's employment agreement by Synetic without "cause" or by Mr. Holstein for "cause," the options to purchase 500,000 shares of Synetic common stock held by Mr. Holstein will remain outstanding and continue to vest as though Mr. Holstein remained in the employ of Synetic through the earlier of the second anniversary of the date of termination and the occurrence of a circumstance or event that would constitute "cause." In the event of termination of Mr. Holstein's employment agreement by Mr. Holstein due to a "change in control" or as a result of Mr. Holstein's death or permanent disability, the options will remain outstanding and continue to vest as though Mr. Holstein remained in the employ of Synetic through the earlier of:

     . the later of November 6, 2002 and the last date on which such options actually vest; and

     .  the occurrence of a circumstance or event that would constitute
        "cause."

      Mr. Holstein's employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations which apply for a certain period of time following termination of employment. All obligations of Synetic may be assigned to any of its affiliates without the consent of Mr. Holstein.

Compensation Pursuant to Plans and Arrangements of the Company

      Set forth below is information with respect to certain benefit plans and employment arrangements of our company pursuant to which non-cash compensation was paid or distributed for Fiscal 1998, or is proposed to be paid or distributed in the future, to the directors and executive officers of our company. Our executive officers may continue to be included in Synetic's benefit plans and employment arrangements. Our company would bear a portion of the costs incurred in connection with such participation.

      Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the deduction for federal income tax purposes by publicly held corporations for amounts in excess of $1 million paid to certain executive officers is limited unless such excess compensation is "performance-based" (as defined in Section 162(m)), subject to certain exceptions. Except for the grant of stock options, currently scheduled compensation of our executive officers will not result in any excess compensation. We intend to take steps to ensure that compensation realized upon the exercise of stock options will be "performance-based" as defined in Section 162(m).

Stock Option Plans

      We have adopted the CareInsite, Inc. 1999 Officer Stock Option Plan and the CareInsite, Inc. 1999 Employee Stock Option Plan. Our shareholders have also approved these plans. The following description of each of the plans is qualified in its entirety by the full text of the plans which is set forth as an Exhibit to this registration statement. The maximum number of shares of our common stock that will be subject to options under our employee stock option plan is 4,000,000 and the maximum number of shares of our common stock that will be subject to options under our officer stock option plan is 3,500,000, subject to adjustment in accordance with the terms of the plans. Our employee stock option plan limits the number of options that may be granted thereunder to an eligible optionee in any one-year period to no more than 250,000 and our officer stock option plan limits such number to no more than 450,000. These amounts are subject to adjustment in accordance with the terms of the plans.

      Each of the plans will be administered by our compensation committee except as described below, provided that under certain circumstances the compensation committee may, subject to certain conditions, delegate authority under our employee stock option plan to certain designated officers. All of the members of the compensation committee will be nonemployee directors and "outside directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code of 1986, as amended, respectively. Until such time as our compensation committee is established, the stock option committee of Synetic may grant options under the plans, so long as such action is separately approved by our board of directors. The grants to be made on the date of this offering will be approved by our board of directors as well as the stock option committee of Synetic. The compensation committee will have the authority, within limitations as set forth in the plans, to determine the persons to whom options may be granted, the number of shares of common stock to be covered by each option, the time or times at which the options may be granted or exercised and the terms and provisions of the options to be granted.

      Eligibility for the grant of options under our officer stock option plan is limited to officers of our company, its subsidiaries and its affiliates, so long as they perform services for our company, its subsidiaries or its affiliates. Eligibility for the grant of options under our employee stock option plan is limited to key employees and certain consultants, agents and key contractors of our company, its subsidiaries and its affiliates, so long as they perform services for our company, its subsidiaries or its affiliates. Options granted under the plans may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options, as determined by the compensation committee. The exercise price for an incentive stock option may not be less than 100% (or 110% if the optionee owns or is deemed to own more than 10% of the total combined voting power of all classes of stock of our company or a subsidiary or the parent) of the fair market value of the common stock on the date of grant, as determined in accordance with the plans. Non-qualified stock options granted under the plans must have an exercise price of at least 85% (100% in the case of designated eligible optionees whose compensation may be subject to the limitation on tax deductible compensation imposed by Section 162(m) of the Internal Revenue Code of 1986 as amended) of the fair market value of the common stock on the date of grant (as determined in accordance with the plans). If there is a change in control (as defined below), the compensation committee may provide that options granted under the plans will become exercisable in whole or in part, whether or not the options are otherwise exercisable. A change in control is generally defined in both plans as the occurrence of:

     . any person (excluding Synetic and its subsidiaries, our company and its subsidiaries and certain affiliates of our company, and the employee benefit plans maintained by Synetic or our company and its subsidiaries and certain affiliates) becoming the beneficial owner of 50% or more of the voting power of (a) our company's voting securities, or (b) Synetic's voting securities so long as Synetic is the beneficial owner of 50% or more our voting securities;

     . during a 24-month period the individuals who, at the beginning of such period, constituted our company's board of directors cease to be a majority of such board of directors unless such new directors were elected or recommended by the individuals who, at the beginning of such period, constituted our company's board of directors;

     . during a 24-month period the individuals who, at the beginning of such period, constituted Synetic's board of directors cease to be a majority of such board of directors unless such new directors were elected or recommended by the individuals who, at the beginning of such period, constituted Synetic's board of directors, but only if, at the time such individuals cease to be a majority of Synetic's board of directors, Synetic is the beneficial owner of 50% or more of our voting securities;

     . the approval by the stockholders of our company of a merger or consolidation of our company, without the consent of a majority of the individuals who, immediately prior to such merger or consolidation, constituted our company's or Synetic's board of directors;

     . the approval by the stockholders of Synetic of a merger or consolidation of Synetic, without the consent of a majority of the individuals who, immediately prior to such merger or consolidation, constituted Synetic's board of directors, but only if at the time of such approval Synetic is the beneficial owner of 50% or more of our voting securities;

     . stockholder approval of a sale of all or substantially all of the assets of (a) our company, or (b) Synetic, so long as Synetic is the beneficial owner of 50% or more of our voting securities; or

     . adoption of a plan of liquidation of (a) our company, or (b) Synetic, so long as Synetic is the beneficial owner of 50% or more of our voting securities.

      No option will become exercisable due to a change in control of Synetic, unless, immediately preceding such change in control, Synetic was in "control" of our company. In addition, the compensation committee may determine at the time of grant or thereafter that an option shall become exercisable in full or in part upon the occurrence of such circumstances or events as the compensation committee determines merit special consideration.

      Each of the plans may be terminated and may be modified or amended by our board of directors or compensation committee at any time; provided, however, that:

     . no modification or amendment will be effective without stockholder approval if such approval is required by law or under the rules of the Nasdaq National Market or any stock exchange on which our common stock is listed; and

     . no such termination, modification or amendment may adversely alter or affect the terms of any then outstanding options previously granted without the consent of the affected optionee.

      On the effective date of this offering, our company will grant options to
purchase     shares of our common stock, including the grants to individuals listed in the table below. The exercise price of these options is the initial public offering price in the offering. Forty percent of these options will vest at the end of a thirty month period from the date of grant, and the remainder will vest in increments of twenty percent at the end of each subsequent twelve-month period, with the options being fully vested sixty-six months from the date of grant.

                               Name                          Number of Options
                               ----                          -----------------
      Martin J. Wygod.......................................
       Chairman of the Board; Director
      Paul C. Suthern.......................................
       President and CEO
      Roger C. Holstein.....................................
       Executive Vice President--Sales and Marketing;
       Director
      James R. Love.........................................
       Executive Vice President--Chief Financial Officer;
       Director
      David M. Margulies....................................
       Executive Vice President--Chief Scientist; Director
      David C. Amburgey.....................................
       Vice President--General Counsel and Secretary
      All current executive officers as a group.............
      All current directors who are not executive officers
       as a group...........................................
      All employees, including all current officers who are
       not executive officers as a group....................

Synetic Plans

      Our CEO and the other executive officers of our company have been granted options to purchase shares of Synetic common stock pursuant to Synetic's stock option plans. See "Management --Executive Compensation." The Synetic option plans are administered by a stock option committee of Synetic and contain terms and conditions which are substantially similar to the terms of our stock option plans. Subject to the terms and conditions of Synetic's stock option plans, the Synetic options will continue to vest and remain outstanding so long as the respective officers remain in the employ of our company.

                        SECURITY OWNERSHIP OF MANAGEMENT

      Prior to the offering, Synetic owned 80.1% of our outstanding common stock through its wholly owned subsidiary, Avicenna Systems Corporation. Prior to the offering, all other outstanding shares of our common stock were owned by Cerner. Synetic's address is River Drive Center II, 669 River Drive, Elmwood Park, New Jersey, 07407 and Cerner's address is 2800 Rock Creek Parkway, Suite 601, Kansas City, Missouri, 64117. None of our directors or executive officers beneficially own any of our common stock. The following table, however, sets forth information with respect to the beneficial ownership of Synetic common stock as of May 24, 1999 by our directors, our CEO and our other executive officers and all of our directors and executive officers as a group. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Synetic common stock shown as beneficially owned by them. The number of shares of Synetic common stock deemed outstanding used in calculating the percentage for each listed person includes: (1) 20,559,711 shares of Synetic common stock outstanding as of May 24, 1999, (2) the number of shares of Synetic common stock that the respective persons named in the above table have the right to acquire presently or within 60 days of May 24, 1999 upon exercise of stock options and (3) the number of shares of Synetic common stock that the respective persons named in the above table have the right to acquire upon conversion of Convertible Debentures.

                                             Shares of Synetic
                                               Common Stock
                                               Beneficially         Percent of
   Name                                          Owned(1)            Class(6)
   ----                                      -----------------      ----------
   Martin J. Wygod..........................     5,611,742(2)(3)(4)   26.72%
   Paul C. Suthern..........................       342,298(3)(5)       1.64%
   Richard S. Cohan.........................           --                *
   Roger C. Holstein........................       209,363             1.01%
   James R. Love............................           --                *
   David M. Margulies.......................        28,917               *
   David C. Amburgey........................        35,026               *
   Charles A. Mele..........................       348,378(2)          1.67%
   Directors and executive officers as a
    group (8 persons).......................     6,351,931            29.30%

--------

 * Less than 1% of the shares outstanding of the class.

(1) The number of shares of common stock beneficially owned includes the following number of shares of Synetic common stock that the following persons have the right to acquire on or within 60 days of May 24, 1999 upon exercise of stock options and upon conversion of Synetic's 5% Convertible Subordinated Debentures Due 2007: Mr. Holstein, 208,833; Mr. Mele, 125,833; Mr. Suthern, 307,300; Mr. Wygod, 220,000; Mr. Amburgey, 35,000 and all directors and executive officers as a group, 896,966. The number of shares also includes 55 shares of Synetic common stock allocated to the account of Mr. Holstein, 194 shares of Synetic common stock allocated to the account of Mr. Mele and 26 shares of Synetic common stock allocated to the account of Mr. Amburgey under the Porex 401(k) Savings Plan as of September 30, 1998.

(2) Includes 186,961 shares of Synetic common stock and shares of Synetic common stock issuable upon conversion of $500,000 principal amount of Convertible Debentures owned by the Rose Foundation, a charitable foundation of which Messrs. Mele and Wygod are trustees and share voting and dispositive power.

(3) Includes 3,500 shares of Synetic common stock and shares of Synetic common stock issuable upon conversion of $1,500,000 principal amount of Convertible Debentures owned by the Synetic Foundation, formerly known as the Medco Containment Services Foundation, Inc., a charitable foundation of which Messrs. Suthern and Wygod are trustees and share voting and dispositive power.

(4) Includes 2,000 shares of Synetic common stock beneficially owned by Mr. Wygod's spouse, as to which shares Mr. Wygod disclaims beneficial ownership.

(5) Includes 1,200 shares of Synetic common stock held in custodial accounts for Mr. Suthern's children.

(6) On May 16, 1999, Synetic entered into a definitive merger agreement with Medical Manager that calls for each outstanding share of Medical Manager common stock to be exchanged into 0.625 newly issued shares of Synetic common stock, subject to adjustment. Issuance of such shares if the merger is consummated will reduce the percent ownership amounts presented.

           TRANSACTIONS AND RELATIONSHIPS WITH PRINCIPAL STOCKHOLDERS

Security Ownership

      Prior to the offering, 80.1% of our capital stock was owned by Avicenna Systems Corporation, a wholly owned subsidiary of Synetic and 19.9% was owned by Cerner. Upon completion of the offering and the concurrent private sale of 600,000 shares of our common stock to Cerner, Synetic will own 50,062,500 shares, or approximately 72.8% of the outstanding shares of our common stock and Cerner will own approximately 13,037,500 shares, or approximately 19.0% of the outstanding shares of our common stock. In addition, THINC owns a warrant which, six months after the completion of the offering, may be exercised for 4,059,118 shares. If THINC exercises this warrant, Cerner has a related warrant entitling it to purchase a number of additional shares equal to 19.9% of the shares purchased by THINC in connection with the exercise of THINC's warrant. In addition, we will issue to Cerner 2,503,125 shares of our common stock on or after February 15, 2001 at a price of $.01 per share if we realize a specified level of physician usage of our services. Synetic will have the ability to control the vote on matters submitted to a vote of our stockholders and will also be able to elect all of the directors of our company. Certain of our directors and executive officers own shares of Synetic common stock. See "Security Ownership of Management."

Conflicts of Interest

      Upon completion of the offering, Synetic will retain effective control of our company and may be in a position to cause us to merge, consolidate, liquidate or sell all or a substantial portion of our assets on terms determined by Synetic. Certain of Synetic's officers and directors are officers or directors of our company. Such directors and officers of our company who are also directors or officers of Synetic are in positions which may expose them to conflicts of interest. Such conflicts of interest may arise in connection with transactions involving business dealings between our company and Synetic, the allocation of acquisition opportunities, the issuance of additional shares of our common stock or other securities of our company and other matters involving conflicts that cannot now be foreseen.

      It is contemplated that, after the offering, a majority of the directors and officers of our company will also be directors and/or officers of Synetic and will continue to spend a substantial amount of their business time as directors or officers of Synetic and its other subsidiaries and may be engaged in other business activities, consistent with their other employment agreements, if any. For a list of those officers and directors of our company who are also directors and/or officers of Synetic, and the positions they hold with each company, see "Management--Directors and Executive Officers."

Stockholders Agreement

      We are party to a stockholders agreement with Synetic, Avicenna and Cerner, dated January 2, 1999, which terminates on the later of January 2, 2004 and the date upon which Cerner ceases to own any of our common stock. Among other things, the stockholders agreement prohibits Synetic or Avicenna from entering into transactions with us other than at arm's length, specifies restrictions on the transfer of shares of our common stock by Cerner, other than to its affiliates, and provides that, after January 2, 2001, Cerner may make two demands for registration of our common stock, subject to customary limitations. This stockholders agreement also provides Cerner the right to buy shares of our common stock in a private transaction concurrent with this offering.

Certain Agreements

      Our company and Synetic have entered into or will enter into a number of agreements for the purpose of defining the ongoing relationship between the two companies. Additional or modified agreements, arrangements and transactions may be entered into by us and Synetic after the completion of the offering. Any such future agreements, arrangements and transactions will be determined through negotiations between our company and Synetic, as the case may be. Following the offering, we will continue to be controlled by Synetic and consequently such negotiations will not be arm's-length.

      The following is a summary of certain existing or proposed agreements between our company and Synetic. We believe these agreements were, or will be, made on terms no less favorable to us than could have been obtained from unaffiliated third parties. See Note 6 of the Notes to Consolidated Financial Statements.

      Tax Sharing Agreement. Upon completion of the offering, our company will cease to file a consolidated federal income tax return with Synetic, but will continue to file a combined tax return with Synetic for California income tax purposes. Our company and Synetic will enter into a tax sharing agreement providing that, for periods prior to the offering and during which our company was included in Synetic's consolidated federal income tax returns, our company will be required to pay Synetic an amount equal to our federal income tax liabilities for these periods, determined as if our company had filed federal income tax returns on a separate company basis. Additionally, for periods both before and after the offering, in situations where our company files a combined return with Synetic for state income tax purposes, such as for California, we will be required to pay Synetic an amount equal to our state income tax liabilities, determined as if our company had filed state income tax returns on a separate company basis. If our company experiences a net operating loss resulting in no federal or state income tax liability for a taxable period in which it was included in Synetic's consolidated federal or combined state income tax returns, our company will be entitled to a payment from Synetic equal to the reduction, if any, in the federal or state income tax liability of the Synetic consolidated group by reason of the use of our company's net operating loss. Further, under the tax sharing agreement, if we receive a net tax benefit for certain equity based compensation arrangements involving Synetic stock, or for the payment by Synetic of certain litigation expenses and damages pursuant to the terms of an indemnification agreement between us and Synetic as described below, then we are required to pay an amount equal to those tax benefits to Synetic when they are actually realized by us. The tax sharing agreement also will provide for Synetic to conduct tax audits and tax controversies on our behalf for periods, and with respect to returns, in which we are included in the Synetic consolidated or combined returns.

      Services Agreement. Our company and Synetic have entered into a services agreement dated as of January 1, 1999, pursuant to which Synetic will provide our company with certain administrative services which may include payroll, accounting, business development, legal, tax, executive services and information processing and other similar services. Our company will pay the actual costs of providing these services. Such costs will include an allocable portion of the compensation and other related expenses of employees of Synetic who serve as officers of our company. This agreement will be terminable by either party upon 60 days' prior written notice in certain events, or by Synetic, at any time, if Synetic ceases to own at least 50% of the voting stock of our company. The services agreement shall terminate by its terms, if not previously terminated or renewed, on January 1, 2004.

      Indemnification Agreement. Our company and Synetic will enter into an indemnification agreement, under the terms of which our company will indemnify and hold harmless Synetic, on an after tax basis, with respect to any and all claims, losses, damages, liabilities, costs and expenses that arise from or are based on the operations of the business of our company before or after the date of the consummation of the offering. Similarly, Synetic will indemnify and hold harmless our company, on an after tax basis, with respect to any and all claims, losses, damages, liabilities, costs and expenses that arise from or are based on the operations of Synetic other than the business of our company before or after the date of the consummation of the offering. With respect to the Merck litigation, this agreement provides that Synetic will bear both the actual costs of conducting the litigation and any monetary damages that may be awarded to Merck and Merck-Medco in the litigation. We will record any amounts funded by Synetic under this agreement as a capital contribution. The agreement further provides that any damages awarded to our company and Synetic in the litigation will be for the account of Synetic. Finally, the agreement provides that Synetic shall not be responsible for any losses suffered by CareInsite resulting from any equitable relief obtained by Merck and Merck-Medco against CareInsite, including, but not limited to, any lost profits, other losses, damages, liabilities, or costs or expenses arising from such equitable relief.

      The following is a summary of certain agreements we have entered into with THINC and Cerner.

      THINC. In January 1999, our company, THINC, and THINC's founding members, Greater New York Hospital Association, Empire, Group Health Incorporated and HIP Health Plans entered into definitive agreements and consummated a transaction for a broad strategic alliance. Under this arrangement, among other things, our company:

     . acquired a 20% ownership interest in THINC in exchange for $1.5 million in cash and a warrant to purchase an aggregate of 4,059,118 shares of common stock of our company, referred to as the THINC warrant;

     . agreed to extend up to $2,000,000 and $1,500,000 in senior loans to THINC;

     . entered into a Management Services Agreement with THINC pursuant to which our company will manage all operations of THINC, including, as part of our services, providing THINC with certain content and messaging services, and THINC will provide our company with the right to deploy our prescription and laboratory communication services on the THINC network on behalf of the payers;

     . licensed to THINC our content and messaging services for use over the THINC network; and

     . entered into Clinical Transaction Agreements with each of Empire, Group Health Incorporated and HIP, who we refer to together as the "THINC Payers," to provide online prescription and laboratory communication services.

      Our Clinical Transaction Agreement with Group Health Incorporated specifies that we do not have the right to provide prescription communication services to Group Health Incorporated unless either we enter into an agreement with Group Health Incorporated's pharmacy benefit manager outlining a methodology for the implementation of such services or Group Health Incorporated elects to proceed without such an agreement. Group Health Incorporated's current pharmacy benefit manager is Merck-Medco. To date, we have not entered into any such agreement with Merck-Medco and Group Health Incorporated has not made such election. See "Risk Factors -- Litigation by Merck & Co., Inc. and Merck-Medco Managed Care, L.L.C. against our company."

      In connection with our entering into a strategic relationship with Cerner, we sold to Cerner a beneficial interest to 2% of THINC. As beneficial owner, Cerner will receive any dividends, income and liquidation or disposition proceeds related to their 2% interest. However, we will remain the owner of record, will exercise the voting rights and will have the right to sell, transfer, exchange, encumber or otherwise dispose of this 2% interest in THINC. Cerner has agreed to fund $1,000,000 of our $2,000,000 senior loan to THINC.

      As part of this arrangement, THINC entered into Managed Care Transaction Contracts with each of the THINC payers whereby the THINC payers agreed to use the THINC network for their online medical claims submission, eligibility, benefit plan detail, roster distribution, remittance advice distribution, claims inquiry, referral/pre-certification and authorization, and encounter submission transactions.

      The THINC warrant is exercisable 180 days following the occurrence of an initial public offering of CareInsite's common stock or, if an initial public offering has not occurred, at the end of term of the THINC warrant, into an aggregate of 4,059,118 shares of the common stock of our company. The exercise price per share of the THINC warrant is the lesser of:

     . the price per share of common stock issued in the initial public offering price of our common stock, if an initial public offering has occurred; and

     .  $4.00 per share.

      The THINC warrant expires on January 1, 2006, subject to certain exceptions. The THINC warrant and the shares of our common stock issuable upon the exercise of the THINC warrant are subject to certain restrictions on transfer.

      Cerner. In January 1999, our company also entered into definitive agreements and consummated a transaction with Cerner for a broad strategic alliance. Cerner is a supplier of clinical and management information systems for healthcare organizations. Under this arrangement, our company, among other things, obtained a perpetual, royalty-free license to the Cerner technology in exchange for a 19.9% equity interest in our company. Such equity interest is subject to certain restrictions on transfer and other adjustments. In addition, we have issued to Cerner a warrant to purchase up to 807,764 shares of common stock at $4.00 per share, exercisable only in the event THINC exercises its warrant. Also, we will issue to Cerner approximately 2,503,125 shares of our common stock on or after February 15, 2001 at a price of $.01 per share if we realize a specified level of physician usage of our services. In connection with our strategic relationship with Cerner, we sold Cerner the economic rights to 2% of THINC. Additionally, Cerner has agreed to fund $1,000,000 of our $2,000,000 senior loan to THINC. Our company and Cerner have entered into a non-competition agreement and, as a result, agreed that our company will be their exclusive vehicle for providing a full suite of prescription, laboratory and managed care transaction and messaging services that connect physician's offices with managed care organizations, pharmacy benefit managers, clinical laboratories, pharmacies and other providers. We also entered into a marketing agreement that allows for the marketing and distribution of our services to the physicians and providers associated with more than 1,000 healthcare organizations who currently utilize Cerner's clinical and management information system. Our company and Cerner also agreed to promote each other's services to their respective customers. In addition, Cerner committed to make available to our company engineering and systems architecture personnel and expertise to accelerate the deployment of CareInsite's services, as well as ongoing technical support and future enhancements to the licensed Cerner technology.

      Medical Manager. In May 1999, Medical Manager and our company entered into an agreement with a term of five years, which can be renewed for two successive five year terms subject to the parties reaching agreement on certain renewal terms. Under this agreement, we will be the exclusive provider of certain network, web hosting and transaction services to Medical Manager. In exchange, we will pay to Medical Manager certain fees on transactions performed on behalf of Medical Manager customers. Our agreement with Medical Manager does not become effective unless and until completion of the business combination between Synetic and Medical Manager. The merger between Synetic and Medical Manager remains subject to approval by Synetic's and Medical Manager's shareholders, regulatory approval and certain other customary conditions. Once effective, the agreement is also subject to early termination in the event either party breaches its material obligations under the agreement, in the case of bankruptcy of either party, in the event that a competitor of Medical Manager acquires more than 50% ownership interest of our company resulting in a change of control of our company or by mutual consent of our company and Medical Manager.

                          DESCRIPTION OF CAPITAL STOCK

      The following description of the capital stock of the Company is subject to the Delaware General Corporation Law and to provisions contained in the Company's Certificate of Incorporation and By-Laws, copies of which are exhibits to this prospectus. Reference is made to such exhibits for a detailed description of the provisions thereof summarized below.

      Our authorized capital consists of 300,000,000 shares of common stock, par value $.01 per share, and 30,000,000 shares of preferred stock, $0.01 par value per share. Immediately prior to the offering, 62,500,000 shares of our common stock were issued and outstanding. Immediately following the offering and the concurrent private sale of 600,000 shares of our common stock to Cerner, 68,750,000 shares of our common stock will be issued and outstanding. Holders of common stock have no preemptive or other subscription rights.

Common Stock

      Holders of record of common stock are entitled to one vote per share on all matters upon which shareholders have the right to vote. There are no cumulative voting rights or preemptive rights. Therefore, holders of more than 50% of the shares of common stock are able to elect all our directors eligible for election each year. All issued and outstanding shares of our common stock are, and the common stock to be sold in the offering, when issued and paid for, will be, validly issued, fully paid and non-assessable. Holders of our common stock are entitled to such dividends as may be declared from time to time by our Board of Directors out of funds legally available for that purpose. We do not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy." Upon dissolution, holders of our common stock are entitled to share pro rata in the assets of our company remaining after payment in full of all of our liabilities and obligations, including payment of the liquidation preference, if any, of any preferred stock then outstanding. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

      There are no shares of preferred stock outstanding. Series of the preferred stock may be created and issued from time to time by our board of directors, with such rights and preferences as they may determine. Because of its broad discretion with respect to the creation and issuance of any series of preferred stock without stockholder approval, the Board of Directors could adversely affect the voting power of common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of our company.

Section 203 of the Delaware General Corporation Law

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     . prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

     . upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans), or

     . on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock excluding that stock owned by the interested stockholder.

      A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation), together with affiliates and associates, owns (or, as an affiliate or associate, within three years prior, did own) 15% or more of the corporation's outstanding voting stock. The application of Section 203 could have the effect of delaying or preventing a change of control of our company.

Indemnification

      Our by-laws require us to indemnify each of our directors and officers to the fullest extent permitted by law and limits the liability of our directors and stockholders for monetary damages in certain circumstances.

      Article Eleven of our certificate of incorporation provides that no director shall have any personal liability to the Company or its stockholders for any monetary damages for breach of fiduciary duty as a director, provided that such provision does not limit or eliminate the liability of any director:

     . for any breach of such director's duty of loyalty to the Company or its stockholders,

     . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     .  under Section 174 of the Delaware General Corporation Law
        (involving certain unlawful dividends or stock repurchases) or

     . for any transaction from which such director derived an improper personal benefit.

      Any amendment to such article will not affect the liability of any director for any act or omission occurring prior to the effective time of such amendment.

Transfer Agent and Registrar

      We have appointed Registrar and Transfer Company as the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has been no public market for our common stock. No information is currently available and no prediction can be made as to the timing or amount of future sales of shares, or the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock, including shares issuable upon exercise of stock options or warrants, in the public market after the lapse of the legal and contractual restrictions, including lock-up agreements, described below, or the perception that such sales may occur, could materially and adversely affect the prevailing market prices for our common stock and our ability to raise equity capital in the future. See "Risk Factors -- Future sales of shares of our common stock could affect our stock price."

      After completion of this offering, we will have an aggregate of 68,750,000 shares of common stock outstanding, assuming no exercise of the Underwriters' over-allotment option. All of the 5,650,000 shares of our common stock offered in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of our company, as that term is defined in Rule 144 under the Securities Act. The 600,000 shares of common stock to be purchased by Cerner in a private transaction concurrent with this offering are subject to contractual restrictions on transfer described below and will be "restricted shares," as that term is defined in Rule 144, and may not be sold in the absence of registration other than in accordance with Rule 144 or another exemption from registration under the Securities Act which rules are summarized below. In addition, the 12,437,500 shares of our common stock held by Cerner, which were acquired prior to this transaction, will be subject to the contractual restrictions described below and will also be "restricted securities," subject to the same Securities Act retrictions. The remaining 50,062,500 shares of common stock outstanding upon completion of this offering are held by Synetic and will also be "restricted securities," subject to the same Securities Act restrictions.

      As a result of the contractual restrictions described below and the provisions of Rules 144 and 144(k) described below, additional shares will be available for sale in the public market as follows:

     . no shares of common stock, other than those sold hereby and not held by affiliates, will be available for immediate sale in the public market on the date of this prospectus,

     . any shares of common stock sold hereby and purchased by affiliates will be eligible for sale 90 days after the date of this prospectus, subject to the volume, manner of sale and reporting requirements of Rule 144,

     . approximately 50,062,500 shares of common stock, all of which are held by Synetic, will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this prospectus, subject to the volume, manner of sale and reporting requirements of Rule 144,

     . approximately 12,437,500 shares of common stock acquired by Cerner prior to this offering will be eligible for sale, subject to the volume, manner of sale and reporting requirements of Rule 144, after January 2, 2000. These shares may also be sold pursuant to Cerner's registration rights after January 2, 2001, if not previously sold pursuant to Rule 144 or another exemption from registration under the Securities Act, and

     . the 600,000 shares of our common stock purchased by Cerner in a private transaction concurrent with this offering will be eligible for sale one year after the date of this prospectus, subject to the volume, manner of sale and reporting requirements of Rule 144.

      In addition, THINC and Cerner own warrants exercisable for an aggregate of 4,866,882 shares of our common stock, which warrants cannot be exercised until 180 days after the completion of this offering. We will also issue to Cerner approximately 2,503,125 shares of our common stock on or after February 15, 2001 at a price of $.01 per share if we realize specified levels of physician usage of our services.

Rule 144

      In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     . 1% of the number of shares of common stock then outstanding, which will equal approximately 687,500 shares immediately after this offering and the concurrent private sale of 600,000 shares of our common stock to Cerner; and

     . the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

      Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)
      Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

Stock Plans

      We plan to file a registration statement to register 7,500,000 shares of common stock reserved for issuance under our stock option plans. See "Management -- Compensation Pursuant to Plans and Arrangements of the
Company -- Stock Option Plans." Once registered, persons acquiring such shares upon exercise of their options, whether or not they are affiliates, will be permitted to resell their shares in the public market without regard to the Rule 144 holding period.

Registration Rights
      Upon completion of this offering, Cerner will be entitled to certain
rights with respect to the registration of     shares under the Securities Act
after January 2, 2001. Registration of such shares under the Securities Act would result in such shares, except for shares purchased by affiliates, becoming eligible for sale immediately upon the effectiveness of such registration. In addition, THINC may exercise demand registration rights requiring us to register for sale any shares issued pursuant to the exercise of its warrant beginning any time after January 1, 2001.

Lock-up Agreements and Contractual Restrictions

      Upon consummation of this offering and the concurrent private sale of 600,000 shares of our common stock to Cerner, Synetic and Cerner will own approximately 72.8% and 19.0% of our outstanding common stock, respectively. Synetic and Cerner have advised us that they currently have no plans to reduce their respective ownership interests following this offering. However, Synetic is not subject to any contractual obligation to retain its controlling interest, except that Synetic has agreed not to sell or otherwise dispose of any shares of our company for a period of 180 days after the date of this prospectus without the prior written consent of Merrill Lynch. In addition, subject to certain exceptions, we have agreed not to sell or otherwise dispose of any shares of our common stock for such 180 -day period without the prior written consent of Merrill Lynch. See "Underwriting." Pursuant to a stockholders agreement, Cerner is prohibited from transferring any of the shares of our common stock acquired in the separate, private transaction concurrent with this offering, prior to one year after the date of this prospectus. See "Transactions and Relationships with Principal Stockholders --
 Stockholders Agreement."

                                  UNDERWRITING

      Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") between our company and each of the underwriters named below, we agreed to sell to each of the underwriters, and each of the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Warburg Dillon Read LLC, as joint book runners, and Wit Capital Corporation are acting as representatives, have agreed to purchase from us, the number of shares of common stock set forth opposite its name below:

                                                                        Number
        Underwriter                                                    of Shares
        -----------                                                    ---------
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated..............................................
   Warburg Dillon Read LLC............................................
   Wit Capital Corporation............................................
                                                                       ---------
        Total......................................................... 5,650,000
                                                                       =========

      The Purchase Agreement provides that the obligations of each of the underwriters are subject to certain conditions and that when all those conditions are satisfied each of the underwriters will be obligated to purchase all of the shares of common stock offered in this offering. In the event of default by an underwriter, under the Purchase Agreement the commitments of non-defaulting underwriters may be increased.

      The representatives have advised us that the underwriters propose initially to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to
certain dealers at such price less a concession not in excess of $     per
share of common stock. The underwriters may allow, and those dealers may
reallow, a discount not in excess of $     per share of common stock on sales
to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the per share and total public offering price, underwriting discount to be paid by us to the underwriters and the proceeds of the sale of shares to the underwriters before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                                      Total
                                                                  --------------
                                                                  Without  With
                                                        Per Share Option  Option
                                                        --------- ------- ------
   Public offering price...............................   $        $      $
   Underwriting discount...............................   $        $      $
   Proceeds, before expenses, to our company...........   $        $      $

      We have granted to the underwriters an option, exercisable for up to 30 days after the date of this prospectus, to purchase up to an aggregate of 847,500 additional shares of common stock at the initial public offering price set forth on the cover of this prospectus less the underwriting discount to cover over-allotments, if any, made on the sale of the common stock offered hereby. If the underwriters exercise the over-allotment option, the underwriters have agreed, subject to certain conditions, to purchase approximately the same percentage of the additional shares that the number of shares of common stock to be purchased by each of them as shown in the foregoing table bears to the 5,650,000 shares of common stock offered in this offering. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby.

      At our request, the underwriters have reserved for sale, at the initial public offering price, 565,000 of the shares offered hereby to be sold to certain directors, officers, employees and consultants of our company, of Synetic and of Cerner, and to certain other persons. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered in this offering.

      A prospectus in electronic format is being made available on an Internet web site maintained by Wit Capital Corporation. In addition, all dealers purchasing shares from Wit Capital Corporation in this offering have agreed to make a prospectus in electronic format available on web sites maintained by each of them. Other than the prospectus in electronic format, the information on Wit Capital Corporation's web site and any information contained on any other web site maintained by Wit Capital Corporation or any dealer purchasing shares from it is not to be part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by our company or any underwriter in its capacity as underwriter and should not be relied upon by investors.

      Cerner has agreed to purchase directly from us in a separate, private transaction concurrent with this offering, 600,000 shares of our common stock at a price equal to the initial public offering price per share less the underwriting discount.

      Our company, Synetic and Cerner have agreed that, for a period of 180 days after the date of this prospectus, subject to certain exceptions, they will not without the prior written consent of Merrill Lynch, directly or indirectly:

     . offer, pledge, sell, agree to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer, any shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock, whether now owned by them or acquired by them in the future, or over which they now have or acquire power of disposition, or file a registration statement under the Securities Act with respect to the offering of any shares of our common stock; or

     . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise.

      No officers or directors of our company own any shares of our common stock except as may be purchased in this offering.

      The foregoing restrictions shall not apply to the shares of our common stock to be sold hereunder or, with respect to our company, any shares of our common stock issued or options to purchase shares of our common stock granted pursuant to existing employee benefit or stock option plans referred to in this prospectus or any shares of our common stock or any such securities or rights issued in connection with investments in, acquisitions of, or mergers, combinations or other strategic relationships with, other companies.

      Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between our company and the representatives. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are

     . price-to-revenues ratios of publicly traded companies that the representatives believe to be comparable to our company,

     .  certain financial information of our company,

     . the history of, and the prospects for, our company and the industry in which it competes,

     . an assessment of our management, our past and present operations, the prospects for, and timing of, future revenues of our company,

     .  the present state of our development, and

     . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to our company.

      We expect our common stock to be approved for listing on the Nasdaq National Market, subject to notice of issuance, under the symbol "CARI." However, there can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to the offering at or above the initial public offering price.

      The underwriters do not expect sales of the common stock to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares of common stock being offered in this offering.

      We have agreed to indemnify the underwriters against, or to contribute to payments the underwriters may be required to make in respect of certain liabilities, including certain liabilities under the Securities Act.

      Until the distribution of the shares of common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the representatives are permitted to engage in certain transactions that stabilize the price of our common stock. These transactions may include bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

      If the underwriters create a short position in our common stock in connection with the offering, i.e., if they sell a larger number of shares of common stock than are set forth on the cover page of this prospectus, the representatives may reduce that short position by purchasing common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

      The representatives may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of this offering.

      If the representatives purchase the common stock to stabilize the price or to reduce the underwriters' short position, the price of our common stock could be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

      Neither our company nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that any of the transactions described above may have on the price of the common stock. In addition, neither our company nor any of the underwriters makes any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      Merrill Lynch, from time to time, performs investment banking and other financial services for our company, Synetic and affiliates of each of these companies.

      We will pay all of the expenses of the offering, excluding underwriting discounts, and we estimate that these expenses will be approximately $1,000,000.

                                 LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us by Shearman & Sterling, New York, New York. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Brown & Wood LLP. Shearman & Sterling is a limited partner in SN Investors, L.P. SN Investors is a limited partnership the general partner of which is SYNC, Inc., whose sole stockholder is Martin J. Wygod, Chairman of our company and Synetic. SN Investors currently holds 5,061,857 shares of Synetic common stock.

                                    EXPERTS

      The audited financial statements of CareInsite, Inc., Avicenna Systems Corporation and Med-Link Technologies, Inc. included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

      The audited financial statements of The Health Information Network Connection, LLC included in this registration statement have been audited by KPMG LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

      The statements of law under the caption "Risk Factors -- Government regulation of the Internet or healthcare e-commerce services could adversely affect our business" and under the caption "Business -- Government Regulation" in this prospectus are based upon the opinion of Kegler, Brown, Hill & Ritter Co., L.P.A., Columbus, Ohio, special regulatory counsel to the Company. Robert
D. Marotta, Esq., of counsel to such firm, holds 75,000 options to purchase Synetic common stock.

                             ADDITIONAL INFORMATION

      We have filed with the Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. For the purposes hereof, the term "registration statement" means the original registration statement and any and all amendments thereto. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and such common stock, reference is hereby made to such registration statement, including exhibits thereto, which can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

      Statements contained in the prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

      We are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of our common stock, we will become subject to the reporting requirements of the Exchange Act. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by independent certified public accountants.

                       INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
CareInsite, Inc. (a Development Stage Company)
  Report of Independent Public Accountants................................  F-2
  Consolidated Balance Sheets at June 30, 1997 and 1998 and March 31, 1999
   (unaudited)............................................................  F-3
  Consolidated Statements of Operations for the Period from Inception
   (December 24, 1996) through June 30, 1997, the Year Ended June 30,
   1998, the Nine Months Ended March 31, 1998 and 1999 (unaudited) and
   Cumulative from Inception (December 24, 1996) through March 31, 1999
   (unaudited)............................................................  F-5
  Consolidated Statements of Changes in Stockholders' Equity for the
   Period from Inception (December 24, 1996) through June 30, 1997, the
   Year Ended June 30, 1998 and the Nine Months Ended March 31, 1999
   (unaudited)............................................................  F-6
  Consolidated Statements of Cash Flows for the Period from Inception
   (December 24, 1996) through June 30, 1997, the Year Ended June 30,
   1998, the Nine Months Ended March 31, 1998 and 1999 (unaudited) and
   Cumulative from Inception (December 24, 1996) through March 31, 1999
   (unaudited)............................................................  F-7
  Notes to Consolidated Financial Statements..............................  F-8

Avicenna Systems Corporation (a Development Stage Company, acquired on
 December 24, 1996)--Predecessor Business
  Report of Independent Public Accountants................................ F-20
  Statements of Operations for the Year Ended December 31, 1995, the
   Period from January 1, 1996 through December 23, 1996 and Cumulative from Inception (September 20, 1994) through December 23, 1996.......... F-21
  Statements of Changes in Redeemable Convertible Preferred Stock and
   Stockholder's Deficit for the Period from Inception (September 20,
   1994) through December 31, 1994, the Year Ended December 31, 1995 and
   the Period from January 1, 1996 through December 23, 1996.............. F-22
  Statements of Cash Flows for the Year Ended December 31, 1995, the
   Period from January 1, 1996 through December 23, 1996 and Cumulative from Inception (September 20, 1994) through December 23, 1996.......... F-23
  Notes to Financial Statements........................................... F-24

The Health Information Network Connection, LLC (a Development Stage
 Company)--A company in which we own a minority equity interest
  Independent Auditors' Report............................................ F-29
  Balance Sheet at December 31, 1998...................................... F-30
  Statements of Operations for the Year Ended December 31, 1998 and the
   Cumulative Period from Inception (November 12, 1996) to December 31,
   1998................................................................... F-31
  Statements of Members' Deficit for the Period from Inception (November
   12, 1996) to December 31, 1997 and the Year Ended December 31, 1998.... F-32
  Statements of Cash Flows for the Year Ended December 31, 1998 and the
   Cumulative Period from Inception (November 12, 1996) to December 31,
   1998................................................................... F-33
  Notes to Financial Statements........................................... F-34
Med-Link Technologies, Inc.--A company we acquired on May 24, 1999
  Reports of Independent Public Accountants............................... F-41
  Balance Sheets at December 31, 1997, October 15, 1998, December 31, 1998
   and March 31, 1999 (unaudited)......................................... F-43
  Statements of Operations and Parent Company's Investment and Advances
   for the Year Ended December 31, 1996 and 1997, for the Period from
   January 1, 1998 through October 15, 1998, for the Period from October
   16, 1998 through December 31, 1998 and for the Three Months Ended March
   31, 1998 and 1999 (unaudited).......................................... F-44
  Statements of Cash Flows for the Year Ended December 31, 1996 and 1997,
   for the Period from January 1, 1998 through October 15, 1998, for the
   Period from October 16, 1998 through December 31, 1998 and for the
   Three Months Ended March 31, 1998 and 1999 (unaudited)................. F-45
  Notes to Financial Statements........................................... F-46

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

      After CareInsite, Inc. amends its Certificate of Incorporation to increase the number of authorized common shares to 300,000,000 and authorize 30,000,000 shares of preferred stock and effects a 50.0625-for-1 stock split, we expect to be in a position to render the following audit report.

                                          Arthur Andersen LLP

Roseland, New Jersey
March 17, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CareInsite, Inc.:

      We have audited the accompanying consolidated balance sheets of CareInsite, Inc. (a Delaware corporation in the development stage) and subsidiary (formerly Synetic Healthcare Communications, Inc.) as of June 30, 1997 and 1998, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the period from Inception (December 24, 1996) through June 30, 1997 and for the year ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CareInsite, Inc. and subsidiary as of June 30, 1997 and 1998, and the results of their operations and their cash flows for the period from Inception (December 24, 1996) through June 30, 1997 and for the year ended June 30, 1998 in conformity with generally accepted accounting principles.

                                CAREINSITE, INC.
                         (a Development Stage Company)

                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                     ASSETS

                                                      June 30,
                                                   ---------------   March 31,
                                                    1997    1998       1999
                                                   ------  -------  -----------
                                                                    (unaudited)
CURRENT ASSETS:
  Cash and cash equivalents....................... $  246  $   315    $ 5,058
  Note receivable.................................     --    2,000         --
  Other current assets............................     72      220        554
                                                   ------  -------    -------
    Total current assets..........................    318    2,535      5,612
                                                   ------  -------    -------
PROPERTY, PLANT AND EQUIPMENT:
  Leasehold improvements..........................    366      681        701
  Machinery and equipment.........................  1,244    2,826      2,914
  Furniture and fixtures..........................    171      371        388
                                                   ------  -------    -------
                                                    1,781    3,878      4,003
  Less: Accumulated depreciation..................   (184)  (1,025)    (1,740)
                                                   ------  -------    -------
  Property, plant and equipment, net..............  1,597    2,853      2,263
                                                   ------  -------    -------
CAPITALIZED SOFTWARE
  DEVELOPMENT COSTS...............................    348    4,972     31,330
OTHER ASSETS:
  Intangible assets, net of accumulated
   amortization of $405, $1,214 and $1,618 at June
   30, 1997 and 1998 and March 31, 1999,
   respectively...................................  1,213      404         --
  Investments.....................................     --       --      4,668
  Other...........................................     --       69         62
                                                   ------  -------    -------
    Total other assets............................  1,213      473      4,730
                                                   ------  -------    -------
                                                   $3,476  $10,833    $43,935
                                                   ======  =======    =======


 The accompanying notes are an integral part of these consolidated statements.

                                CAREINSITE, INC.
                         (a Development Stage Company)

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                    June 30,
                                                ------------------   March 31,
                                                  1997      1998       1999
                                                --------  --------  -----------
                                                                    (unaudited)
CURRENT LIABILITIES
  Accounts payable............................. $    265  $    594   $    247
  Accrued liabilities..........................    1,645     1,166      1,023
                                                --------  --------   --------
    Total current liabilities..................    1,910     1,760      1,270
                                                --------  --------   --------
DEFERRED INCOME TAXES..........................       --     1,275      1,415
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 30,000,000
   shares authorized; none-issued and
   outstanding.................................       --        --         --
  Common stock, $.01 par value; authorized
   300,000,000 shares; 50,062,500 shares issued
   and outstanding at June 30, 1997 and 1998,
   and 62,500,000 shares issued and outstanding
   at March 31, 1999...........................      501       501        625
  Paid-in capital..............................   53,422    69,989    108,798
  Stock subscription receivable................  (10,000)  (10,000)        --
  Deficit accumulated during the development
   stage.......................................  (42,357)  (52,692)   (68,173)
                                                --------  --------   --------
  Total stockholders' equity...................    1,566     7,798     41,250
                                                --------  --------   --------
                                                $  3,476  $ 10,833   $ 43,935
                                                ========  ========   ========


 The accompanying notes are an integral part of these consolidated statements.

                                CAREINSITE, INC.
                         (a Development Stage Company)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                           Period From                                   Cumulative
                            Inception                                  From Inception
                          (Dec 24, 1996)              Nine Months      (Dec 24, 1996)
                           Through June  Year Ended Ended March 31,       Through
                               30,        June 30,  -----------------    March 31,
                               1997         1998     1998      1999         1999
                          -------------- ---------- -------  --------  --------------
                                                      (unaudited)       (unaudited)
Service revenue (related
 party).................     $     --     $     --  $    --  $    213     $    213
Cost and expenses:
  Cost of services
   (related party)......           --           --       --       213          213
  Research and
   development..........        7,652        4,762    3,976     8,720       21,134
  Sales and marketing...        1,150        1,733    1,232     1,427        4,310
  General and
   administrative.......        1,379        3,887    2,589     2,944        8,210
  Litigation costs......           --           --       --     2,500        2,500
  Other income, net.....           (9)         (47)      (7)     (110)        (166)
  Acquired in-process
   research and
   development..........       32,185           --       --        --       32,185
                             --------     --------  -------  --------     --------
                               42,357       10,335    7,790    15,694       68,386
                             --------     --------  -------  --------     --------
Net loss................     $(42,357)    $(10,335) $(7,790) $(15,481)    $(68,173)
                             ========     ========  =======  ========     ========
Net loss per share --
  basic and diluted.....     $  (0.85)    $  (0.21) $ (0.16) $  (0.29)    $  (1.33)
                             ========     ========  =======  ========     ========
  Weighted average
   shares outstanding --
    basic and diluted...       50,063       50,063   50,063    54,208       51,444
                             ========     ========  =======  ========     ========


 The accompanying notes are an integral part of these consolidated statements.

                                CAREINSITE, INC.
                         (a Development Stage Company)

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (in thousands)

                          Common Stock
                          -------------                            Deficit
                          Number                    Stock        Accumulated        Total
                            of          Paid-In  Subscription    During the     Stockholders'
                          Shares Amount Capital   Receivable  Development Stage    Equity
                          ------ ------ -------- ------------ ----------------- -------------
Capitalization at
 Inception, December 24,
 1996...................  50,063  $501  $  9,499   $(10,000)      $     --        $     --
Pushdown of Avicenna
 acquisition............      --    --    28,817         --             --          28,817
Pushdown of CareAgents
 acquisition............      --    --     3,250         --             --           3,250
Net loss................      --    --        --         --        (42,357)        (42,357)
Capital contributions
 from parent............      --    --    11,856         --             --          11,856
                          ------  ----  --------   --------       --------        --------
Balance, June 30, 1997..  50,063   501    53,422    (10,000)       (42,357)          1,566
Net loss................      --    --        --         --        (10,335)        (10,335)
Capital contributions
 from parent............      --    --    16,567         --             --          16,567
                          ------  ----  --------   --------       --------        --------
Balance, June 30, 1998..  50,063   501    69,989    (10,000)       (52,692)          7,798
Settlement of stock
 subscription receivable
 (unaudited)............      --    --        --     10,000             --          10,000
Equity issued to Cerner
 (unaudited)............  12,437   124    20,676         --             --          20,800
Issuance of warrants to
 THINC (unaudited)......      --    --     1,700         --             --           1,700
Net loss (unaudited)....      --    --        --         --        (15,481)        (15,481)
Capital contributions
 from parent
 (unaudited)............      --    --    16,433         --             --          16,433
                          ------  ----  --------   --------       --------        --------
Balance, March 31, 1999
 (unaudited)............  62,500  $625  $108,798   $     --       $(68,173)       $ 41,250
                          ======  ====  ========   ========       ========        ========


 The accompanying notes are an integral part of these consolidated statements.

                                CAREINSITE, INC.
                         (a Development Stage Company)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                          Period From
                           Inception               Nine Months          Cumulative
                         (December 24,   Year         Ended           From Inception
                         1996) Through  Ended       March 31,       (December 24, 1996)
                           June 30,    June 30,  -----------------   Through March 31,
                             1997        1998     1998      1999           1999
                         ------------- --------  -------  --------  -------------------
                                                   (unaudited)          (unaudited)
Cash flows from
 operating activities:
 Net loss                  $(42,357)   $(10,335) $(7,790) $(15,481)      $(68,173)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Write-off of acquired
  in-process purchased
  research and
  development costs....      32,185          --       --        --         32,185
 Write-off of acquired
  intellectual property
  and software
  technologies.........       5,228          --       --        --          5,228
 Depreciation and
  amortization.........         589       1,650    1,086     1,119          3,358
 Write-off of
  capitalized software
  costs................          --          --       --     2,381          2,381
 Net loss from
  investment in
  unconsolidated
  affiliate............          --          --       --       212            212
 Changes in operating
  assets and
  liabilities, net of
  the effects of
  acquisitions:
 Other assets..........          61        (217)    (292)     (187)          (343)
 Accounts payable......        (241)        329      (87)     (347)          (259)
 Accrued liabilities...        (476)       (479)    (911)     (144)        (1,099)
                           --------    --------  -------  --------       --------
  Net cash used in
   operating
   activities..........      (5,011)     (9,052)  (7,994)  (12,447)       (26,510)
                           --------    --------  -------  --------       --------
Cash flows used in
 investing activities:
 Purchases of property,
  plant & equipment....      (1,023)     (2,097)    (777)     (124)        (3,244)
 Software development
  costs................        (348)     (4,624)  (2,540)   (7,769)       (12,741)
 Investment in
  unconsolidated
  affiliate............          --          --       --    (1,350)        (1,350)
                           --------    --------  -------  --------       --------
  Net cash used in
   investing
   activities..........      (1,371)     (6,721)  (3,317)   (9,243)       (17,335)
                           --------    --------  -------  --------       --------
Cash flows provided by
 financing activities:
 Proceeds from
  subscription
  receivable...........          --          --       --    10,000         10,000
 Capital contribution
  from parent..........       6,628      15,842   11,309    16,433         38,903
                           --------    --------  -------  --------       --------
  Net cash provided by
   financing
   activities..........       6,628      15,842   11,309    26,433         48,903
                           --------    --------  -------  --------       --------
Net increase in cash
 and cash equivalents..         246          69       (2)    4,743          5,058
Cash and cash
 equivalents, beginning
 of period.............          --         246      246       315             --
                           --------    --------  -------  --------       --------
Cash and cash
 equivalents, end of
 period................    $    246    $    315  $   244  $  5,058       $  5,058
                           ========    ========  =======  ========       ========
Supplemental
 information for non-
 cash investing and
 financing activities:
Pushdown of Avicenna
 acquisition from
 parent................    $ 28,817          --       --        --       $ 28,817
                           ========    ========  =======  ========       ========
Pushdown of CareAgents
 acquistion from
 parent................    $  3,250          --       --        --       $  3,250
                           ========    ========  =======  ========       ========
Contribution of
 acquired intellectual
 property and software
 technologies from
 parent................    $  5,228          --       --        --       $  5,228
                           ========    ========  =======  ========       ========
Contribution of note
 receivable from
 parent................          --    $  2,000  $ 2,000        --       $  2,000
                           ========    ========  =======  ========       ========
Issuance of equity for
 software technology
 licensed from Cerner..          --          --       --  $ 20,800       $ 20,800
                           ========    ========  =======  ========       ========
Conversion of note
 receivable into a
 stock investment......          --          --       --  $  2,000       $  2,000
                           ========    ========  =======  ========       ========
Issuance of warrants
 for an investment in
 THINC.................          --          --       --  $  1,700       $  1,700
                           ========    ========  =======  ========       ========

 The accompanying notes are an integral part of these consolidated statements.

                                CAREINSITE, INC.
                         (a Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of Operations and Summary of Significant Accounting Policies:

The Company--

      On December 24, 1996, Synetic, Inc. ("Synetic" or the "Parent") acquired Avicenna Systems Corporation (a Development Stage Company -- "Avicenna" -- See
Note 2), a privately held company that marketed and built Intranets for managed healthcare plans, integrated healthcare delivery systems and hospitals. The acquisition of Avicenna marked the Inception of Synetic's healthcare electronic commerce business. On January 23, 1997, Synetic acquired CareAgents, Inc. ("CareAgents" -- See Note 2), a privately held company engaged in developing Internet-based clinical commerce applications. On November 24, 1998, Synetic formed Synetic Healthcare Communications, Inc., which was subsequently renamed CareInsite, Inc. (the "Company"). On January 2, 1999, Synetic contributed the stock of CareAgents to Avicenna. Concurrently, Avicenna contributed the stock of CareAgents and substantially all of Avicenna's other assets and liabilities to the Company (the "Formation"). Synetic also agreed to contribute $10,000,000 in cash to the Company, which amount was subsequently funded. The Formation has been accounted for using the carryover basis of accounting and the Company's financial statements include the accounts and operations of Avicenna and CareAgents for all periods presented from the date each entity was acquired. Upon Formation, the Certificate of Incorporation provided for authorized capital stock consisting of 10,000,000 shares of common stock, $.01 par value and 1,000,000 shares were subsequently issued. The shares issued in connection with the Formation reflect the 50.0625-for-1 stock split of the common stock to be effected in the form of a stock dividend to be declared and paid prior to the closing of the initial public offering ("IPO") of the Company's common stock. All references in the financial statements to shares, share prices, per share amounts and warrants have been adjusted retroactively for the 50.0625-for-1 stock split.

      The Company is in the development stage. The Company intends to provide a broad range of healthcare electronic commerce services which will leverage Internet technology to improve communication among physicians, payers, suppliers and patients. The provision of products and services using Internet technology in the healthcare electronic commerce industry is subject to risks, including but not limited, to those associated with competition from existing companies offering the same or similar services, uncertainty with respect to market acceptance of its products and services, rapid technological change, management of growth, availability of future capital and minimal previous record of operations or earnings.

      In October 1998, the Company entered into agreements in principle with The Health Information Network Connection LLC ("THINC") and Cerner Corporation ("Cerner").

THINC--

      In January 1999, the Company, THINC, and THINC founding members, Greater New York Hospital Association, Empire Blue Cross and Blue Shield, Group Health Incorporated ("GHI"), and HIP Health Plans entered into definitive agreements and consummated a transaction for a broad strategic alliance. Under this arrangement, among other things, the Company (i) acquired a 20% ownership interest in THINC in exchange for $1,500,000 and a warrant to purchase an aggregate of 4,059,118 shares of common stock of the Company, (ii) agreed to extend up to $2,000,000 and $1,500,000 in senior loans to THINC, (iii) entered into a Management Services Agreement with THINC pursuant to which the Company will manage all operations of THINC, including, providing THINC with certain content and messaging services, (iv) licensed to THINC content and messaging services for use over the THINC network and (v) entered into Clinical Transaction Agreements with each of Empire, GHI and HIP (the "THINC Payers") to provide online prescription and

                                CAREINSITE, INC.
                         (a Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

laboratory transaction services. The Company's Clinical Transaction Agreement with GHI specifies that the Company does not have the exclusive right to provide prescription communication services to GHI unless either the Company enters into an agreement with GHI's pharmacy benefit manager outlining a methodology for the implementation of such services or GHI elects to proceed without such an agreement. GHI's current pharmacy benefit manager is Merck-Medco, a company with whom the Company is currently involved in litigation (See
Note 8). To date, the Company has not entered into any such agreement with Merck-Medco and GHI has not made such election.

      As part of this arrangement, THINC entered into Managed Care Transaction Contracts with each of the THINC Payers whereby the THINC Payers agreed to use the THINC network for their online medical claims submission, eligibility, benefit plan detail, roster distribution, remittance advice distribution, claims inquiry, referral/pre-certification and authorization, and encounter submission transactions.

      The warrant issued to THINC is exercisable 180 days following the occurrence of an initial public offering ("IPO") of the Company's common stock or, if an IPO has not occurred, at the end of term of the warrant. The exercise price per share of the warrant is the lesser of (i) the price per share of common stock issued in the IPO, if an IPO has occurred, and (ii) $4.00 per share. The warrant expires on January 1, 2006, subject to certain exceptions. The warrant and the shares of the Company's common stock issuable upon the exercise of the warrant are subject to certain restrictions on transfer. The estimated fair value of the warrant at the date issued was approximately $1,700,000, as determined using the Black-Scholes option pricing model. The Company will account for its investment in THINC using the equity method of accounting. The carrying value of the Company's investment in THINC exceeds its pro rata share of the net assets of THINC. This excess of $2,880,000 will be amortized over a ten-year period. Summarized information for THINC is as follows:

                                                               March 31, 1999
                                                             ------------------
      Current assets........................................    $   615,000
      Noncurrent assets.....................................      4,767,000
      Current liabilities...................................      4,664,000
      Noncurrent liabilities................................      2,331,000
                                                             Three Months Ended
                                                               March 31, 1999
                                                             ------------------
      Net revenues..........................................    $     4,000
      Net loss..............................................     (1,245,000)

      Assuming CareInsites' investment in THINC had been consummated on July 1, 1997, net loss and net loss per share for the year ended June 30, 1998 and the nine months ended March 31, 1999 would have been $(11,089,000) or $(0.22) per share and $(15,962,000) or $(0.29) per share, respectively. This pro forma information is not necessarily indicative of what would actually have occurred if the investment had been made on July 1, 1997, nor is it intended to be a projection of future results.

Cerner--

      In January 1999, the Company also entered into definitive agreements and consummated a transaction with Cerner for a broad strategic alliance. Cerner, a publicly traded corporation, is a supplier of clinical and management information systems for healthcare organizations. Under this arrangement, the Company, among other things, obtained a perpetual software license to the functionality embedded in Cerner's Health Network

                                CAREINSITE, INC.
                         (a Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Architecture ("HNA") including HNA Millennium Architecture in exchange for a 19.9% equity interest in the Company (such equity interest is subject to certain restrictions on transfer and other adjustments). In addition, the Company has issued to Cerner a warrant to purchase up to 807,764 shares of common stock at $4.00 per share, exercisable only in the event THINC exercises its warrant. Also, the Company will issue to Cerner 2,503,125 additional shares of common stock on or after February 15, 2001 at $.01 per share in the event the Company has achieved a stated level of physician participation by 2001. The software acquired from Cerner was valued at approximately $20,800,000 based on the value of the equity consideration as determined using an income approach valuation methodology. A ten year forecast of revenues and costs was prepared with the resulting cash flows reduced by working capital and capital expenditures and then discounted to present value based on a weighted average discount rate of 30%. Additionally, because the shares issued to Cerner have no ready market and contain restrictions on transferability, a 15% lack of marketability discount was applied. In connection with the Company's strategic relationship with Cerner, the Company sold Cerner a beneficial interest to 2% of THINC. As beneficial owner Cerner will receive any dividends, income and liquidation or disposition proceeds related to their 2% interest. However, the Company will remain the owner of record, will exercise voting rights and will have the right to sell, transfer, exchange, encumber, or otherwise dispose of this 2% interest. Cerner has also agreed to fund $1,000,000 of the Company's $2,000,000 senior loan to THINC. Additionally, the Company and Cerner entered into a Marketing Agreement that allows for the marketing and distribution of the Company's services to the physicians and providers associated with more than 1,000 healthcare organizations who currently utilize Cerner's clinical and management information system. In addition, Cerner committed to make available engineering and systems architecture personnel and expertise to accelerate the deployment of the Company's services, as well as ongoing technical support and future enhancements to HNA.

Principles of Consolidation--

      The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, CareAgents, after elimination of all significant intercompany accounts and transactions.

Interim Financial Information--

      Information for the nine months ended March 31, 1998 and 1999 is unaudited and has been prepared on the same basis as the audited financial statements and includes all adjustments, consisting only of normal recurring adjustments that management considers necessary for a fair presentation of the Company's operating results for such periods. Results for the nine months ended March 31, 1999 are not necessarily indicative of results to be expected for the full fiscal year 1999 or for any future period.

Fair Value of Financial Instruments--

      The carrying amounts of cash and cash equivalents and note receivable approximate fair value because of the short-term maturity of these instruments.

Cash and Cash Equivalents--

      The Company considers all investment instruments with a maturity of three months or less from the date of purchase to be the equivalent of cash for purposes of balance sheet presentation and for the consolidated statements of cash flows.

                                CAREINSITE, INC.
                         (a Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Property, Plant and Equipment--

      Property, plant and equipment are stated at cost. For financial reporting purposes, depreciation is provided principally on the straight-line method over the estimated useful lives of the assets. Annual depreciation rates range from 20% to 33% for leasehold improvements and from 10% to 33% for machinery and equipment and furniture and fixtures. Expenditures for maintenance, repair and renewals of minor items are charged to operations as incurred. Major betterments are capitalized.

Capitalized Software Development Costs--

      The Company capitalizes costs incurred for the production of computer software for use in the sale of each of its products and services. The Company's products and services include prescription communication services, laboratory communication services, managed care services (which include claims services, eligibility services and referral and pre-certification authorization services), content services and messaging services. Costs capitalized include direct labor and related overhead for software produced by the Company and the costs of software licensed from third parties related to each of its products and services. All costs in the software development process which are classified as research and development are expensed as incurred until technological feasibility has been established. Once technological feasibility has been established, such software development costs are capitalized until the software is commercially available. Such costs are recorded at the lower of unamortized cost or net realizable value. As of June 30, 1997, June 30, 1998 and March 31, 1999, capitalized internally generated costs were $348,000, $4,368,000 and $4,353,000, respectively. As of June 30, 1998 and March 31,
1999, amounts capitalized for software licensed from vendors were $604,000 and $26,977,000, respectively. There were no capitalized costs for software licensed from third party vendors as of June 30, 1997. Software licensed from vendors include amounts capitalized related to the perpetual software licenses obtained from Cerner.

      The Company abandoned its development efforts related to certain of its products and services as a result of encountering a high risk development issue in connection with the Company entering into license agreements with Cerner under which the Company obtained a perpetual license to Cerner's HNA architecture. Accordingly, the capitalized software costs related to these products and services in the amount of $2,381,000 were written off in December 1998 and included in research and development expenses in the nine-month period ended March 31, 1999.

      For the period from inception (December 24, 1996) through June 30, 1997, $5,228,000 of costs associated with the acquisitions of certain intellectual property and software technologies was expensed as research and development as technological feasibility had not been reached.

Long-Lived Assets--

      In accordance with Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets requires revision or that all or a portion of the remaining balance may not be recoverable. Management does not believe that any such events or changes in circumstances have occurred.

                                CAREINSITE, INC.
                         (a Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Accrued Liabilities--

      Accrued liabilities consisted of the following (in thousands):

                                                                     June 30
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
     Accrued payroll and benefit costs........................... $  233 $  408
     Accrued software costs......................................     --    400
     Accrued acquisition costs...................................  1,256    109
     Accrued consulting..........................................     25    154
     Other.......................................................    131     95
                                                                  ------ ------
         Total................................................... $1,645 $1,166
                                                                  ====== ======

Revenue Recognition--

      The Company recognizes revenues from the management services it provides to THINC. Revenues are recognized as the services are performed.

Income Taxes--

      The Company accounts for income taxes pursuant to SFAS 109, "Accounting for Income Taxes", which uses the liability method to calculate deferred income taxes.

      The Company is included in the consolidated federal income tax return of Synetic. The accompanying consolidated statements of operations reflect income taxes as if the Company filed a separate tax return.

Net Loss Per Share--

      Basic net loss per share and diluted net loss per share are presented in conformity with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing net income by the weighted-average number of common shares outstanding for the period. In accordance with SAB 98, the Company has determined that there were no nominal issuances of the Company's common stock prior to the proposed IPO. The calculation of diluted net loss per share excludes shares of common stock issuable upon exercise of employee stock options as the effect of such exercises would be anti-dilutive. Common shares outstanding and per share amounts reflect the Formation and are considered outstanding from inception.

Accounting for Stock-Based Compensation--

      The Company accounts for its stock-based employee compensation agreements in accordance with the provisions of Accounting Principles Board Opinion No. 25.

Use of Estimates--

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities

                                CAREINSITE, INC.
                         (a Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Standards--

      In June 1997, the Financial Accounting Standards Board, (FASB), issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is required to adopt SFAS No. 131 for its year ending June 30, 1999. SFAS No. 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. Adoption of SFAS No. 131 is expected to have no material impact on the Company's financial condition or results of operations.

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company is required to adopt SFAS No. 133 for its year ending June 30, 2000. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of SFAS No. 133 is expected to have no material impact on the Company's financial condition or results of operations.

      In March 1998, the American Institute of Certified Public Accountants issued Statement of Position, or "SOP," 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. The Company is required to implement SOP 98-1 for the year ending June 30, 2000. Adoption of SOP 98-1 is expected to have no material impact on the Company's financial condition or results of operations.

      In April 1998, the American Institute of Certified Public Accountants issued Statement of Position or "SOP" 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that entities expense start-up costs as incurred. The Company is required to implement SOP 98-5 for the year ending June 30, 2000. Adoption of SOP 98-5 is expected to have no material impact on the Company's financial condition or results of operations.

(2) Acquisitions:

Avicenna--

      On December 24, 1996, Synetic acquired the outstanding equity and indebtedness (including employee stock options) of Avicenna, a privately-held company located in Cambridge, Massachusetts, for 428,643 shares of Synetic's common stock and 161,015 shares of Synetic's common stock to be issued in connection with the exercise of employee stock options. The shares issued were subject to certain limitations restricting the liquidity and transferability of such shares. The fair value of the shares as determined by management, was approximately $47.37 per share. A discount was applied to the market value of Synetic stock to reflect the limitations restricting the liquidity and transferability of such shares to arrive at this amount. The acquisition was accounted for using the purchase method with the purchase price being allocated to assets acquired and liabilities assumed based on their fair values.

      A summary of the purchase price allocation is as follows (in thousands):

     Cash.............................................................. $    42
     Short-term investments............................................     240
     Other assets......................................................     216
     Property, plant and equipment.....................................     759
     Purchased research and development................................  28,600
     Intangible assets.................................................   1,502
     Goodwill..........................................................     116
     Accounts payable..................................................    (507)
     Accrued liabilities...............................................  (2,151)
                                                                        -------
                                                                        $28,817
                                                                        =======

      The intangible assets of $1,502,000 represent the estimated fair market value of Avicenna's existing technical staff. The amount allocated to technical staff was determined based on the estimated costs to recruit, train and develop a replacement workforce. The significant assumptions include salary and benefit levels and expected employee turnover rate. The amount allocated to acquired in-process research and development of $28,600,000 was determined using established valuation techniques. Remaining amounts have been allocated to goodwill and were amortized over a two-year period.

CareAgents--

      On January 23, 1997, Synetic acquired CareAgents for 106,029 shares of Synetic's common stock. The shares issued were subject to certain limitations restricting the liquidity and transferability of such shares. The fair value of the shares as determined by management, was approximately $30.65 per share. A discount was applied to the market value of Synetic stock to reflect the two-year limitation restricting the liquidity and transferability of such shares to arrive at this amount. CareAgents was an early development stage company focused on Internet-based clinical commerce applications. The acquisition was accounted for using the purchase method with the purchase price being allocated to the assets acquired, purchased research and development of $3,585,000 and liabilities assumed of $335,000, based on their fair values. The amount allocated to purchased research and development of $3,585,000 was determined using established valuation techniques.

Acquired In-Process Research and Development--

      In connection with the acquisitions of Avicenna and CareAgents, an allocation of the purchase price was made to acquired in-process research and development. The estimates of fair value for the purchased research and development are primarily the responsibility of management. These amounts have been expensed on the respective acquisition dates as the in-process research and development had not reached technological feasibility and had no alternative future use. A description of the acquired in-process research and development and the estimates made are as follows:

Avicenna--

      The amount allocated to acquired in-process research and development of $28,600,000 was determined based on an income approach valuation methodology. The valuation projected revenue and costs over a nine year period with profitability commencing in three years and increasing steadily through year nine. The assumptions on which the projections were based are subject to a high degree of uncertainty. The more significant uncertainties were those regarding the timing and extent of the estimated revenues associated with this technology as well as the estimated costs to complete the development. A nine year forecast of revenues and costs attributable to the acquired technology was prepared. The nine year projection period was consistent

                                CAREINSITE, INC.
                         (a Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

with the expected useful life of the Intranets under development. The resulting operating cash flows were then reduced by working capital and capital expenditures and discounted to present value based upon a discount rate of 30%.

      Avicenna was in the early stages of its development and the systems under development had not yet reached technological feasibility. There was no alternative future use for the technology then developed.

      Avicenna had incurred approximately $1,263,000 in research and development costs to develop the technology to its then current status. Significant costs remained to complete the technological capabilities of its product line and then migrate those capabilities to a new business model envisioned by Synetic.

CareAgents--

      The entire purchase price of $3,585,000 was assigned to acquired in-process purchased research and development. The purchase price allocation to acquired in-progress research and development was determined based on an income approach methodology. The assumptions on which the projections were based are subject to a high degree of uncertainty. The more significant uncertainties were those regarding the timing and extent of the estimated revenues associated with this technology as well as the estimated costs to complete the development, as the company was in its initial stages of development. A nine year forecast of revenues and costs attributable to the acquired technology was prepared. The nine year projection period was consistent with the expected useful life of the Intranets under development. The resulting operations cash flows were then reduced by working capital and capital expenditures and discounted to present value based upon a discount rate of 50%.

      CareAgents' technology was in the very early stages of development with basic user requirements, a business plan, preliminary system architecture with process flow diagrams and prototyping efforts comprising the work completed to date. Substantial costs remained to mature the technology to the point of technological feasibility and then complete for first product deployment. No work had been completed on a detailed engineering design or on building or testing any substantive code.

(3) Stockholders' Equity:

      Included in capital contributions from parent for the period from Inception (December 24, 1996) through June 30, 1997 is $5,228,000 of rights to certain intellectual property and software technologies purchased by Synetic to be utilized in the development of the Company's healthcare communications business.

      Included in capital contributions from parent for the year ended June 30, 1998 is an assignment by Synetic of rights to an 8% Senior Convertible Note for $2,000,000 from a privately held company (See Note 7).

(4) Income Taxes:

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At June 30, 1998 and March 31, 1999, deferred tax liabilities of $1,275,000 and $1,415,000, respectively, primarily relate to software development costs capitalized for financial reporting purposes and expensed for tax purposes.

                                CAREINSITE, INC.
                         (a Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      For the period from inception (December 24, 1996) through January 2, 1999, the tax benefits associated with net operating losses generated by the Company were retained by Synetic. Accordingly, no tax benefit has been or will be reflected in the accompanying financial statements for these net operating losses.

(5) Stock Options:

      The Company expects to adopt a stock option plan covering its employees, officers and directors, and certain consultants, agents and key contractors. The Company intends to grant stock options under this plan to certain employees, officers and directors in connection with an IPO of the Company's common stock. The Company intends to grant such stock options at fair market value.

      Historically, the employees of the Company have participated in the stock option plans of Synetic. These plans provide for both non-qualified and incentive stock options. Generally, options granted under these plans become exercisable at a rate of 20% on each annual anniversary of the grant and expire within ten to fifteen years from the date of the grant and have an exercise price equal to 100% of the fair market value of Synetic's common stock on the date of grant.

      Synetic has elected to follow APB No. 25 in accounting for its employee stock options. Accordingly, no compensation cost has been recognized for option plans. Had the determination of compensation costs for employees of the Company who participated in the stock option plans of Synetic been based on the fair value at the grant dates for awards under these plans, consistent with the method of SFAS No. 123, the Company's net loss would have been $(45,570,000) and $(20,340,000) and basic and diluted loss per share would have been $(0.91) and $(0.41) for the period from Inception (December 24, 1996) through June 30, 1997 and for the year ended June 30, 1998, respectively. At June 30, 1998, the Company's employees had 4,173,444 and 717,739 of Synetic's stock options outstanding and exercisable, respectively.

      The pro forma results are not intended to be indicative of or a projection of future results.

      The fair value of each option grant is estimated on the date of grant by using the Black-Scholes option-pricing model. The following weighted average assumptions were used:

                                                         1997         1998
                                                      -----------  ----------
     Expected dividend yield.........................           0%          0%
     Expected volatility.............................       .2722       .2986
     Risk-free interest rates........................         6.5%        6.3%
     Expected option lives (years)................... .083 - 1.74  .50 - 2.00
     Weighted average fair value of options granted
      during the year................................ $     10.11  $    13.10

(6) Related Party Transactions:

Tax Sharing Agreement--

      Upon completion of the offering, the Company will cease to file a consolidated federal income tax return with Synetic, but will continue to file a combined tax return with Synetic for California income tax purposes. The Company and Synetic will enter into a tax sharing agreement providing that, for periods prior to the offering and during which the Company was included in Synetic's consolidated federal income tax returns, the Company will be required to pay Synetic an amount equal to our federal income tax liabilities for these

                                CAREINSITE, INC.
                         (a Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

periods, determined as if the Company had filed federal income tax returns on a separate company basis. Additionally, for periods both before and after the offering, in situations where the Company files a combined return with Synetic for state income tax purposes, such as for California, the Company will be required to pay Synetic an amount equal to the Company's state income tax liabilities, determined as if the Company had filed state income tax returns on a separate company basis. If the Company experiences a net operating loss resulting in no federal or state income tax liability for a taxable period in which it was included in Synetic's consolidated federal or combined state income tax returns, the Company will be entitled to a payment from Synetic equal to the reduction, if any, in the federal or state income tax liability of the Synetic consolidated group by reason of the use of the Company's net operating loss. Further, under the tax sharing agreement, if the Company receives a net tax benefit for certain equity based compensation arrangements involving Synetic stock, or for the payment by Synetic of certain litigation expenses and damages pursuant to the terms of an indemnification agreement between the Company and Synetic as described below, then the Company is required to pay an amount equal to those tax benefits to Synetic when they are actually realized by the Company. The tax sharing agreement also will provide for Synetic to conduct tax audits and tax controversies on the Company's behalf for periods, and with respect to returns, in which the Company is included in the Synetic consolidated or combined returns.

Services Agreement--

      The Company and Synetic have entered into a services agreement dated as of January 1, 1999, pursuant to which Synetic will provide the Company with certain administrative services which may include payroll, accounting, business development, legal, tax, executive services and information processing and other similar services. The Company will pay the actual costs of providing these services. Such costs will include an allocable portion of the compensation and other related expenses of employees of Synetic who serve as officers of the Company. This agreement will be terminable by either party upon 60 days prior written notice in certain events, or by Synetic, at any time, if Synetic ceases to own at least 50% of the voting stock of the Company. The services agreement shall terminate by its terms, if not previously terminated or renewed, on January 1, 2004.

      Allocations from Synetic to the Company were $230,000, $836,000, $562,000 and $747,000 for the period from Inception (December 24, 1996) through June 30, 1997, for the fiscal year ended June 30, 1998 and for the nine months ended March 31, 1998 and 1999, respectively. The allocation was calculated based on the estimated time the Synetic employees worked providing services to the Company.

Indemnification Agreement--

      The Company and Synetic will enter into an indemnification agreement, under the terms of which the Company will indemnify and hold harmless Synetic, on an after tax basis, with respect to any and all claims, losses, damages, liabilities, costs and expenses that arise from or are based on the operations of the business of the Company before or after the date of the consummation of the offering. Similarly, Synetic will indemnify and hold harmless the Company, on an after tax basis, with respect to any and all claims, losses, damages, liabilities, costs and expenses that arise from or are based on the operations of Synetic other than the business of the Company before or after the date of the consummation of the offering. With respect to the Merck litigation, this agreement provides that Synetic will bear both the actual costs of conducting the litigation and any monetary damages that may be awarded to Merck and Merck-Medco in the litigation. The Company will record any amounts funded by Synetic as a capital contribution. The agreement further provides that any damages awarded to the Company and Synetic in the litigation will be for the account of Synetic. Finally, the

                                CAREINSITE, INC.
                         (a Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

agreement provides that Synetic shall not be responsible for any losses suffered by CareInsite resulting from any equitable relief obtained by Merck-Medco against CareInsite, including, but not limited to, any lost profits, other losses, damages, liabilities, or costs or expenses arising from such equitable relief.

(7) Note Receivable:

      On March 24, 1998 Synetic loaned a privately held company ("Debtor") $2,000,000 under an 8% Senior Convertible Note due March 23, 1999 (the "Note"). In connection with the formation of the Company, Synetic assigned its rights under the Note to the Company. In January, 1999, Debtor was acquired by another privately held company ("Successor"). In connection with this acquisition, the Company elected to convert the Note into 291,952 shares of Successor's Series B Preferred Stock ("Preferred"). The Preferred is convertible into common stock
(i) at the Company's option any time after the anniversary date of issuance, and (ii) automatically immediately prior to an IPO of Successor. In 1999, the Successor filed a registration statement for an IPO. The Preferred is included in investments on the March 31, 1999 consolidated balance sheet.

(8) Commitments and Contingencies:

Legal Proceedings--

      On February 18, 1999, Merck & Co., Inc. and Merck-Medco Managed Care, L.L.C. filed a complaint in the Superior Court of New Jersey against the Company, Synetic, Martin J. Wygod, Chairman of the Company and Synetic, and three officers and/or directors of the Company and Synetic, Paul C. Suthern, Roger C. Holstein and Charles A. Mele. The plaintiffs assert that the Company, Synetic and the individual defendants are in violation of certain non-competition, non-solicitation and other agreements with Merck and Merck-Medco, and seek to enjoin the Company and them from conducting the Company's healthcare e-commerce business and from soliciting Merck-Medco's customers. The Synetic and Wygod agreements provide an expiration date of May 24, 1999. Mr. Suthern's, Mr. Mele's and Mr. Holstein's agreements expire in December 1999, March 2000 and September 2002, respectively.

      A hearing was held on March 22, 1999 on an application for preliminary injunction filed by Merck and Merck-Medco. On April 15, 1999, the Superior Court denied this application. The Company believes that Merck's and Merck-Medco's positions in relation to it and the individual defendants are without merit and the Company intends to vigorously defend the litigation. However, the outcome of complex litigation is uncertain and cannot be predicted at this time. Any unanticipated adverse result could have a material adverse effect on the Company's financial condition and results of operations.

      The Company has recorded $2,500,000 in litigation costs associated with the Merck and Merck-Medco litigation for the nine months ended March 31, 1999.

                                CAREINSITE, INC.
                         (a Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Leases--

      The Company leases office space and equipment under various noncancellable operating leases. Rental expense was $270,000 and $1,241,000 for the period from Inception (December 24, 1996) through June 30, 1997 and for the fiscal year ended June 30, 1998, respectively. The minimum aggregate rental commitments under noncancellable leases, excluding renewal options, are as follows (in thousands):

     Years ending June 30,
     ---------------------
       1999.............................................................. $1,270
       2000..............................................................  1,229
       2001..............................................................  1,207
       2002..............................................................    805
       Thereafter........................................................     --

(9) Subsequent Event

      On May 24, 1999, the Company completed the acquisition of Med-Link Technologies, Inc. ("Med-Link"), a provider of electronic data interchange services based in Somerset, New Jersey. Med-Link had net sales of approximately $3,076,000 for the twelve months ended December 31, 1998. The purchase price for the outstanding capital stock of Med-Link was $14,000,000 in cash. The acquisition will be accounted for using the purchase method of accounting.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Avicenna Systems Corporation:

      We have audited the accompanying statements of operations, changes in redeemable convertible preferred stock and stockholder's deficit and cash flows of Avicenna Systems Corporation (a Massachusetts corporation in the development stage) for the year ended December 31, 1995, for the period from January 1, 1996 through December 23, 1996 and for the period from inception (September 20, 1994) through December 23, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Avicenna Systems Corporation for the year ended December 31, 1995, for the period from January 1, 1996 through December 23, 1996 and for the period from inception (September 20, 1994) through December 23, 1996 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Roseland, New Jersey
February 22, 1999

                          AVICENNA SYSTEMS CORPORATION
                         (a Development Stage Company)
                             (Predecessor Business)

                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                               Cumulative from
                                                  Period from     Inception
                                                   January 1,  (September 20,
                                      Year Ended  1996 Through  1994) Through
                                     December 31, December 23,  December 23,
                                         1995         1996          1996
                                     ------------ ------------ ---------------
Revenue.............................    $  --       $    20        $    20
                                        -----       -------        -------
Operating expenses
  Research and development..........       86         1,161          1,263
  Sales and marketing...............       12         1,297          1,318
  General and administrative........       69           860            936
                                        -----       -------        -------
Total operating expenses............      167         3,318          3,517
                                        -----       -------        -------
Net loss............................    $(167)      $(3,298)       $(3,497)
                                        =====       =======        =======
Preferred stock dividends...........       --          (241)          (241)
                                        -----       -------        -------
Net loss applicable to common
 stockholder........................    $(167)      $(3,539)       $(3,738)
                                        =====       =======        =======
Net loss per share applicable to
 common stockholder --basic and
 diluted............................    $(.44)      $ (9.34)       $ (9.86)
                                        =====       =======        =======
Weighted average common shares
 outstanding -- basic and diluted...      379           379            379
                                        =====       =======        =======


        The accompanying notes are an integral part of these statements.

                          AVICENNA SYSTEMS CORPORATION
                         (a Development Stage Company)
                             (Predecessor Business)

                STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE
                   PREFERRED STOCK AND STOCKHOLDER'S DEFICIT
                                 (in thousands)

                         Redeemable Convertible
                            Preferred Stock                  Stockholder's Deficit
                         ------------------------  -----------------------------------------
                                                                                   Deficit
                                                    Common                       Accumulated
                                                     Stock            Additional During the      Total
                          Number of    Carrying     Number   Carrying  Paid-In   Development Stockholder's
                           Shares       Value      of Shares  Value    Capital      Stage       Deficit
                         -----------  -----------  --------- -------- ---------- ----------- -------------
Initial capitalization,
 September 20, 1994.....           --  $        --    379      $ 4       $--       $    (4)     $    --
Net loss................           --           --     --       --        --           (32)         (32)
                           ----------  -----------    ---      ---       ---       -------      -------
Balance, December 31,
 1994...................           --           --    379        4        --           (36)         (32)
Sales of Series A
 redeemable convertible
 preferred stock, net of
 issuance costs.........          450        1,350     --       --        --           (38)         (38)
Capital contributed in
 connection with
 repayment of
 stockholder loans......           --           --     --       --        32            --           32
Net loss................           --           --     --       --        --          (167)        (167)
                           ----------  -----------    ---      ---       ---       -------      -------
Balance, December 31,
 1995...................          450        1,350    379        4        32          (241)        (205)
Sales of Series A
 redeemable convertible
 preferred stock........          583        1,750     --       --        --            --           --
Preferred stock
 dividends..............           --          241     --       --        --          (241)        (241)
Net loss................           --           --     --       --        --        (3,298)      (3,298)
                           ----------  -----------    ---      ---       ---       -------      -------
Balance, December 23,
 1996...................        1,033  $     3,341    379      $ 4       $32       $(3,780)     $(3,744)
                           ==========  ===========    ===      ===       ===       =======      =======


        The accompanying notes are an integral part of these statements.

                          AVICENNA SYSTEMS CORPORATION
                         (a Development Stage Company)
                             (Predecessor Business)

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                               Cumulative From
                                              Period From         Inception
                                            January 1, 1996  (September 20, 1994)
                            Year Ended          Through            Through
                         December 31, 1995 December 23, 1996  December 23, 1996
                         ----------------- ----------------- --------------------
Cash flows from
 operating activities:
  Net loss.............       $ (167)           $(3,298)           $(3,497)
  Adjustments to
   reconcile net loss
   to net cash used in
   operating
   activities:
   Depreciation........            2                136                138
   Changes in current
    assets and
    liabilities
   Accounts payable....           --                496                507
   Accrued expenses....           45                 35                 80
   Accounts
    receivable.........           --                (84)               (84)
   Customer deposits...           --                 79                 79
   Other...............           (8)               (21)               (29)
                              ------            -------            -------
    Net cash used in
     operating
     activities........         (128)            (2,657)            (2,806)
                              ------            -------            -------
Cash flows used in
 investing activities:
  Purchase of property
   and equipment.......         (136)              (760)              (896)
  Increase in other
   assets..............          (11)               (99)              (110)
                              ------            -------            -------
   Net cash used in
    investing
    activities.........         (147)              (859)            (1,006)
                              ------            -------            -------
Cash flows from financ-
 ing activities:
  Proceeds from
   stockholder loans...          111                 --                132
  Payments of
   stockholder loans...         (100)                --               (100)
  Proceeds from
   issuance of 7%
   demand note.........           --              1,000              1,000
  Proceeds from sale of
   redeemable
   convertible
   preferred stock,
   net.................        1,312              1,750              3,062
                              ------            -------            -------
   Net cash provided by
    financing
    activities.........        1,323              2,750              4,094
                              ------            -------            -------
Net increase/(decrease)
 in cash and cash
 equivalents...........        1,048               (766)               282
Cash and cash
 equivalents, beginning
 of period.............           --              1,048                 --
                              ------            -------            -------
Cash and cash
 equivalents, end of
 period................       $1,048            $   282            $   282
                              ------            -------            -------
Supplemental Disclosure
 of Noncash Investing
 and Financing
 Activities:
  Contribution of loan
   payable to
   stockholder to
   capital.............       $   32            $    --            $    32
                              ======            =======            =======

        The accompanying notes are an integral part of these statements.

                         AVICENNA SYSTEMS CORPORATION
                         (a Development Stage Company)
                            (Predecessor Business)

                         NOTES TO FINANCIAL STATEMENTS

(1) Nature of Operations and Summary of Significant Accounting Policies:

The Company--

     Avicenna Systems Corporation (the "Company") was incorporated on September 20, 1994 to develop Internet technology based systems for healthcare organizations. Prior to December 15, 1995, the Company operated as an S Corporation for federal and state income tax purposes. On December 24, 1996, all of the outstanding equity and indebtedness (including employee stock options) of the Company were acquired by Synetic, Inc.

     The Company is in the development stage and is devoting substantially all of its efforts toward product research and development. The Company is subject to a number of risks similar to those of other development companies, including the development of commercially viable products, competition from substitute products and larger companies, and the ability to obtain adequate additional financing necessary to fund product development.

     The accompanying financial statements reflect the application of certain accounting practices as described in this note and elsewhere in the notes to the financial statements. Financial statements prepared in conformity with generally accepted accounting principles require the use of estimates. Actual results could vary from estimates.

Reclassifications--

     Certain reclassifications have been made to prior year amounts to conform to current year presentation.

Depreciation--

     The Company provides for depreciation by charges to operations in amounts that allocate the cost of property and equipment on a straight-line basis over their estimated useful lives of 3 years for computers and equipment and 5 years for furniture and fixtures.

Loan Payable to Stockholder--

     Through December 31, 1994, a stockholder of the Company advanced the Company approximately $21,000 for operating expenses incurred in 1994. During 1995, this stockholder advanced the Company an additional amount of approximately $111,000. These advances were non-interest-bearing. Upon the closing of the sale of the Series A redeemable convertible preferred stock, $100,000 of these advances was repaid, and the remaining balance of approximately $32,000 was contributed to capital.

Research and Development--

     The Company has evaluated the establishment of technological feasibility of its products in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed. All costs in the software development process which are classified as research and development are expensed as incurred until technological possibility has been established. The Company defines the technological feasibility as the completion of a working model. The time

                          AVICENNA SYSTEMS CORPORATION
                         (a Development Stage Company)
                             (Predecessor Business)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

period during which costs could be capitalized from the point of researching technological feasibility until the time of general product release is very short, and consequently, the amounts that could be capitalized are not material to the Company's financial position or results of operations. Therefore, the Company has charged all such costs to research and development in the period incurred.

Net Loss Per Share--

      Basic and diluted net loss per share is based on the average number of shares outstanding during the year. Diluted loss per share is the same as basic as the inclusion of common stock equivalents would be antidilutive.

Accounting for Stock-Based Compensation--

      The Company accounts for its stock-based employee compensation agreements in accordance with the provisions of Accounting Principles Board Opinion No. 25.

(2) Income Taxes:

      The Company provides for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the liability method specified by SFAS No. 109, a deferred tax asset or liability is determined based on the difference between the financial statement and the tax bases of assets and liabilities, as measured by the enacted tax rates assumed to be in effect when those differences reverse.

      Prior to December 15, 1995 the Company elected to be taxed as an S Corporation for federal and state income tax purposes.

      As of December 23, 1996 the Company had a net operating loss carryforward of approximately $1.2 million. A full valuation allowance has been recorded against the Company's deferred tax asset as of December 23, 1996, as the ultimate realization of this asset is not assured.

(3) Convertible Demand Notes:

      In October 1996, the Company entered into an agreement with the majority of the holders of the Series A Preferred Stock (the Purchasers) to sell to the Purchasers, on a pro rata basis and from time to time over a period of six months, up to $3,000,000 of the Company's Convertible Demand Notes (the Demand Notes). The interest rate for each of these notes is 7%. In conjunction with the issuance of each note, the Company has agreed to issue to each of the Purchasers a warrant to purchase additional Equity Securities. The aggregate exercise price of the warrant is equal to 25% of the principal amount of each note sold to the Purchasers. As of December 23, 1996, the Company has issued a total of $1,000,000 of Demand Notes with accompanying warrants. The warrants expire at the earliest to occur of (i) either the sale of the Company, (ii) the effective date of an initial public offering of any stock or security of the Company, or (iii) the third anniversary of the closing date of the Additional Sale.

(4) Redeemable Convertible Preferred Stock:

      The Company has 1,066,667 authorized shares of preferred stock, all of which have been designated as Series A Redeemable Convertible Preferred Stock (Series A Preferred Stock). The Company has reserved

                          AVICENNA SYSTEMS CORPORATION
                         (a Development Stage Company)
                             (Predecessor Business)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

1,066,667 shares of common stock related to the conversion of Series A Preferred Stock. On December 15, 1995 the Company sold 450,000 shares of Series A Preferred Stock for $3.00 per share. The issuance resulted in gross proceeds to the Company of $1,350,000. The holders of the Series A Preferred Stock were also given the right to purchase up to an additional 583,333 shares of Series A Preferred Stock. In February 1996, the Company issued an additional 15,000 shares of Series A Preferred Stock at $3.00 per share, and in June 1996 the Company issued an additional 568,334 shares of Series A Preferred Stock at $3.00 per share. These issuances resulted in gross proceeds to the Company of approximately $1,750,000. The rights, preferences and privileges of the holders of the Series A Preferred Stock are as follows:

Dividends--

      Each holder of Series A Preferred Stock is entitled to receive, when and if declared by the Board of Directors, quarterly dividends at the annual rate of $0.24 per share. These dividends, whether or not earned or declared, are cumulative. At December 23, 1996, total dividends in arrears were $240,900.

Conversion--

      Each share of Series A Preferred Stock is convertible at any time into common stock at the exchange rate in effect at the time of the conversion, currently a one-to-one exchange rate, and is subject to appropriate adjustments, as defined. In addition, any accumulated dividends are convertible into common stock at the then current conversion rate. Conversion is automatic upon the closing of a public stock offering of common stock in which the aggregate proceeds to the Company are at least $10,000,000 and the price per share is at least $15.00.

Voting--

      Each holder of Series A Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which such preferred stock is then currently convertible.

Liquidation--

      In the event of liquidation, the holders of the Series A Preferred Stock are entitled to receive a liquidation preference equal to $3.00 per share plus any amount of declared but unpaid dividends, including the cumulative dividends. Any remaining assets will be distributed on a pro rata basis among the holders of common stock, as defined.

Redemption--

      The Company is required to offer to redeem, on a pro rata basis, the shares of Series A Preferred Stock at the rate of 25% per annum beginning December 31, 2000 and on each succeeding anniversary date until all shares are redeemed, at the rate of $3.00 per share plus all declared but unpaid dividends, excluding the cumulative dividends. The redemption requirement is waived if less than 60% of the holders of Series A Preferred Stock accept the offer. If the Company has insufficient funds to redeem the shares at the redemption date, then the Company is required to use available funds at the end of each succeeding quarter or quarters to meet redemption requirements.

                          AVICENNA SYSTEMS CORPORATION
                         (a Development Stage Company)
                             (Predecessor Business)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


(5) Stockholder's Deficit:

Restricted Stock Agreement--

      The Company's founder and sole common stockholder and the holders of the Series A Preferred Stock have entered into a restricted stock agreement whereby the Company has the right to repurchase all of the founder's common stock unless certain length of employment conditions are met. The restriction provides that as of December 31, 1995, 25% of the shares have become unrestricted under the agreement. The lapsing of the restriction of an additional 25% occurred in June 1996, at the time of the second closing of the Series A Preferred Stock. The lapsing of the restriction will continue under the agreement at the rate of 3.125% per quarter for the next 16 quarters following December 31, 1995, unless employment is terminated for any reason. The lapsing of the restriction will accelerate by 75% of unrestricted shares in the event of a sale or merger of the Company involving a change of more than 50% of the Company's voting stock or a sale of substantially all of the Company's assets.

(6) Stock Options:

      In 1995, the Company adopted the 1995 Stock Option Plan (the 1995 Plan). Under the 1995 Plan, stock options, consisting of either incentive stock options or non qualified stock options, may be granted to directors, officers, employees and consultants of the Company to purchase shares of the Company's common stock at no less than the fair market value of the Company's common stock at the grant date. Options become exercisable at the rate of 25% per year on the anniversary date of the grant and generally expire 10 years from the date the option is granted. In the event of (i) a sale or merger of the Company involving a change of more than 50% of the voting stock, (ii) a sale of substantially all of the Company's assets, or (iii) a liquidation of the Company, as defined, unvested options shall be subject to accelerated vesting. Upon the occurrence of such an event, 75% of all unvested options shall immediately vest, provided that the Series A Preferred Stockholders receive a certain minimum rate of return on their investment, as defined. As of December 23, 1996, the Company had reserved 716,800 shares of common stock for issuance under its 1995 Plan. A summary of activity under the 1995 Plan is as follows:

                                                        Number of Exercise Price
                                                         Shares     Per Share
                                                        --------- --------------
     Balance, December 31, 1994........................       --      $  --
       Granted.........................................  106,176       0.30
                                                         -------
     Balance, December 31, 1995........................  106,176       0.30
       Granted.........................................  566,396       0.30
                                                         -------
     Balance, December 23, 1996........................  672,572       0.30
                                                         =======
     Exercisable, December 23, 1996....................   50,244      $0.30
                                                         =======

      The Company has elected to follow APB No. 25 in accounting for its employee stock options. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation costs been based on the fair value method of SFAS No. 123, the Company's net loss would have been $(181,000) for the year ended December 31, 1995 and $(3,580,000) for the period from January 1, 1996 through December 23, 1996 and basic and diluted net loss applicable to common stockholder would have been $(.48) for the year ended December 31, 1995 and $(9.45) for the period from January 1, 1996 through December 23, 1996.

                          AVICENNA SYSTEMS CORPORATION
                         (a Development Stage Company)
                             (Predecessor Business)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


      The pro forma results indicated above are not intended to be indicative of or a projection of future results.

      The fair value of each option grant is estimated on the date of grant by using the Black-Scholes Option Pricing model using the following weighted average assumptions: risk free interest rate of 6.5% and an expected option life (in years) of 5 years.

(7) Commitments:

      The Company began conducting its operations in leased facilities in 1996. The operating lease on this facility expires in January 1999. However, in October 1996, the Company entered into an operating lease for additional office space, and sublet its original leased facility in its entirety at full cost. The new lease expires in July 2001. The future minimum rental payments are approximately as follows:

                                                      Gross               Net
                                                     Minimum   Sublease Minimum
                                                      Rental    Income   Rental
                                                    ---------- -------- --------
     1997.......................................... $   66,000 $ 50,000 $ 16,000
     1998..........................................    251,000   54,000  197,000
     1999..........................................    201,000    4,000  197,000
     2000..........................................    197,000       --  197,000
     2001..........................................    197,000       --  197,000
     Thereafter....................................    115,000       --  115,000
                                                    ---------- -------- --------
                                                    $1,027,000 $108,000 $919,000
                                                    ========== ======== ========

                          INDEPENDENT AUDITORS' REPORT

To The Health Information Network Connection, LLC:

      We have audited the accompanying balance sheet of The Health Information Network Connection, LLC (the Company) (a development stage company) as of December 31, 1998, and the related statements of operations, members' deficits and cash flows for the year then ended and for the period from November 12, 1996 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Health Information Network Connection, LLC as of December 31, 1998 and the results of its operations and its cash flows for the year then ended and for the period from November 12, 1996 to December 31, 1998 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Melville, New York
February 26, 1999

                         THE HEALTH INFORMATION NETWORK
                                CONNECTION, LLC
                         (a Development Stage Company)

                               BALANCE SHEET

                               December
                               31, 1998
                              -----------
           Assets
Current assets:
  Cash and cash
   equivalents..............  $     5,122
  Due from Empire Blue Cross
   and Blue Shield..........       60,000
  Due from employees........        7,764
  Other assets..............        1,581
                              -----------
    Total current assets....       74,467
Property and equipment,
 net........................    2,769,822
Restricted cash.............      420,000
Organization costs, net of
 accumulated amortization of
 $43,187 at
 December 31, 1998..........       64,902
Security deposits...........      103,455
                              -----------
    Total assets............  $ 3,432,646
                              ===========
  Liabilities and Members'
           Deficit
Current liabilities:
  Accounts payable..........  $ 1,439,029
  Accrued expenses..........      267,993
  Current installments of
   obligations under capital
   leases...................      722,406
  Notes payable to members..    1,200,000
  Current portion of note
   payable to BRC...........       41,747
  Amount due to BRC.........       50,000
  Deferred revenue..........      846,750
                              -----------
    Total current
     liabilities............    4,567,925
Obligations under capital
 leases, net of current
 portion....................    1,657,869
Note payable to BRC, net of
 current portion............      458,253
Due to member -- HIP........      443,100
                              -----------
    Total liabilities.......    7,127,147
                              -----------
Commitments and
 contingencies
Members' deficit:
Members' capital
 contributed................    4,346,201
Deficit accumulated during
 the development stage......   (7,790,702)
                              -----------
                               (3,444,501)
  Less subscription
   receivables..............     (250,000)
                              -----------
    Total members' deficit..   (3,694,501)
                              -----------
    Total liabilities and
     members' deficit.......  $ 3,432,646
                              ===========

                See accompanying notes to financial statements.

                         THE HEALTH INFORMATION NETWORK
                                CONNECTION, LLC
                         (a Development Stage Company)

                            STATEMENTS OF OPERATIONS

                                                                   Cumulative
                                                                   period from
                                                                    inception
                                                     Year Ended   (November 12,
                                                      December      1996) to
                                                         31,      December 31,
                                                     -----------  -------------
                                                        1998          1998
                                                     -----------  -------------
Revenues:
  Consulting revenues from related party............ $        --   $    25,000
  Interest income...................................      23,055        46,700
  Other income......................................       6,535         6,535
                                                     -----------   -----------
    Total revenues..................................      29,590        78,235
Expenses:
  Salaries and employee benefits....................   1,607,739     2,162,247
  Technical costs -- BRC............................     427,184     1,122,831
  Professional fees.................................     302,041       470,911
  Sales and marketing...............................     166,901       307,802
  Software maintenance fees.........................     135,996       396,167
  General and administrative........................     835,612     1,317,552
  Interest..........................................     374,067       588,927
  Depreciation and amortization.....................   1,016,887     1,502,500
                                                     -----------   -----------
    Total expenses..................................   4,866,427     7,868,937
                                                     -----------   -----------
    Net loss........................................ $(4,836,837)  $(7,790,702)
                                                     ===========   ===========


                See accompanying notes to financial statements.

                         THE HEALTH INFORMATION NETWORK
                                CONNECTION, LLC
                         (a Development Stage Company)

                         STATEMENTS OF MEMBERS' DEFICIT

                                                         Deficit
                                                       Accumulated
                              Members'       Less        During
                               Capital   Subscription  Development
                             Contributed Receivables      Stage       Total
                             ----------- ------------  -----------  ----------
Balance at inception
 (November 12, 1996).......   $      --  $        --   $       --   $       --
Initial capital
 subscriptions due from
 members...................   3,750,000   (3,750,000)          --           --
Payment on subscriptions...          --      400,000           --      400,000
Net loss for the period
 from inception to December
 31, 1996..................          --           --      (54,762)     (54,762)
                              ---------  -----------   ----------   ----------
Balance at December 31,
 1996......................   3,750,000   (3,350,000)     (54,762)     345,238
Payment on subscriptions...          --    2,100,000           --    2,100,000
Capital contribution from
 GNYHA.....................      91,201           --           --       91,201
Net loss...................          --           --   (2,899,103)  (2,899,103)
                              ---------  -----------   ----------   ----------
Balance at December 31,
 1997......................   3,841,201   (1,250,000)  (2,953,865)    (362,664)
Payment on subscriptions...          --    1,000,000           --    1,000,000
Repurchase of BRC's
 membership interest.......    (500,000)          --           --     (500,000)
Capital contribution from
 members...................   1,005,000           --           --    1,005,000
Net loss...................          --           --   (4,836,837)  (4,836,837)
                              ---------  -----------   ----------   ----------
Balance at December 31,
 1998......................   4,346,201     (250,000)  (7,790,702)  (3,694,501)
                              =========  ===========   ==========   ==========


                 See accompanying notes to financial statements

                         THE HEALTH INFORMATION NETWORK
                                CONNECTION, LLC
                         (a Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                                                    Cumulative
                                                                    period from
                                                                     inception
                                                                   (November 12,
                                                      Year ended     1996) to
                                                     December 31,  December 31,
                                                         1998          1998
                                                     ------------  -------------
Cash flows from operating activities:
 Net loss........................................... $(4,836,837)   $(7,790,702)
 Adjustments to reconcile net loss to net cash used
  in operating activities:
 Depreciation and amortization......................   1,016,887      1,502,500
 Change in assets and liabilities:
  Due from BCBS.....................................     (60,000)       (60,000)
  Due from employees................................         578         (7,764)
  Other assets......................................      31,375       (105,036)
  Due to member--BRC................................    (479,933)        50,000
  Accounts payable and accrued expenses.............   1,364,137      1,707,022
  Deferred revenue..................................     636,750        846,750
                                                     -----------    -----------
   Net cash used in operating activities............  (2,327,043)    (3,857,230)
                                                     -----------    -----------
Cash flows from investing activities:
 Purchase of equipment..............................    (864,563)    (1,011,009)
 Organizational costs...............................          --       (108,089)
 Sale of short-term investment......................      20,716             --
                                                     -----------    -----------
   Net cash used in investing activities............    (843,847)    (1,119,098)
                                                     -----------    -----------
Cash flows from financing activities:
 Principal payments on capital lease obligations....    (531,250)      (837,851)
 Advance from member--HIP...........................      12,600        443,100
 Decrease (increase) in restricted cash.............       3,994       (420,000)
 Capital contributions and cash received from
  payment of subscriptions..........................   2,005,000      4,596,201
 Proceeds from (repayment of) notes payable.........   1,200,000      1,200,000
                                                     -----------    -----------
   Net cash provided by financing activities........   2,690,344      4,981,450
                                                     -----------    -----------
(Decrease) increase in cash and cash equivalents....    (480,546)         5,122
Cash and cash equivalents at beginning of period....     485,668             --
                                                     -----------    -----------
Cash and cash equivalents at end of period.......... $     5,122    $     5,122
                                                     ===========    ===========
Supplemental disclosures of cash flow information:
 Capital lease obligations incurred for the purchase
  of equipment...................................... $   807,611    $ 3,018,126
                                                     ===========    ===========
 Cash paid during period for interest............... $   329,115    $   541,475
                                                     ===========    ===========
 Repurchase of membership interest in exchange for
  note payable...................................... $   500,000    $   500,000
                                                     ===========    ===========

                See accompanying notes to financial statements.

                         THE HEALTH INFORMATION NETWORK
                                CONNECTION, LLC
                         (a Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies and Practices:

(a) Description of Business and Basis of Presentation

      The Health Information Network Connection, LLC ("THINC" or the "Company") was established as a New York Limited Liability Company (LLC) on November 12, 1996. THINC was organized for the development of a community health information network (CHIN) for the metropolitan New York, New Jersey and Connecticut region. THINC plans to provide software and technical support which will facilitate the exchange of healthcare information in the metropolitan New York area, allowing providers and payers to access their patients' clinical and insurance-related information through their desktop computers. It will allow hospitals, continuing care facilities, physicians, laboratories, and third party payers to exchange business and patient care data through a private electronic "intranet" system.

      THINC is a joint venture originally owned by the following institutions:
Greater New York Hospital Association (GNYHA), Group Health Incorporated (GHI), Health Insurance Plan of Greater New York (HIP), Empire Blue Cross and Blue Shield (BCBS), and BRC Health Care of Dallas, Texas (BRC) (until June 22,
1998). THINC had entered into a service agreement with BRC to provide technical personnel. On June 22, 1998, THINC and BRC agreed to terminate this agreement and THINC repurchased BRC's membership interest (note 2). As a limited liability corporation, the liability of each member is limited to the amount of each members' capital contribution.

      As of December 31, 1998, THINC has entered into software license and network services agreements with the following institutions: Beth Israel Medical Center, New York University Medical Center, New York Downtown Hospital, Hospital for Joint Diseases Orthopedic Institute, and Lenox Hill Hospital. During 1998, the Company received $636,750 from Beth Israel Medical Center pursuant to a software license and network services agreement. During 1997, the Company received $210,000 from the other institutions pursuant to the terms of the applicable agreements. Such amounts have been reflected as deferred revenue in the accompanying balance sheet. Such amounts will be recorded as revenue upon acceptance of the health care information systems by the institutions.

      The efforts of THINC during 1996 were devoted to financing organizational costs and developing a business and marketing plan. The focus of its efforts during 1997 and 1998 have shifted to establishing technical operations and building a client base. Since no revenue has been generated from THINC's planned principal operations, the accompanying financial statements are presented under the guidelines stipulated by the Financial Accounting Standards Board, Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises."

      The Company has suffered operating losses since inception and the Company's current liabilities exceeded total current assets by $4,493,458 at December 31, 1998. Management believes that as a result of its agreement with CareInsite, Inc. (note 9), the Company will have adequate working capital to continue its operations through at least January 1, 2000.

(b) Use of Estimates

      The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reports amounts of assets and liabilities

                         THE HEALTH INFORMATION NETWORK
                                CONNECTION, LLC
                         (a Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(c) Cash Equivalents

      THINC considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

      Cash equivalents of $420,000 at December 31, 1998 consist of certificates of deposit with an initial term of less than three months and is included in restricted cash in the accompanying balance sheet.

(d) Property and Equipment

      Property and equipment, including purchased software costs, are stated at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments.

      Depreciation of plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Plant and equipment held under capital leases and leasehold improvements are amortized straight line over the shorter of the lease term or the estimated useful life of the asset. THINC periodically reviews its long-lived assets to assess recoverability and to ensure the carrying values of such long-lived assets have not been impaired.

      All costs in the software development process which includes customization of the purchased networking software from HNV (note 2) are expensed as incurred until technological feasibility of the software product has been established. The Company defines technological feasibility as the completion of a working model. Through December 31, 1998, the Company has not completed or fully installed a working model and, accordingly, all development costs have been expensed and all funds received from the health care institutions to date have been deferred.

(e) Organization Costs

      Organizational costs consist of legal and other professional fees incurred to establish THINC as a New York limited liability company and are being amortized over five years on a straight line basis.

      In April 1998, the AICPA Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5). SOP 98-5 requires that costs incurred during start-up activities, including organization costs, be expensed as incurred. This statement is effective for annual financial statements issued for fiscal years beginning after December 15, 1998. The implementation of SOP 98-5 will result in the write-off of the unamortized balance of capitalized organizational costs, amounting to $64,902 in the first quarter of 1999.

(f) Income Taxes

      THINC has elected to be treated as a partnership for income tax purposes and as such the tax liability on all income earned or the tax benefit of operating losses accrue to the members as owners of THINC.

                         THE HEALTH INFORMATION NETWORK
                                CONNECTION, LLC
                         (a Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


(g) Revenue Recognition

      The Company recognizes revenue in accordance with Statement of Position 97-2, Software Revenue Recognition. Accordingly, revenue from the license of software will be recognized when the software is delivered, installed and accepted by the customer, the fee is fixed and determinable and collection of the resulting receivable is deemed probable. Software maintenance and network access fees will be deferred and recognized as revenue ratably over the term of the applicable contract. Service revenue and training fees are recognized when the services and training, respectively, are performed. Deferred revenue represents payments received upon signing of the software license and network services agreements but for which the software has not yet been accepted by the customer. Such amounts are subject to refund if the product is not ultimately accepted by the customer.

(h) Fair Value of Financial Instruments

      The fair value of the Company's capital lease obligations and note payable to BRC are estimated using discounted cash flow analyses, based upon the Company's estimated current incremental borrowing rate for similar types of securities. For all other financial instruments, the carrying value approximates fair value due to the short maturity applicable to such instruments.

(2) Members Equity Contributions:

      On November 19, 1996, GNYHA, GHI, HIP, BCBS and BRC each signed a subscription agreement with THINC to acquire 10 units of THINC at a purchase price of $75,000 per unit. The total purchase price of $750,000 for the 10 units was to be paid by each of the companies in accordance with their respective payment schedule included in the subscription agreement.

      During 1998, GNYHA, HIP, BCBS and BRC made payments of $250,000 each relating to their units subscriptions. In 1998, the Company and BRC agreed to terminate BRC's investment and involvement with THINC. As a result of the termination of the agreement with BRC, THINC signed a note payable to BRC in the amount of $500,000 in exchange for BRC's equity interest. In addition, THINC will make a payment to BRC of $125,000 not less than ten days prior to the time that THINC shall make any distribution or pay any dividend with respect to any membership units or any other equity interests issued by THINC or repurchase any membership units or other equity interest issued by THINC. If such payment is made in the future, it will be reflected as a reduction of additional paid-in capital.

      During 1998, the Board of Directors approved an additional $320,000 capital contribution from each member. During 1998, GNYHA, GHI, HIP and BCBS made payments of $45,000, $320,000, $320,000 and $320,000, respectively, relating to the additional capital contribution. As of December 31, 1998, the Company had a subscription receivable from GNYHA in the amount of $250,000. GNYHA also owes $275,000 in connection with the additional capital contribution approved in 1998.

      In connection with the investment by CareInsite as discussed in note 9, the THINC operating agreement was amended. The agreement provides for among other things that GNYHA will receive credits against future capital contributions to the extent THINC meets certain projections as to hospital revenue. In addition, the operating agreement was amended to eliminate units of interest and to state members' interest as a percentage of ownership. The description of the members' capital contribution in the balance sheets and statements of members' deficit have been revised to reflect this change.

                         THE HEALTH INFORMATION NETWORK
                                CONNECTION, LLC
                         (a Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


(3) Software Agreement:

      THINC entered into a five-year software license agreement with Health Network Ventures, Inc. (HNV) on November 29, 1996 to license the HNVnet software and use such software to create and maintain an on-line healthcare information exchange network in the THINC market region. The date of acceptance (as defined in the software license agreement) did not occur until March 1997. An initial fee of $200,000 was paid on November 29, 1996 and an additional $1,330,000 was paid upon acceptance in 1997. The cost of the software is being amortized over the life of the agreement. THINC also contracted for a five-year maintenance contract for a fee of $680,000, the first installment of $170,000 due on December 1, 1997, with subsequent installments of $170,000 each due on the anniversary date thereof. In addition to the fees stated above, THINC will pay HNV a specified fee per user based upon the terms as set forth in the software license agreement. The Company also paid $87,115 to HNV for a processing interface in 1997 and 1998, which has been recorded as purchased software costs.

(4) Property and Equipment:

      Property and equipment at December 31, 1998 are as follows:

                                                        Estimated
                                                       Useful Lives
                                                       ------------
     Office equipment.................................   3 years    $  196,573
     Computer equipment...............................   3 years     2,365,085
     Purchased software--HNV..........................   5 years     1,617,115
     Leasehold improvements...........................   3 years        50,361
                                                                    ----------
                                                                     4,229,134
     Less accumulated depreciation and amortization...              (1,459,312)
                                                                    ----------
                                                                    $2,769,822
                                                                    ==========

      Depreciation and amortization expense in 1998 was approximately $998,000. The unamortized cost of purchased software from HNV at December 31, 1998 was approximately $943,000.

(5) Note Payable to Members:

      GHI, BCBS and HIP loaned the Company $1,200,000 in the form of notes payable with original maturity dates of October 31, 1998 ($600,000) and January 30, 1999 ($600,000). Interest accrues at a rate of 8 1/2% per annum. At December 31, 1998, no repayments have been made.

(6) Long-Term Debt:

      Long-term debt at December 31, 1998 consists of the following:

     Notes payable(a)............................................... $  500,000
     Capital lease obligations(b)...................................  2,380,275
                                                                     ----------
                                                                      2,880,275
     Less current installments......................................    764,153
                                                                     ----------
                                                                     $2,116,122
                                                                     ==========

                         THE HEALTH INFORMATION NETWORK
                                CONNECTION, LLC
                         (a Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


  (a) On June 1, 1998, THINC issued a $500,000 note payable to BRC for the repurchase of 10 membership units, which represents repayment of its original investment in THINC. Principal payments and accrued interest are to be paid in 36 equal monthly installments of $17,005, with the first such installment being due on July 1, 1999 and additional installments being due and payable on the first of each month through June 1, 2002. Interest accrues at a rate of 8 1/2% per annum. Principal payments on the note payable to BRC for the next four years are as follows: $41,747 in 1999; $171,592 in 2000; $186,867 in 2001; and $99,764 in 2002. The carrying value of the note payable approximates fair value at December 31, 1998.

  (b) THINC entered into four capital lease agreements during 1998 and 1997 to finance the licensing of software packages and the purchase of computer equipment. The leases are for 36 months (three leases) and 60 months (one lease). The repayment of one lease with a balance of $1,483,820 at December 31, 1998 is guaranteed by the members of THINC.

      The effective interest rates on the above leases range from 6.4% to 12.6%. The estimated fair value of the Company's capital lease obligations was approximately $2,150,000 at December 31, 1998.

      At December 31, 1998, the gross amount of property, plant and equipment and related accumulated depreciation recorded under capital leases were as follows:

     Computer equipment............................................. $1,602,140
     Purchased software.............................................  1,530,000
     Office equipment...............................................     85,000
                                                                     ----------
                                                                      3,217,140
     Less accumulated amortization..................................   (567,124)
                                                                     ----------
                                                                     $2,650,016
                                                                     ==========

                         THE HEALTH INFORMATION NETWORK
                                CONNECTION, LLC
                         (a Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


      Future obligations under capital leases are as follows:

     Year ending                                                 Capital lease
     December 31,                                                 obligations
     ------------                                                -------------
     1999.......................................................  $  905,628
     2000.......................................................     905,628
     2001.......................................................     627,912
     2002.......................................................     306,282
                                                                  ----------
                                                                   2,745,450
     Less amount representing interest under capital lease
      obligations...............................................    (365,175)
                                                                  ----------
                                                                  $2,380,275
                                                                  ==========

(7) Related Party Transactions:

      At December 31, 1998, THINC owed BRC $50,000 as the result of a processing interface project performed by BRC and THINC on behalf of HIP in 1997. The total fee for the project was $75,000, the revenue from which was distributed 67% and 33% to BRC and THINC, respectively.

      BRC provided THINC with technology services and had entered into an eighteen month information technology service agreement with the Company dated February 6, 1997, which was terminated June 22, 1998 (note 1(a)).

      During 1998, the Company provided technical services to BCBS to develop a processor interface for which it billed BCBS $60,000 which was received in January 1999. This amount was offset by a charge for the same amount from HNV which provided the services under the contract with THINC.

      At December 31, 1998, THINC owes $443,100 to HIP. These funds were advanced by HIP to allow THINC to secure a letter of credit that enabled the Company to enter into certain capital lease transactions during 1997 (note 6). Such funds are reflected as restricted cash in the amount of $420,000 in the accompanying balance sheet as of December 31, 1998.

(8) Commitments:

      At December 31, 1998, THINC is obligated through the year 2000 under several noncancellable operating lease agreements for office space and office equipment. Rent expense in 1998 was approximately $328,000. The following is a schedule of future minimum lease payments:

     1999.............................................................. $335,388
     2000.............................................................. $150,507

(9) Subsequent Event and Contingency:

      In January 1999, Synetic Healthcare Communications, Inc, which was subsequently renamed CareInsite, Inc., (CareInsite), THINC, and the THINC founding members, entered into definitive agreements and consummated a transaction for a broad strategic alliance. Under this arrangement, among other things,

                         THE HEALTH INFORMATION NETWORK
                                CONNECTION, LLC
                         (a Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

CareInsite (i) acquired a 20% ownership interest in THINC in exchange for $1.5 million in cash and a warrant to purchase 81,081 shares of CareInsite common stock (subject to adjustment for certain events including the proposed stock split), (ii) agreed to provide senior working capital loans to THINC of up to $2.0 million and $1.5 million, (iii) entered into a Management Services Agreement with THINC pursuant to which CareInsite will manage all operations of THINC, including providing THINC with certain content and messaging services,
(iv) licensed to THINC content and messaging services for use over the THINC network and (v) entered into Clinical Transaction Agreements with each of Empire, GHI and HIP (the "THINC Payers") to provide online prescription and laboratory transaction services, subject to certain limitations. The working capital loans have due dates of July 1, 2001 for a $2.0 million working capital loan and July 1, 2002 for a $1.5 million working capital loan. Both working capital loans are contingent on the continuation of the Management Services Agreement.

      As part of this arrangement, THINC entered into Managed Care Transaction Contracts with each of the THINC Payers whereby the THINC Payers agreed to use the THINC network for their online medical claims submission, eligibility, benefit plan detail, roster distribution, remittance advice distribution, claims inquiry, referral/pre-certification and authorization, and encounter submission transactions.

      The warrant issued to THINC is exercisable 180 days following the occurrence of an initial public offering (IPO) of CareInsite's common stock or, if an IPO has not occurred, at the end of the term of the warrant. The exercise price of the warrant is the lesser of (i) the IPO price, if an IPO has occurred, and (ii) $200 per share (subject to adjustment for the proposed stock split). The warrant expires on January 1, 2006, subject to certain exceptions. The warrant and the shares of CareInsite's common stock issuable upon the exercise of the warrant are subject to certain restrictions on transfer.

      On February 18, 1999, Merck & Co., Inc. and Merck-Medco Managed Care, L.L.C. filed a complaint in the Superior Court of New Jersey against CareInsite and certain of its officers and directors. Plaintiffs assert that CareInsite and the individual defendants are in violation of certain non-competition, non-solicitation and other agreements with Merck and Merck-Medco, and seek to enjoin CareInsite and them from conducting CareInsite's healthcare e-commerce business and from soliciting Merck-Medco's customers. If CareInsite is unsuccessful in defending this litigation, the ability of CareInsite to provide services to THINC under the Management Services Agreement between CareInsite and THINC may be adversely impacted. Such a result could have a material adverse effect on THINC.

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Med-Link Technologies, Inc.:

      We have audited the accompanying balance sheet of Med-Link Technologies, Inc. (a Delaware corporation) as of December 31, 1998 and the related statements of operations and parent company's investment and advances and cash flows for the period from October 16, 1998 through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Med-Link Technologies, Inc. as of December 31, 1998 the results of its operations and cash flows for the period from October 16, 1998 through December 31, 1998 in conformity with generally accepted accounting principles.

                                                    Arthur Andersen LLP

Roseland, New Jersey

May 24, 1999

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Med-Link Technologies, Inc.:

      We have audited the accompanying balance sheets of Med-Link Technologies, Inc. (a Delaware corporation) as of December 31, 1997 and October 15, 1998, and the related statements of operations and parent company's investment and advances and cash flows for the years ended December 31, 1996 and 1997, and the period from January 1, 1998 through October 15, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Med-Link Technologies, Inc. as of December 31, 1997 and October 15, 1998, and the results of its operations and cash flows for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 through October 15, 1998 in conformity with generally accepted accounting principles.

                                                    Arthur Andersen LLP

Roseland, New Jersey

May 24, 1999

                        MED-LINK TECHNOLOGIES, INC.

                              BALANCE SHEETS

                                                                                  Predecessor                Successor
                                                                            ------------------------  -------------------------
                                                                            December 31, October 15,  December 31,   March 31,
                                                                                1997        1998          1998         1999
                                                                            ------------ -----------  ------------  -----------
                                                                                                                    (unaudited)
                                  ASSETS
CURRENT ASSETS:
  Cash.....................................................................  $  228,935  $  345,101   $   957,875   $   181,724
  Accounts receivable less allowance for doubtful accounts of $40,323,
   $23,769, $19,061 and $26,143, respectively..............................     574,359     487,451       484,480       595,469
  Prepaid expenses and other current assets................................      32,383      49,540        34,631        40,211
                                                                             ----------  ----------   -----------   -----------
    Total current assets...................................................     835,677     882,092     1,476,986       817,404
                                                                             ----------  ----------   -----------   -----------
PROPERTY AND EQUIPMENT:
  Leasehold improvements...................................................      52,566      56,721        30,759        49,868
  Office equipment.........................................................     773,536     862,295       422,185       435,688
  Furniture and fixtures...................................................     110,678     110,677        53,473        53,074
                                                                             ----------  ----------   -----------   -----------
                                                                                936,780   1,029,693       506,417       538,630
  Less--Accumulated depreciation...........................................    (422,976)   (586,811)      (33,838)      (77,373)
                                                                             ----------  ----------   -----------   -----------
                                                                                513,804     442,882       472,579       461,257
                                                                             ----------  ----------   -----------   -----------
GOODWILL AND OTHER INTANGIBLES ASSETS, net.................................     752,381     624,037    12,527,385    11,873,782
                                                                             ----------  ----------   -----------   -----------
OTHER ASSETS...............................................................      10,351      10,351        10,351        10,351
                                                                             ----------  ----------   -----------   -----------
    Total assets...........................................................  $2,112,213  $1,959,362   $14,487,301   $13,162,794
                                                                             ==========  ==========   ===========   ===========
         LIABILITIES AND PARENT COMPANY'S INVESTMENT AND ADVANCES
CURRENT LIABILITIES:
  Accrued expenses.........................................................  $  270,961  $  149,182   $   182,626   $   191,103
  Deferred income..........................................................      32,000      42,000        30,000         3,860
                                                                             ----------  ----------   -----------   -----------
    Total current liabilities..............................................     302,961     191,182       212,626       194,963
                                                                             ----------  ----------   -----------   -----------
PARENT COMPANY'S INVESTMENT AND ADVANCES...................................   1,809,252   1,768,180    14,274,675    12,967,831
                                                                             ----------  ----------   -----------   -----------
    Total liabilities and parent company's investment and advances.........  $2,112,213  $1,959,362   $14,487,301   $13,162,794

                  The accompanying notes are an integral part of these
            statements.

                        MED-LINK TECHNOLOGIES, INC.

   STATEMENTS OF OPERATIONS AND PARENT COMPANY'S INVESTMENT AND ADVANCES

                                                                Predecessor                 Successor   Predecessor   Successor
                                                    -------------------------------------  -----------  -----------  -----------
                                                                                           Period from
                                                                              Period from  October 16
                                                          Year Ended           January 1     through      Three Months Ended
                                                         December 31,           through     December     March 31, (unaudited)
                                                    ------------------------  October 15,      31,      ------------------------
                                                       1996         1997         1998         1998         1998         1999
                                                    -----------  -----------  -----------  -----------  -----------  -----------
NET REVENUE.....................................    $ 1,142,301  $ 2,171,134  $ 2,435,203  $   641,012  $   775,956  $   918,397
COSTS AND EXPENSES:
  Processing and service........................        882,391      967,343      701,858      195,155     210,200       188,816
  Salaries and benefits.........................      1,850,495    2,300,915    1,860,902      514,794     537,167       531,623
  Selling, general and administrative...........        655,565      859,464      708,522      689,428     254,316       848,758
  Interest expense..............................            --       111,683      218,090       63,518      69,732        73,297
                                                    -----------  -----------  -----------  -----------  ----------   -----------
                                                      3,388,451    4,239,405    3,489,372    1,462,895   1,071,415     1,642,494
                                                    -----------  -----------  -----------  -----------  ----------   -----------
    Net loss....................................     (2,246,150)  (2,068,271)  (1,054,169)    (821,883)   (295,459)     (724,097)
PARENT COMPANY'S INVESTMENTS AND ADVANCES,
 beginning of period............................      1,151,518    1,563,666    1,809,252    1,768,180   1,809,252    14,274,675
ADVANCES AND WITHDRAWALS........................      2,658,298    2,313,857    1,013,097      880,361     343,063      (582,747)
ADJUSTMENT TO REFLECT THE ACQUISITION OF SPS BY
 THE ASSOCIATES.................................            --           --           --    12,448,017         --            --
                                                    -----------  -----------  -----------  -----------  ----------   -----------
PARENT COMPANY'S INVESTMENT AND ADVANCES, end of
 period.........................................    $ 1,563,666   $1,809,252   $1,768,180  $14,274,675  $1,856,856   $12,967,831
                                                    ===========   ==========   ==========  ===========  ==========   ===========

     The accompanying notes are an integral part of these statements.

                        MED-LINK TECHNOLOGIES, INC.

                         STATEMENTS OF CASH FLOWS

                                      Predecessor                 Successor   Predecessor Successor
                          -------------------------------------  ------------ ----------- ---------
                                                    Period from  Period from
                                                     January 1    October 16   Three Months Ended
                               December 31,           through      through    March 31, (unaudited)
                          ------------------------  October 15,  December 31, ---------------------
                             1996         1997         1998          1998        1998       1999
                          -----------  -----------  -----------  ------------ ----------- ---------
Cash Flows From
 Operating Activities:
 Net loss...............  $(2,246,150) $(2,068,271) $(1,054,169)  $(821,883)   $(295,459) $(724,097)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities..
   Depreciation and
    amortization........      334,400      351,172      292,179     578,507       87,384    697,138
   Changes in assets and
    liabilities.........
     (Increase) decrease
      in accounts
      receivable........      (72,345)    (380,813)      86,908       2,971      (10,715)  (110,989)
     (Increase) decrease
      in prepaid and
      other current
      assets............      (30,070)       7,909      (17,157)     14,909       (8,660)    (5,580)
     Increase in other
      assets............      (26,195)          --           --          --           --         --
     Increase (decrease)
      in deferred
      income............       31,000        1,000       10,000     (12,000)     (32,000)   (26,140)
     (Decrease) increase
      in accrued
      expenses..........     (411,909)      83,537     (121,779)     33,444     (187,625)     8,477
                          -----------  -----------  -----------   ---------    ---------  ---------
      Total
       adjustments......     (175,119)      62,805      250,151     617,831     (151,616)   562,906
                          -----------  -----------  -----------   ---------    ---------  ---------
      Net cash used in
       operating
       activities.......   (2,421,269)  (2,005,466)    (804,018)   (204,052)    (447,075)  (161,191)
Cash Flows From
 Investing Activities--
 Purchase of property
 and equipment..........     (330,181)    (187,152)     (92,913)    (63,535)     (34,475)   (32,213)
Cash Flows From
 Financing Activities--
 Net changes in parent
 company's investment
 and advances...........    2,658,298    2,313,857    1,013,097     880,361      343,063   (582,747)
                          -----------  -----------  -----------   ---------    ---------  ---------
      Net (decrease)
       increase in
       cash.............      (93,152)     121,239      116,166     612,774     (138,487)  (776,151)
CASH, beginning of
 period.................      200,848      107,696      228,935     345,101      228,935    957,875
                          -----------  -----------  -----------   ---------    ---------  ---------
CASH, end of period.....  $   107,696  $   228,935  $   345,101   $ 957,875    $  90,448  $ 181,724
                          ===========  ===========  ===========   =========    =========  =========

     The accompanying notes are an integral part of these statements.

                        MED-LINK TECHNOLOGIES, INC.

                       NOTES TO FINANCIAL STATEMENTS

(1) Organization and Operations:

      Med-Link Technologies, Inc. (the Company) is a 100% owned subsidiary of SPS Payment Systems, Inc. ("SPS" or "Parent") which is a wholly owned subsidiary of SPS Transaction Services, Inc. ("SPST"). The Company operates in a single business segment and provides electronic data interchange services to healthcare providers and payers which automate their claims and other administrative transactions.

(2) Acquisition of the Parent and Basis of Presentation:

      On October 16, 1998, SPST and its wholly owned subsidiaries, including the Company, were acquired by Associates First Capital Corporation ("Associates"). Goodwill represents the excess of cost over the fair value of the net assets acquired that relates to the Company's business. Goodwill is being amortized using the straight-line method over five years.

      As a result of the acquisition, a new basis of accounting was established and financial statements prior to October 16, 1998 are presented as predecessor financial statements. The financial statements from October 16, 1998 are presented as successor financial statements.

      The following unaudited proforma information has been prepared assuming the acquisition occurred as of January 1, 1997. The proforma information is presented for informational purposes only and is not necessarily indicative of what would have occurred if the acquisition had been made on January 1, 1997. In addition, the proforma information is not intended to be a projection of future results.

                                                                 Period from
                                                 Year Ended    January 1, 1998
                                                December 31, through October 15,
                                                    1997            1998
                                                ------------ -------------------
                                                (unaudited)      (unaudited)
     Net revenues..............................  $2,171,134      $2,435,203
                                                 ==========      ==========
     Net loss..................................  $4,610,563      $3,066,817
                                                 ==========      ==========

(3) Significant Accounting Policies:

Interim Financial Information--

      Information as of March 31, 1999 and for the three months ended March 31, 1999 and 1998 is unaudited and has been prepared on the same basis as the audited financial statements and includes all adjustments, consisting only of normal recurring adjustments that management considers necessary for a fair presentation of the Company's financial position and operating results for such periods. Results for the three months ended March 31, 1999 are not necessarily indicative of results to be expected for the full fiscal year for any future period.

                        MED-LINK TECHNOLOGIES, INC.

Allowance for Doubtful Accounts--

      The following summarizes the allowance for doubtful accounts and the related activity.

                                                                      Predecessor                       Successor
                                                         ------------------------------------- ----------------------------
                                                         December 31, December 31, October 15, December 31,  March 31,
                                                             1996         1997        1998         1998        1999
                                                         ------------ ------------ ----------- ------------ -----------
                                                                                                            (unaudited)
Beginning balance.......................................   $43,368      $38,709      $40,323     $23,769      $19,061
Provision (credit) to expense...........................       --         1,614      (15,576)     (4,434)       8,216
Write-offs, net of recoveries...........................    (4,659)         --          (978)       (274)      (1,134)
                                                           -------      -------      -------     -------      -------
Ending balance..........................................   $38,709      $40,323      $23,769     $19,061      $26,143
                                                           =======      =======      =======     =======      =======

Property and Equipment--

      Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or term of the lease, whichever is shorter, in case of leasehold improvements. Expenditures for maintenance and repairs of minor items are charged to operations as incurred.

Goodwill and Other Intangible Assets--

      Prior to October 16, 1998, goodwill represented the cost in excess of the estimated fair value of net assets resulting from the 1995 acquisition of the Company by SPS (predecessor goodwill). In addition, prior to October 16, 1998, other intangible assets represented cost of non-compete agreements. The predecessor goodwill was being amortized on a straight-line basis over 10 years and non-compete agreements over five years.

      The goodwill resulting from the acquisition (Note 2) is being amortized on a straight-line basis over five years.

      Goodwill and other intangible assets consist of the following--

                                                                                  Predecessor               Successor
                                                                            ------------------------ ------------------------
                                                                            December 31, October 15, December 31,  March 31,
                                                                                1997        1998         1998        1999
                                                                            ------------ ----------- ------------ -----------
                                                                                                                  (unaudited)
Goodwill...................................................................  $ 721,188    $ 721,188  $13,072,054  $13,072,054
Non-compete agreements.....................................................    455,000      455,000          --           --
                                                                             ---------    ---------  -----------  -----------
                                                                             1,176,188    1,176,188   13,072,054   13,072,054
Accumulated amortization...................................................    423,807      552,151      544,669    1,198,272
                                                                             ---------    ---------  -----------  -----------
                                                                             $ 752,381    $ 624,037  $12,527,385  $11,873,782
                                                                             =========    =========  ===========  ===========

Long-lived Assets--

      Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of", requires, among other things, that an entity review its long lived assets for impairment whenever changes in circumstances indicate that a carrying amount of an asset may not be recoverable. Management does not believe that any such events or changes in circumstances have occurred.

                        MED-LINK TECHNOLOGIES, INC.

Accrued Expenses--

      Accrued expenses consists of the following--

                                                                                  Predecessor               Successor
                                                                            ------------------------ ------------------------
                                                                            December 31, October 15, December 31,  March 31,
                                                                                1997        1998         1998        1999
                                                                            ------------ ----------- ------------ -----------
                                                                                                                  (unaudited)
Payroll and other related expenses.........................................   $145,295    $ 80,553     $115,822    $ 32,640
Other......................................................................    125,666      68,629       66,804     158,463
                                                                              --------    --------     --------    --------
                                                                              $270,961    $149,182     $182,626    $191,103

Concentration of Risk--

      Financial instruments subject to credit risk are primarily trade accounts receivable. The Company had one customer that accounted for approximately 18% and 41% of net revenues in 1997 and 1998 and had $191,740 and $203,998 of outstanding accounts receivable from this customer as of December 31, 1997 and 1998, respectively. The Company had one customer that accounted for approximately 12% and two customers that accounted for approximately 11% each of net revenue in 1996. The related accounts receivables for these customers at December 31, 1996 were $19,407, $8,814 and $40,527, respectively.

Use of Estimates--

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Parent Company's Investment and Advances--

      Parent Company's investment and advances represent the original investment of SPS, intercompany notes and advances (see Note 4) and accumulated results of operations.

Revenue Recognition--

      The Company recognizes revenue in accordance with Statement of Position 97-2, Software Revenue Recognition. Accordingly, revenue from the license of software is recognized when the software is delivered, installed and accepted by the customer, the fee is fixed and determinable and collection of the resulting receivable is deemed probable. Software maintenance fees are deferred and recognized as revenue ratably over the term of the applicable contract. Service revenue is recognized when services are performed. Deferred revenue represents maintenance fees received for which the services have not yet been rendered.

Recently Issued Accounting Standards--

      In February 1998, Statement of Position (SOP) 98-1, "Accounting for Costs of Computer Software Developed or Purchased for Internal Use" was issued and is effective for fiscal years beginning after December 15, 1998. SOP 98-1 is not expected to have a material impact on the Company's financial position or results of operations.

                        MED-LINK TECHNOLOGIES, INC.

(4) Related Party Transaction--Borrowing Arrangement:

      On August 1, 1997, the Company and SPS entered into an agreement wherein SPS agreed to lend up to $7 million to the Company for business purposes at SPS's current borrowing rate. The balance outstanding under this agreement as of December 31, 1997, October 15, 1998, December 31, 1998 and March 31, 1999 was $4,842,718, $5,369,282, $6,224,643 and $5,641,896, respectively and has been included in parent company's investment and advances (see Note 3). The average interest rate was 5.76% in 1997 and 5.65% in 1998.

(5) Employee Benefit Plan:

      The Parent sponsors a retirement plan for the Company's employees. The Company contributes amount equal to 50% of employee contributions up to 6% of the employee's pay. The amount expensed for the Company match provision of the plan was approximately $10,299, $8,800, $7,600 and $1,200 for the years ended December 31, 1996 and 1997, the period January 1, 1998 through October 15, 1998 and the period October 16, 1998 through December 31, 1998, respectively.

(6) Income Taxes:

      The Company is included in the consolidated Federal income tax return of the Parent. The accompanying financial statements do not reflect deferred tax assets or liabilities as those amounts are being paid or received by the Parent. Such amounts have been included as part of the Parent company's investment and advances. Deferred tax assets and liabilities would reflect temporary differences between assets and liabilities for financial reporting purposes and income tax purposes as well as the benefits associated with net operating loss carry forwards. Such temporary differences are primarily attributable to depreciation, allowance for doubtful accounts and certain accrued expenses and have not been significant.

(7) Commitments and Contingencies:

Operating Lease--

      The Company is obligated under noncancellable operating leases for its office space, requiring minimum annual rental payment are as follows--

       Year ending December 31--
         1999......................................................... $138,845
         2000.........................................................  138,845
         2001.........................................................   34,711
                                                                       --------
                                                                       $312,401
                                                                       ========

      Rent expense was approximately $93,000, $129,000, $112,000 and $29,000 for the years ended December 31, 1996 and 1997, the period January 1, 1998 through October 15, 1998 and the period October 16, 1998 through December 31, 1998, respectively.

Development Agreement--

      In February 1999, the Company entered into a three year information technology development agreement with a third party vendor for production support of data translators and programming support for development projects. The agreement requires the Company pay a minimum of $39,000 a month for the related services, subject to early termination upon 90 days written notice, as defined.

                        MED-LINK TECHNOLOGIES, INC.

Litigation--

      In January 1999, the Company commenced litigation against former employees of the Company for violation of their employment and noncompetition agreements. These former employees subsequently filed a counterclaim against the Company alleging, among other things, wrongful termination. The Company, SPS and its legal counsel believe that the counterclaims are without merit and intend to vigorously defend the counterclaim. However, the ultimate outcome of this litigation is uncertain and cannot be predicted at this time. An unanticipated adverse result could have a material adverse effect on the Company's financial condition and results of operations. As part of its agreement to sell the Company to CareInsite, Inc. (See Note 8), SPS has agreed to hold the Company and CareInsite, Inc. harmless for any liabilities, costs and expenses relating to this litigation.

Year 2000--

      As the Year 2000 approaches, the Company recognizes the need to ensure its operations will not be adversely impacted by Year 2000 software failures. The Company is addressing this issue to ensure the availability and integrity of its financial systems and the reliability of operational systems. The Company has established processes for evaluating and managing the risks and costs associated with this problem. The Company has and will continue to make certain investments in the software systems and applications in an effort to ensure that it is Year 2000 compliant.

(8) Subsequent Event

      On May 24, 1999, the Company was acquired by CareInsite, Inc. for $14,000,000 in cash.

                             CAREINSITE, INC.

                  UNAUDITED PRO FORMA COMBINED CONDENSED

                     CONSOLIDATED FINANCIAL STATEMENTS

      In the table below, we attempt to illustrate the financial results that might have occurred if the acquisition (the "Acquisition") of Med-Link Technologies, Inc. ("Med-Link") by CareInsite, Inc. ("CareInsite") had been completed previously. Presented is the Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for the fiscal year ended June 30, 1998 and the nine months ended March 31, 1999 as if the Acquisition had been consummated at the beginning of the earliest period presented. Also presented is the Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet as of March 31, 1999 as if the Acquisition had been completed on March 31, 1999. These unaudited pro forma combined condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of CareInsite and Med-Link and related notes thereto included elsewhere in this prospectus and, with respect to CareInsite, the "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere in this prospectus for a more detailed explanation.

      It is important to remember that this information is hypothetical, and does not necessarily reflect the financial performance that would have actually resulted if the Acquisition had been completed on the dates assumed for the purpose of presenting this information. It is also important to remember that this information does not necessarily reflect future financial performance after the Acquisition.

                             CareInsite, Inc.

     Pro Forma Combined Condensed Consolidated Statement of Operations

                     For the Year Ended June 30, 1998

                                (unaudited)

                   (in thousands, except per share data)

                                                                       Pro
                                 CareInsite  Med-Link   Pro Forma     Forma
                                 Historical Historical Adjustments   Combined
                                 ---------- ---------- -----------   --------
Service revenue.................  $    --    $ 2,657                 $  2,657
Costs and expenses:
  Cost of services..............       --      3,208                    3,208
  Research and development......     4,762       --                     4,762
  Selling, general and
   administrative...............     5,620       893       1,356 (1)    7,797
                                                             (72)(2)
  Other income, net.............       (47)      251                      204
                                  --------   -------     -------     --------
    Total costs and expenses....    10,335     4,352       1,284       15,971
                                  --------   -------     -------     --------
Net loss........................  $(10,335)  $(1,695)    $(1,284)    $(13,314)
                                  ========   =======     =======     ========
Net loss per share--basic and
 diluted........................  $  (0.21)                          $  (0.27)
                                  ========                           ========
Weighted average shares
 outstanding--basic and
 diluted........................    50,063                             50,063
                                  ========                           ========

                             CareInsite, Inc.

     Pro Forma Combined Condensed Consolidated Statement of Operations

                 For the Nine Months Ended March 31, 1999

                                (unaudited)

                   (in thousands, except per share data)

                                 CareInsite  Med-Link   Pro Forma    Pro Forma
                                 Historical Historical Adjustments   Combined
                                 ---------- ---------- -----------   ---------
Service revenue:
  Service revenue (related
   party).......................  $    213   $   --                  $    213
  Service revenue...............       --      2,441                    2,441
                                  --------   -------     ------      --------
    Total service revenue.......       213     2,441        --          2,654

Cost and expenses:
  Cost of services (related
   party).......................       213       --                       213
  Cost of services..............       --      2,460                    2,460
  Research and development......     8,720       --                     8,720
  Selling, general and
   administrative...............     4,371     1,804      1,017 (1)     5,973
                                                         (1,219)(2)
  Litigation costs..............     2,500       --                     2,500
  Other income, net.............      (110)      215                      105
                                  --------   -------     ------      --------
    Total costs and expenses....    15,694     4,479       (202)       19,971
                                  --------   -------     ------      --------

Net loss........................  $(15,481)  $(2,038)    $  202      $(17,317)
                                  ========   =======     ======      ========

Net loss per share--basic and
 diluted........................  $  (0.29)                          $  (0.32)
                                  ========                           ========

Weighted average shares
 outstanding--basic and
 diluted........................    54,208                             54,208
                                  ========                           ========

                             CareInsite, Inc.

          Pro Forma Combined Condensed Consolidated Balance Sheet

                           as of March 31, 1999

                                (unaudited)

                              (in thousands)

                                  CareInsite  Med-Link   Pro Forma     Pro Forma
                                  Historical Historical Adjustments    Combined
                                  ---------- ---------- -----------    ---------
Assets:
Current Assets:
  Cash and cash equivalents......  $ 5,058    $   182                   $ 5,240
  Other current assets...........      554        636                     1,190
                                   -------    -------                   -------
    Total current assets.........    5,612        818                     6,430
                                   -------    -------                   -------
Property, plant and equipment,
 net.............................    2,263        461                     2,724
Capitalized software development
 costs...........................   31,330        --                     31,330
Other Assets:
  Intangible assets, net of
   amortization..................      --      11,874     (11,874)(3)    13,556
                                                           13,556 (4)
  Investments....................    4,668        --                      4,668
  Other assets...................       62         10                        72
                                   -------    -------    --------       -------
    Total other assets...........    4,730     11,884       1,682        18,296
                                   -------    -------    --------       -------
    Total Assets.................  $43,935    $13,163    $  1,682       $58,780
                                   =======    =======    ========       =======
Liabilities & Stockholder's
 Equity:
Current liabilities..............  $ 1,270    $   195    $    650 (5)   $ 2,115
Deferred income taxes............    1,415        --                      1,415
Stockholders' equity.............   41,250     12,968     (12,968)(6)    55,250
                                                           14,000 (7)
                                   -------    -------    --------       -------
    Total liabilities &
     stockholders' equity........  $43,935    $13,163    $  1,682       $58,780
                                   =======    =======    ========       =======

                             CareInsite, Inc.

            Notes to Pro Forma Combined Condensed Consolidated

                           Financial Statements

                                (unaudited)

      The Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations have been prepared to reflect the Acquisition as if the Acquisition occurred at the beginning of the period presented. The Acquisition has been accounted for under the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired is being amortized over periods of up to 10 years.

      The following is a summary of the adjustments reflected in the Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations:

    1. Represents the amortization of the excess of the purchase price over the net assets of Med-Link acquired.

    2. Represents the elimination of historical amortization of goodwill and other intangible assets of Med-Link.

      The Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet was prepared to reflect the Acquisition as of March 31, 1999.

      The following is a summary of the adjustments reflected in the Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet:

    3. Represents the elimination of Med-Link's historical goodwill.

    4. Represents the preliminary estimate of the excess purchase price over the net assets acquired as follows:

        Purchase price (including $650 of transaction expenses)........ $14,650
        Net tangible assets acquired ..................................   1,094
                                                                        -------
        Excess of purchase price over net tangible assets acquired..... $13,556
                                                                        =======

            The Company believes that the final determination of the allocation of the Med-Link purchase price will not vary materially from the preliminary estimate.

            The identifiable assets are being amortized over their estimated useful lives. Goodwill is being amortized over periods of up to 10 years.

            Subsequent to the Acquisition, the Company will review the carrying values assigned to goodwill to determine whether later events or circumstances have occurred that indicate that the balance of goodwill may be impaired. The Company's principal considerations in determining the impairment of goodwill include the strategic benefit to the Company of the particular business as measured by undiscounted current and expected future operating income and expected undiscounted future cash flows.

    5. Represents the amount of estimated costs for legal and accounting services and other expenses associated with the Acquisition.

    6. Represents the elimination of SPS's Investment in and advances to Med-Link, which include all amounts under borrowing arrangements with SPS.

    7. Represents parent capital contribution of the purchase price (excluding transaction costs).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                5,650,000 Shares

                                CareInsite, Inc.

                                  Common Stock

                               ----------------
                                   PROSPECTUS

                               ----------------

                              Merrill Lynch & Co.

                            Warburg Dillon Read LLC

                          Wit Capital Corporation

                                      , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      SEC registration fee.......................................... $   28,901
      NASD filing fee...............................................     10,896
      Nasdaq listing fee............................................     95,000
      Blue Sky fees and expenses....................................     10,000
      Printing and engraving expenses...............................    100,000
      Attorneys' fees and expenses..................................    400,000
      Accountants' fees and expenses................................    300,000
      Transfer agent's and registrar's fees and expenses............     10,000
      Miscellaneous.................................................     45,203
                                                                     ----------
          Total..................................................... $1,000,000
                                                                     ==========

     The amounts set forth above are estimates except for the SEC registration fee and the NASD filing fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the shareholders or disinterested directors that indemnification is proper because the indemnities has met the applicable standard of conduct.

     Article Eleven of the registrant's Certificate of Incorporation provides that no director of the registrant shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases; or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Certificate of Incorporation and By-Laws provide for indemnification of its directors and officers to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

     In addition, the Company maintains liability insurance for its directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

      The following information reflects sales by the registrant of unregistered securities within the past three years. The issuance by the registrant of the securities sold in the transactions referenced below were not registered under the Securities Act of 1933, as amended pursuant to Section 4(2) thereof, as such transactions did not involve a public offering.

      In January 1999, the registrant issued to The Health Information Network Connection LLC (i) a warrant (the "THINC Warrant") exercisable for 4,059,118 shares (after giving effect to the registrant's proposed 50.0625-for-1 stock split) of the registrant's common stock (subject to adjustment), representing approximately 6% of the registrant's common stock outstanding after giving effect to the exercise of the THINC Warrant and (ii) $1.5 million in cash, in exchange for a 20% ownership interest in THINC.

      In January 1999, the registrant issued to Cerner Corporation (i) 12,437,500 shares (after giving effect to the registrant's proposed 50.0625-for-1 stock split) of its common stock, representing 19.9% of its common stock outstanding after such issuance, and (ii) a warrant exercisable for a number of shares of common stock of the registrant equal to 19.9% of the shares issuable upon exercise of the THINC Warrant, each in consideration for Cerner Corporation entering into non-competition, marketing, license and master servicing and outsourcing agreements with the registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (a) Exhibits.

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
   1.1   Form of Underwriting Agreement.*

   3.1   Form of Amended and Restated Certificate of Incorporation of the
         Registrant.*

   3.2   By-laws of the Registrant.*

   4.1   Specimen Certificate representing Common Stock.

   5.1   Opinion of Shearman & Sterling as to the legality of the Common Stock.

  10.1   Agreement and Plan of Merger among Synetic, Inc., Synternet
         Acquisition Corp., a subsidiary of Synetic, Inc., Avicenna Systems
         Corp., and the individuals and entities listed on the signature pages thereof, dated as of December 23, 1996.**

  10.2   Agreement and Plan of Merger among Synetic, Inc., Synternet
         Acquisition Corp., CareAgents Inc. and the individuals listed on the signature pages thereof, dated as of January 23, 1997.**

  10.3   Subscription Agreement dated as of January 2, 1999 between Synetic
         Healthcare Communications, Inc. (since renamed CareInsite, Inc.
         ("CareInsite")), Synetic, Inc., Avicenna Systems Corporation and
         Cerner Corporation.**

  10.4   License Agreement dated as of January 2, 1999 between CareInsite and
         Cerner Corporation.**

  10.5   Stockholders' Agreement, dated as of January 2, 1999, among
         CareInsite, Synetic, Inc., Avicenna Systems Corporation and Cerner
         Corporation.**

  10.6   Non-Competition Agreement, dated as of January 2, 1999, among
         CareInsite, Synetic, Inc., Avicenna Systems Corporation and Cerner
         Corporation.**

  10.7 Marketing Agreement, dated as of January 2, 1999, between CareInsite and Cerner Corporation.**

  10.8   Clinical Transaction Agreement, dated as of January 1, 1999, between
         CareInsite and Empire Blue Cross and Blue Shield, Empire Healthchoice,
         Inc., Empire Healthchoice Assurance Inc. and Empire Health Plans
         Assurance, Inc.+**


 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
   10.9  Clinical Transaction Agreement, dated as of January 1, 1999, between
         CareInsite and Group Health Incorporated.+**

  10.10  Clinical Transaction Agreement, dated as of January 1, 1999, between
         CareInsite and Health Insurance Plans of Greater New York.+**

  10.11 Management Services Agreement, effective as of January 1, 1999, between CareInsite and The Health Information Network Connection LLC
         ("THINC").**

  10.12  Warrant dated as of January 1, 1999 (entitling THINC to purchase from
         CareInsite 81,081 shares of common stock).**

  10.13 Amended and Restated Operating Agreement, dated as of January 1, 1999, among The Health Information Network Connection LLC, Empire Blue Cross and Blue Shield, GNYHA Management Corporation, GroupHealth
         Incorporated, Health Insurance Plan of Greater New York and
         CareInsite.**

  10.14  Form of Tax-Sharing Agreement between the Registrant and Synetic,
         Inc.*

  10.15  Services Agreement, dated January 1, 1999, between the Registrant and
         Synetic, Inc.**

  10.16  Form of Indemnification Agreement between the Registrant and Synetic,
         Inc.*

  10.17  CareInsite, Inc. 1999 Employee Stock Option Plan.*

  10.18  CareInsite, Inc. 1999 Officer Stock Option Plan.*

  10.19  Employment Agreement dated as of January 23, 1997 between Synetic,
         Inc. and David M. Margulies.**

  10.20  Employment Agreement dated as of November 3, 1997 between Avicenna
         Systems Corp. and Paul M. Bernard.**

  10.21  Employment Agreement dated November 6, 1997 between Synetic, Inc. and
         Roger C. Holstein.**

  10.22  Software License Agreement, dated as of March 31, 1997, between
         Synetic, Inc. and Advanced Health Med-E-Systems Corporation.

  10.23 Exclusive Electronic Gateway and Network Services Agreement, dated as of May 16, 1999, between the Registrant and Medical Manager
         Corporation+*

  10.24  Employment Agreement dated February 1999 between Synetic, Inc. and
         James R. Love.*

  10.25  Employment Agreement dated May 26, 1998 between Synetic, Inc. and
         Richard S. Cohan.*

   23.1  Consent of Arthur Andersen LLP.

   23.2  Consent of Shearman & Sterling (included in its opinion in Exhibit
         5.1).

   23.3  Consent of Kegler, Brown, Hill & Ritter Co., L.P.A.

   23.4  Consent of KPMG LLP.

   24.1 Powers of Attorney (included on the signature page of this Registration Statement).**

   27.1 Financial Data Schedule for fiscal year ended June 30, 1998 (for SEC use only).**

   27.2  Financial Data Schedule for six months ended December 31, 1998 (for
         SEC use only).**

   27.3 Financial Data Schedule for nine months ended March 31, 1999 (for SEC use only).**

--------
 * To be filed by amendment.
** Previously filed.
 + Exhibits for which Registrant is seeking confidential treatment for certain portions. Confidential material has been redacted and has been separately filed with the Securities and Exchange Commission.

      (b) Financial Statement Schedules.

      The schedules have been omitted because of the absence of circumstances under which they would be required.

ITEM 17. UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Elmwood Park in the State of New Jersey on May 26, 1999.

                                          Careinsite, Inc.

                                                  /s/ Paul C. Suthern
                                          By: _________________________________
                                             Name: Paul C. Suthern
                                             Title: President and Chief
                                             Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Paul C. Suthern             Director and Principal        May 26, 1999
______________________________________  Executive Officer
           Paul C. Suthern

        /s/ James R. Love              Director and Principal        May 26, 1999
______________________________________  Financial and Accounting
            James R. Love               Officer

                   *                   Director                      May 26, 1999
______________________________________
          Roger C. Holstein

                   *                   Director                      May 26, 1999
______________________________________
          David M. Margulies

                   *                   Director                      May 26, 1999
______________________________________
           Charles A. Mele

                   *                   Director                      May 26, 1999
______________________________________
           Martin J. Wygod

     * /s/ David C. Amburgey           As Attorney-in-Fact           May 26, 1999
______________________________________
          David C. Amburgey